UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Sun Communities, Inc.
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2507

# Sun Communities, Inc. 2024 Proxy Statement

SUN

VISION
We are an inspired, engaged and collaborative team committed to providing extraordinary service to our residents, customers and each other.
CULTURE

Live the Golden Rule	Do the right thing	We over me

Treat others the way you want to be treated – we don’t just practice it, we live it. The exceptional experiences we deliver wouldn’t be possible without understanding our impact on others. We operate with respect, empathy and consideration at all times. It’s not a suggestion, it’s our moral obligation.	We choose honesty and integrity in all our actions, making the best, most educated decisions we can. Sometimes the right thing is the easy thing, or the popular thing. Other times it isn’t. We don’t get sidetracked when things go wrong, and we don’t shy away from doing what is right.	We work as a collaborative and collective unit. No one person operates alone, and we keep the wider team in mind when making decisions about individual work. We know we need each other to produce an unmatched experience for our residents and customers. What’s more, we trust each other enough to sacrifice our own goals for those of the team.

Nothing changes if nothing changes	Mindset is everything	Keep it simple

	Mindset is the guiding force behind all our actions. We can’t always decide what happens to us, but we can always decide how to handle it. Bad experiences don’t bring down our whole day. We learn, we grow and we become resilient. We are successful because we choose to be, every day and every step of the way.	Let’s not overcomplicate things. Can a clearer word explain your point? Use it. Can fewer steps streamline your work? Do it. We lead with what is most important, shedding complexity as we go. Simplicity isn’t effortless, but it does make things a bit easier.

We don’t sit still for long. We are constantly transforming both our industry and our company. That means we are open and flexible, using what works now to develop what works next. Even if it ain’t broke, we still make it better. Lots of folks will say it hasn’t been done – we say it hasn’t been done yet.

Be yourself & thrive

Inclusion, diversity, equity and accessibility are at the heart of who we are and what we do. Our biggest competitive advantage is the variety of individual perspectives we all bring to Sun. We support and celebrate what makes us unique, creating a space where all can succeed.

Dear Fellow Shareholders,
2023 marked our 30th year as a public company and we are incredibly proud of the best-in-class portfolio we have created and of the talented Sun team members who operate it. With 667 properties comprising nearly 180,000 developed sites and approximately 48,000 wet slips and dry storage spaces in the U.S., Canada and the United Kingdom ("UK"), we are the largest publicly traded owner-operator of manufactured housing ("MH") and recreational vehicle ("RV") communities, and marina properties. The compelling supply and demand fundamentals that underpin MH, RV and marinas, combined with Sun’s unmatched operational platform, generated another year of strong property-level results. On the demand side, the number of people needing quality, well-located, attainably priced housing, as well as the large number of RV and boat owners, represent a demand base that vastly exceeds the supply of available sites and slips. Meanwhile, there is very limited new supply due in part to zoning and other regulatory considerations.
These market conditions, combined with our high-quality properties and operational excellence, make our business highly resilient, a fact we have demonstrated by generating over 20 years of positive same-property NOI growth through economic cycles. We remain focused on our best-in-class portfolio and team, and simplifying our operations to position Sun for steady earnings growth.
Strong core NOI growth
During 2023, Sun achieved another year of strong property-level results, with total Same Property NOI increasing 7.3% over 2022, driven by a 6.2% increase in real property revenue and property expense growth of 4.2%. MH Same Property NOI, which represents roughly 53% of total Same Property NOI, grew 6.8% over the prior year. Same Property RV NOI represents 26% of total Same Property NOI and grew 4.8% during the year.
During 2023, MH and RV Same Property blended occupancy, which adjusts for the delivery and lease-up of expansion sites, increased by 230 basis points to end the year at 98.9%. The increase was largely driven by transient to annual RV site conversions of more than 2,100 sites. Since the start of 2020 when we began to strategically focus on transient-to-annual RV site conversions, we have completed nearly 7,000 conversions, representing a 24% increase in the number of annual sites. We expect to continue growing occupancy through additional transient site conversions and through select, accretive expansion activity.
Marina Same Property NOI increased by 11.7% during 2023, exceeding our expectations. Demand to access our unparalleled network of marinas remains strong, and at year end approximately 89% of our marinas had a wait list for at least one slip size.
In the UK, real property NOI was in line with our expectations, demonstrating the strong value proposition our holiday parks represent. The value of owning a holiday home in a Park Holidays property was demonstrated by the average resident tenure increasing to approximately eight years. Demand for UK home sales showed signs of stabilizing during the second half of the year. UK homes sales and margins were in line with our guidance, which reflected certain economic headwinds, including higher inflation and interest rates. Looking ahead to 2024, we anticipate the UK’s 2023 results represent a solid foundation from which to grow.
Sharpening our focus and simplifying our story
From 2010 through 2022, a large component of our growth was driven by acquisitions as we opportunistically purchased high-quality MH, RV and marina properties. With the benefit of our expanded portfolio, we have now shifted our strategy toward optimizing the value of our existing businesses through achieving strong rental rate growth and operating efficiencies. We remained disciplined in pursuing only the most strategic and synergistic new acquisition and expansion opportunities.

2024 Proxy Statement	1

To simplify our business and reduce leverage, we have made strong progress toward monetizing assets no longer deemed to be strategic. We resolved the UK note and we now have the experienced Park Holidays team managing all assets we own in the UK. We sold our investment in the common stock of Ingenia, an owner/operator of MH and RV communities in Australia, recycled capital out of our consumer loan receivables portfolio, divested our interest in Campspot, and meaningfully reduced the number of properties owned in joint ventures, using the proceeds to pay down debt. During the first two months of 2024, we reduced our floating rate debt exposure further with proceeds from a $500 million unsecured bond offering and from closing on the sale of two MH properties.
Advancing our ESG platform
Throughout 2023, we demonstrated our ongoing commitment to ESG through increases in learning & development hours, volunteerism and investor engagements. We expanded our environmental reporting to be inclusive of all material direct and indirect impacts from our operations. With these expansions, and our ESG priorities for 2024, we aim to set our carbon goal baseline in 2025.
2024 and beyond
As we move further into 2024, our primary goals are to continue simplifying our operations to harness the earnings power of our portfolio, and to continue strengthening our investment grade balance sheet. By remaining disciplined in pursuing new acquisitions and developments, further deleveraging, and maximizing the efficiency of our operating platform, we are confident in Sun’s strategic position to accelerate earnings growth in the coming years.
Thank you
As a valued member of the Sun community, we hope you share our pride in our many accomplishments, as well as our excitement for our continued achievement. Thank you for your continued support.
Sincerely,

Gary A. Shiffman Chairman, President and CEO	Clunet R. Lewis Lead Independent Director

2	Sun Communities, Inc.

Date and Time	Location	Record Date
Online Tuesday, May 14, 2024, 11:00 a.m. EDT	Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/SUI2024 (the "Annual Meeting Website")	Close of business March 18, 2024

Items of Business		Board Recommendation	For Further Details
1	Elect ten directors to serve until our 2025 annual meeting of shareholders and until their successors shall have been duly elected and qualified, or their earlier resignation or removal	FOR each director nominee	Page 20
2	Conduct a non-binding advisory vote on executive compensation	FOR	Page 52
3	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2024	FOR	Page 104
Consider any other business properly brought before the Annual Meeting.
Who Can Vote
If you were a holder of record of the Company’s common stock at the close of business on March 18, 2024 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting or any adjournments.
How to Cast Your Vote
YOUR VOTE IS IMPORTANT TO US. Please vote as promptly as possible.

Internet	Call	Mail
Before the Annual Meeting - www.proxyvote.com During the Annual Meeting - www.virtualshareholdermeeting.com/SUI2024	(800) 690-6903	Mail your proxy card or voter instruction form based on the instructions provided
Thank you for your interest in Sun Communities, Inc.
By Order of the Board of Directors
Fernando Castro-Caratini
Secretary

This Proxy Statement and our Annual Report to shareholders for the year ended December 31, 2023, are available at www.proxyvote.com.

2024 Proxy Statement	3

4	Sun Communities, Inc.

Board	Sun Communities, Inc. Board of Directors
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CNOI	Controllable Net Operating Income
CA Committee	Capital Allocation Committee of the Board
COO	Chief Operating Officer
Core FFO(1)	Core Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities
Core FFO(1) per Share	Core Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities Per Share Fully Diluted
DEI	Diversity, Equity and Inclusion
EBITDA(1)	Earnings Before Interest, Taxes, Depreciation and Amortization
EDT	Eastern Daylight Time
ERM	Enterprise Risk Management
ESG	Environmental, Social and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FFO(1)	Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities
GAAP	United States Generally Accepted Accounting Principles
G&A expense	General and administrative expense
GHG	Greenhouse gases
IDEA	Inclusion, Diversity, Equity and Accessibility
MH	Manufactured Housing
Nareit	National Association of Real Estate Investment Trusts
NCG Committee	Nominating and Corporate Governance Committee of the Board
NEO	Named Executive Officers identified in this Proxy Statement: Gary A. Shiffman, Fernando Castro-Caratini, Bruce D. Thelen, Marc Farrugia and Aaron Weiss
NOI(1)	Net Operating Income
NYSE	New York Stock Exchange
OP Unit	Unit representing an ownership interest in the Operating Partnership
Operating Partnership	Sun Communities Operating Limited Partnership
PEO	Principal Executive Officer identified in this Proxy Statement: Gary A. Shiffman
Recurring EBITDA(1)	Recurring Earnings Before Interest, Taxes, Depreciation and Amortization
REIT	Real Estate Investment Trust
Resident	Defined as resident in the U.S. and customer in the UK
RPS	Revenue Producing Site
RV	Recreational Vehicle
Same Property NOI(1)	Net Operating Income of properties that we have owned and operated continuously since January 1, 2022
TTM Recurring EBITDA(1)	Trailing 12 Months Recurring Earnings Before Interest, Taxes, Depreciation and Amortization
SEC	Securities and Exchange Commission
SHS	Sun Home Services, Inc.
TSR	Total Shareholder Return
UK	United Kingdom
U.S.	United States
(1)More detailed definitions of these terms are included in the Non-GAAP Financial Measures discussion in Appendix A, which also presents the reconciliation of these non-GAAP financial measures to GAAP measures.

2024 Proxy Statement	5

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6	Sun Communities, Inc.

Sun Communities, Inc. (NYSE: SUI) (the "Company", "Sun" or "SUI"), a Maryland corporation, and all wholly-owned or majority-owned and controlled subsidiaries, including Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”), Sun Home Services, Inc., a Michigan corporation (“SHS”), Safe Harbor Marinas, LLC, a Delaware limited liability company (“Safe Harbor”), and the entities through which we operate our holiday parks business in the UK (collectively, "Park Holidays") are referred to herein as the “Company,” “us,” “we” and “our.” We are a fully integrated REIT.
COMPANY OVERVIEW(1)

Sun Communities is the nation’s premier owner and operator of MH communities. Its subsidiary, Park Holidays, is the second largest owner and operator of MH communities (called holiday parks) in the UK.
	Sun Outdoors offers RV sites, vacation rentals, and tent camping with world-class amenities in the U.S. and Canada.	Safe Harbor is the largest and most diversified marina owner and operator in the U.S.

353 MH Communities	179 RV communities	135 Marinas 48,030 wet slips & dry storage spaces
118,430 MH sites	32,390 annual RV sites 28,490 transient RV sites
Property Count
667 properties in the
U.S., UK, and Canada

■	MH communities	■	Marinas
■	RV communities
Rental Revenue Breakdown(1)
The above data is as of December 31, 2023.
(1)Represents percentage of rental revenue from the leasing of sites, homes, wet slips, dry storage spaces and commercial leases and transient revenue.

2024 Proxy Statement	7

About Sun Communities
NOTE ON NON-GAAP MEASURES
This document includes information about certain non-GAAP supplemental performance measures that we use as key measures of the Company’s performance and for other purposes, such as to assist in determining the compensation of our NEOs. These non-GAAP measures include FFO, NOI and EBITDA, and derivations of such measures, including Core FFO, Core FFO per Share, Recurring EBITDA, Same Property NOI and TTM Recurring EBITDA. We believe these non-GAAP measures are appropriate given their wide use by and relevance to investors and analysts following the real estate industry. See Appendix A for more detail on these terms and reconciliations of these non-GAAP financial measures to GAAP measures.
2023 REVIEW
The strong Same Property NOI growth we generated across all segments in 2023 continued to demonstrate the resiliency of our best-in-class portfolio. Our 2023 Core FFO per Share of $7.10 was in-line with our expectations and, based on five-year and 10-year TSRs, our common stock outperformed many of the leading real estate and market indices. As importantly, during 2023 we completed transactions and capital recycling opportunities that simplified our operations and positioned our Company to deliver reliable earnings growth going forward.
Performance Highlights
Highlights of our performance during 2023 include:

$3.2 billion Total revenues for 2023, an increase of 8.6% from 2022	$7.10 Core FFO per Share for 2023	7.3% 2023 Same Property Combined NOI growth - MH, RV & Marina	6.8% MH 4.8% RV 11.7% Marina 2023 Same Property NOI growth

3,268 Revenue Producing Sites gained in 2023	94th percentile 10-year TSR among MSCI U.S. REIT Index (RMS)(1)	47.5% 5-year TSR vs. 44.5% & 42.9% for Dow Jones all Equity REIT & MSCI U.S. REIT (RMS) Indices(2)	323.1% 10-year TSR vs. 211.5% 10-year TSR S&P 500 Index(2)

$836.9 million in debt capital transactions, including $400 million senior unsecured notes	$582.3 million notional value in derivative instruments to reduce exposure to variable interest rates	Capital Recycling & De-leveraging Sold Ingenia shares Monetized a consumer loans portfolio	Business Simplification Reduced properties owned in joint ventures Divested interest in Campspot
(1)Source: KeyBanc “The Leaderboard,” December 29, 2023.
(2)Source: S&P Global as of December 31, 2023.

8	Sun Communities, Inc.

About Sun Communities
Financial Highlights
As a reflection of our performance and our ability to generate strong operating results, we have raised our dividend each year over the last five years. Concurrently, our Core FFO per Share has grown on average 10.2% over the same five years, despite high inflation and interest rates and tighter financial conditions.
Annual Dividend Per Share*
5.5% AVERAGE GROWTH
*As of December 31, 2023.
Core FFO Per Share*
10.2% AVERAGE GROWTH
ENVIRONMENT, SOCIAL AND GOVERNANCE HIGHLIGHTS
ESG Initiatives
We believe that ESG initiatives are a vital part of corporate responsibility and support our goal of increasing shareholder value. For additional information, please read our most recent ESG Report on our website at www.suninc.com/esg. The following pages highlight some of our 2023 achievements.
We are committed to sustainable business practices to benefit all stakeholders: our continuous engagement with our team members, residents and customers, shareholders and local communities is paramount to our success.
We continue to enhance our sustainability program through adopting necessary policies and procedures that advance us toward establishing a baseline for our long-term carbon reduction targets. We also will continue education and awareness campaigns for our team members, board and other vital stakeholders on key ESG considerations and solutions.

2024 Proxy Statement	9

About Sun Communities
ESG Highlights

Environmental	Social	Governance

ESG Reporting Framework Improvements vs. Prior Year: GRESB score: +3 points	Learning & Development Increased overall learning & development hours by 19.7% over 2022 hours	Investor Relations Participated in nearly 240 meetings with investors

Progress towards Carbon Reduction Goals Educated the team on the Carbon reduction project	Volunteering program Over 16,000 volunteer hours reported by our team members in 2023, a 73% increase over 2022	Board Composition 27% female 82% independent As of Record Date

Solar Project On-site renewable energy increased by 44% from 2022 to generate over 11,600 mwhs in 2023	Supply Chain Completed ESG assessments with 10 key suppliers	Enterprise Risk Management Committee Identifies, monitors and mitigates risks Information Security Management Committee Manages information security

Human Capital Matters
Human capital management is key to our success and focuses on DEI, employee retention and talent development practices. We are committed to building an equitable and inclusive culture that inspires and supports the growth of our employees, serves our communities and shapes a more sustainable business. The most significant measures and objectives that we focus on in managing our business and our related human capital initiatives include (i) our culture, (ii) our leadership, talent, training and development, (iii) pay equity, (iv) business integrity and (v) workplace health and safety.

Culture
We deliberately foster a growth culture that is grounded in our vision and culture statements. We are an inspired, engaged and collaborative team committed to providing extraordinary service to our residents, customers and team members. We embrace the following seven key behaviors that make our Company a great place to work:
•Live the Golden Rule: Treat others the way you want to be treated;
•Do the right thing;
•We over me;
•Nothing changes if nothing changes;
•Mindset is everything;
•Keep it simple; and
•Be yourself and thrive.

Leadership, Talent, Training and Development
We expect our leaders to be role models and lead in a way that enables our organization to achieve success. Our strategy is anchored in promoting the right internal talent and hiring the right external talent for career opportunities across our organization. We are focused on hiring and developing talent that mirrors the markets we serve, and investing in learning opportunities and capabilities that equip our workforce with the skills they need while improving engagement and retention.

10	Sun Communities, Inc.

About Sun Communities
•Our internal training program offers over 310 courses to our team members on a range of topics, including leadership, communication, inclusion and diversity, software and operations. Our internal training program has led to increased knowledge and accountability for daily operations and policies and procedures. In 2023, team members logged nearly 85,700 hours of training.
•We hold mandatory ongoing training sessions for all property management personnel to ensure that policies and procedures are executed effectively, professionally and consistently.
We are dedicated to attracting, developing and retaining our talent, focusing our efforts on ensuring that the returning seasonal team member pipeline remains robust each year and our annual talent management processes focus on the professional development of salaried team members. As of December 31, 2023, nearly 12% of our employees had over 10 years' tenure.
Our compensation philosophy, aimed to apply merit-based, equitable compensation practices, is designed to attract and retain top talent. For eligible team members, we offer competitive salary, health, welfare, retirement and pet insurance benefits, tuition reimbursement and rent / vacation discounts at our properties.

Inclusion, Diversity, Equity and Accessibility ("IDEA")

We prioritize recognizing and appreciating the diverse characteristics that make individuals unique in an atmosphere that promotes and celebrates individual and collective achievement. We believe it's not just about gender or race, but about being diverse in thoughts, life and work experiences. Our inclusive environment challenges, inspires, rewards and transforms our team to be the best. We do not tolerate harassing, discriminatory or retaliatory conduct, as such conduct is inconsistent with our policies, practices and philosophy. We continue to put our resources and energy into strategies and initiatives to create a more equitable work environment.
Workforce diversity: We believe we are a stronger organization when our workforce represents a diversity of ideas and experiences. We value and embrace diversity in our employee recruiting, hiring and development practices.
Training and Resources: We offer training and resources on diversity, equity and inclusion to our employees. Diversity education and training programs for our team focus on unconscious bias, gender identity and transitions, generational differences, religion in the workplace, and self-awareness and self-assessments.

2023 Workforce Diversity
40% were female
23% of our employees (excluding those in Canada and UK) were racially or ethnically diverse
44% were aged 50 years and older, with approximately 24% being aged 60 years and older

Pay Equity
We are committed to providing a total compensation package that is market-based, performance driven, fair and internally equitable. Our goal is to be competitive both within the general employment market as well as with our competitors in the real estate industry, with our strongest performers being paid more.
•Compensation for each position is determined by utilizing reliable third-party compensation surveys to obtain current market data. Additionally, position descriptions and compensation are routinely reviewed for market competitiveness.
•On an annual basis, the performance of all team members is evaluated and merit increases are allocated based on performance. This process ensures equitable performance review and corresponding pay practices that attract, retain and reward top talent.

Business Integrity
Our Code of Conduct and Business Ethics is grounded in our commitment to do the right thing. It serves as the foundation of our approach to ethics and compliance. Our anti-corruption compliance program is focused on conducting business in a fair, ethical and legal manner.

2024 Proxy Statement	11

About Sun Communities

Workplace Health And Safety
We actively seek opportunities to minimize health, safety and environmental risks to our team members, residents, and customers we serve in our communities by utilizing the following safe operating procedures and practices:
•As part of our commitment to safety, we oversee annual safety training programs for all employees to provide tools and safeguards for accident prevention. Our managers are responsible for ensuring that team members receive the appropriate training to perform their jobs safely;
•All team members participate in safety training during the onboarding process, and thereafter, team members in the field complete an annual safety training course; and
•We uphold a safe workplace by complying with safety and health laws and regulations, maintaining internal requirements and remediating risks. Senior leadership reviews safety concerns throughout the year on regular site visits, and we also conduct comprehensive safety inspections annually on a subset of properties on a rolling basis.
2023 NOTABLE ACCOLADES

Great Place To Work®

Certified

JUN 2023-JUN 2024

USA

™

TOP WORK PLACES

2023

Orlando Sentinel

Sun Communities is a 2023 Top Workplace!

We were certified a Great Place to Work by Great Place to Work® in 2023	We were named to Best Place to Work in Southeast Michigan by Crain’s Detroit	We were named Central Florida Top Workplace by the Orlando Sentinel in 2023	For the 13th consecutive year, we were named a Detroit Free Press Top Place to Work in 2023
Our people and culture agendas are also key priorities of the Board. Through the NCG Committee, the Board provides oversight of the Company’s policies and strategies relating to talent, leadership and culture, including diversity, equity and inclusion. See Role of the Board of Directors section on page 33 for information regarding the Board’s oversight of human capital.
Spotlight on Engaging Team Members in Volunteerism
We over me is one of Sun’s seven core culture statements, and we enjoy living it every day by using our time, talent and treasures to strengthen the communities in which we operate and live. We track the volunteer hours recorded by our team members each year as a tangible metric that quantifies how deep and wide the We over me culture has permeated our company. The 73% increase in reported volunteer hours by Sun team members in MH, RV and Marina locations in North America in 2023, was a testament to the success of Sun’s approach to empowering local teams and pairing them with the resources and leadership support to pursue volunteerism.
We attribute the recent increase in volunteer hours in part to the Sun Unity program. This program focuses on driving volunteerism across all levels of our Company, rather than from senior leadership, by creating and promoting peer-driven volunteer opportunities. Ambassadors work with local community members, nonprofits, and their regional leaders to identify the needs of their area and then determine how Sun can contribute its resources and people to create positive change.
Spotlight on Supplier ESG Assessment
During 2023, our ESG and Sourcing Teams piloted an assessment of our major suppliers’ ESG practices and commitments. The assessment included 10 key suppliers to our North American MH and RV properties. The assessments reviewed alignment to Sun’s Code of Vendor and Supplier Conduct and availability of potential ESG metrics from our supply chain. The assessment found that all 10 suppliers were in compliance with all elements of our Code of Vendor and Supplier Conduct, which includes policies governing human rights and labor practices as well as pursuing environmental best practices.
We intend to expand the assessment to additional key suppliers within our entire portfolio in 2024.

12	Sun Communities, Inc.

About Sun Communities
Commitment to ESG Disclosures
We are committed to expanding our disclosure of ESG information that is useful and relevant to stakeholders, in alignment with voluntary and emerging regulatory expectations.
Materiality
We utilize a dynamic risk assessment process throughout the year to identify, observe, and manage potential risks and hazards to our operations. We gather feedback from stakeholders, which includes team members, residents, investors, and local communities. This feedback is assessed to identify and prioritize issues.
These ESG issues are regularly reviewed with our executive leadership and ERM teams to promote the appropriate alignment and integration with our overall business strategies.

Environment	Social	Governance
Climate change: •Physical •Transition Resource Management: •Energy •Water •Waste •Land and coastal •Biodiversity	Talent Management •Labor practices •Recruitment •Retention •Engagement •IDEA •Learning and development •Safety and health Resident & Guests: •Affordable / attainable housing •Safety and health •Satisfaction	Board Executive Leadership Cybersecurity Stakeholders •Investors •Industry •Franchisee •Supply Chain

2024 Goals
ENVIRONMENTAL	SOCIAL	GOVERNANCE
•Complete calculations for GHG inventory to allow establishment of baseline for long-term goals
•Enhance the utilization of physical risk assessment data to ensure the alignment of short- and long-term resilience approaches
•Improve the assessment of biodiversity risks and opportunities to develop appropriate operational strategies
•Continue efforts towards retention of team members •Integrate our IDEA policies and processes as appropriate •Expand ESG Assessment for Marina and UK key suppliers
•Complete at least two voluntary framework reports
•Expand the breadth and depth regarding the level of expertise that our management and board have on core ESG topics
•Increase proactive outreach to investors surrounding ESG topics and concerns

To achieve these goals, we participate in a number of voluntary ESG frameworks and initiatives. In 2023 we submitted responses to the Global ESG Benchmark for Real Estate ("GRESB"), S&P Corporate Sustainability Assessment, CDP (formerly Carbon Disclosure Project) and UN Global Compact.

2024 Proxy Statement	13

This Proxy Statement contains information related to the 2024 annual meeting of shareholders (the “Annual Meeting”) of Sun Communities, Inc. The Annual Meeting will be conducted in a virtual meeting only format on Tuesday, May 14, 2024, at 11:00 a.m. EDT. Shareholders will be able to listen, vote, and submit questions from their home or any remote location with internet connectivity by logging in at www.virtualshareholdermeeting.com/SUI2024. Information on how to participate in this year’s meeting can be found on page 110.
On or about April 1, 2024, we began mailing a notice containing instructions on how to access these proxy materials to all shareholders of record at the close of business on the Record Date.
This summary highlights information contained elsewhere in the Proxy Statement. It does not contain all the information that you should consider. Please read the entire Proxy Statement carefully before voting.
PROPOSAL ROADMAP

1	Election of Ten Directors		The Board recommends a vote FOR each nominee for Director. See page 20.

At the Annual Meeting, ten directors will be elected. The NCG Committee evaluated each nominee in accordance with the committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the Board for approval.
The Board, acting upon the recommendation of the NCG Committee, has nominated for re-election to the Board, ten currently -serving directors.

Gary A. Shiffman Tonya Allen Meghan G. Baivier	Stephanie W. Bergeron Jeff T. Blau Jerome W. Ehlinger	Brian M. Hermelin Craig A. Leupold Clunet R. Lewis	Arthur A. Weiss

2	Non-Binding Advisory Vote on Executive Compensation	The Board recommends a vote FOR this proposal. See page 52.

Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2023 executive compensation programs and policies and the compensation paid to our NEOs listed in the Summary Compensation Table.
Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders, and is consistent with our commitment to high standards of corporate governance.

3	Ratification of Selection of Grant Thornton LLP	The Board recommends a vote FOR this proposal. See page 104.

The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. Grant Thornton LLP has audited our consolidated financial statements since 2003.

14	Sun Communities, Inc.

Proxy Summary
BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS
Current Directors

A	Audit Committee	N	NCG Committee	CA	Capital Allocation Committee	Chair
C	Compensation Committee	E	Executive Committee			Member
(1)Ronald A. Klein will not stand for re-election. He will continue to serve on the Board of Directors until the date of the Annual Meeting.

2024 Proxy Statement	15

Proxy Summary
Board Snapshot
Gender Diversity as of:

Record Date
Annual Meeting Date(1)
(1)Based on election of all nominees at the Annual Meeting.
Other Diversity as of Record Date:
Racial / Ethnic Diversity
Age
Tenure
Average tenure was
12 years as of the
Record Date

16	Sun Communities, Inc.

Proxy Summary
Governance Best Practices

Processes and Policies	Shareholder Engagement

The Board is responsible to our stakeholders for the oversight of the Company. It is also involved in guiding the strategic direction, objectives and risk management activities of the organization.
We believe in maintaining transparency and strong governance based on the highest ethical standards and have adopted the following strategies to achieve this goal:
•Our bylaws give shareholders the authority to amend our bylaws by the affirmative vote of a majority of all votes entitled to be cast on a particular matter
•We terminated our shareholder’s rights agreement (Poison Pill)
•82% of directors are independent
•All of our directors are elected annually
•Our Anti-Hedging Policy prohibits stock hedging by directors or executive officers
•We maintain a Code of Conduct and Business Ethics, and a Financial Code of Ethics for Senior Financial Officers
•We maintain an Executive Compensation Recovery (Clawback) Policy
•We adopted proxy access, which permits a shareholder (or group of no more than 20 shareholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years to nominate up to the greater of two directors or 20% of the number of directors currently serving on the Board and to cause the Company to include those nominee(s) in the Company’s proxy materials.

We engage with our shareholders and conduct shareholder outreach throughout the year. In 2023, key topics discussed with shareholders during outreach included:
Corporate Governance:
•Succession planning
•Diversity
•Board structure and refreshment
•Term limits and director tenure
•Capital Allocation Committee formation and charter
Executive compensation:
•Changes to executive compensation incentives
ESG:
•Completeness of our GHG inventory
•Renewable energy strategy and savings
Our Board receives a shareholder and investor update quarterly, at each regularly scheduled Board meeting.

2024 Proxy Statement	17

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
Philosophy and Objectives
Our executive officer compensation program supports our commitment to provide superior shareholder value. This program is designed to:
•Attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;
•Base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;
•Create a link between the performance of our stock and executive compensation; and
•Position executive compensation levels to be competitive with other similarly situated public companies, especially those in the real estate industry.
Elements of Compensation
The elements of 2023 executive compensation, as well as the compensation mix for our CEO, is shown below:

Element	CEO Compensation Mix	Form	Purpose

Base Salary		Cash	Base level of competitive cash to attract and retain executive talent.

Annual Incentive Award		Cash	Motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance.

Performance Restricted Stock Award		Equity	Increase our executive officers' personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders.

Time Restricted Stock Award		Equity

The above performance restricted stock award, representing 44.7% of total executive compensation, is calculated based on the grant date fair value of the 60% market award, which was measured using a Monte Carlo simulation in accordance with FASB ASC Topic 718.
The above time restricted stock award, representing 40.3% of total executive compensation, is calculated based on the grant date fair value of the 40% time award in accordance with FASB ASC Topic 718.

18	Sun Communities, Inc.

Proxy Summary
Compensation Best Practices

What We Do	What We Don't Do

•Pay for Performance: Majority of pay is performance based and not guaranteed.
•Clawback Policy: We maintain an Executive Compensation Recovery (Clawback) Policy that requires recovery of erroneously awarded compensation in the event of an accounting restatement due to material non-compliance with any financial reporting requirement under federal securities laws.
•Stock Ownership Guidelines: Executives must comply with stock ownership requirements (6x multiple of salary for Chairman and CEO; 4x multiple of salary for other executives).
•Annual Compensation Risk Review: Annually assess risk in compensation programs.
•Challenging Performance Objectives: Set challenging performance objectives for annual incentives.
•Double Trigger Change of Control Agreements: An executive is entitled to severance only if, within a specified period following a change of control, he or she is terminated without cause or resigns for good reason, or the successor company does not expressly assume his or her employment agreement.
•Use of Independent Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest.

•No Hedging: Directors and executive officers are prohibited from hedging their ownership of the Company's stock.
•Pledging: Directors and executive officers are prohibited from pledging any of the Company’s securities as collateral for indebtedness unless the NCG Committee has first reviewed and approved the terms of the pledge.
•No Excise Tax Gross Ups: The Company will not enter into any new agreements, or materially amend any existing employment agreements, with its executives that provide excise tax gross-ups in the event of a change of control of the Company.
•No Uncapped Bonuses: The Company places caps on maximum bonus payouts to executive officers.

Additional details about each of our executive officers can be found on pages 21 and 98-100.
Refer to the Compensation Discussion and Analysis section beginning on page 54 for additional information regarding our executive officer compensation program.

2024 Proxy Statement	19

SUMMARY
What Am I Voting On?
Ten directors will be elected at the Annual Meeting. The NCG Committee evaluated each nominee in accordance with the committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the Board for approval. Except for Jerome W. Ehlinger and Craig A. Leupold, who were appointed to serve as directors by the Board on February 15, 2024, through the Annual Meeting, all of the nominees were elected to the Board at the 2023 annual meeting. Each of the directors has served continuously from the date of his or her election or appointment to the present time.
Messrs. Ehlinger and Leupold were identified by the Company and appointed to the Board following constructive discussion the Company held with Land and Buildings Investment Management LLC, a shareholder of the Company, as part of a Board refreshment initiative. In addition, Ronald A. Klein will not stand for re-election. He will continue to serve on the Board of Directors until the date of the Annual Meeting, and one of the ten nominees, other than Mr. Ehlinger and Mr. Leupold, will resign or retire from the Board no later than December 31, 2024, as a result of the Board 's focus on refreshment.
The term of each of our directors expires at the Annual Meeting, and when his or her successor is duly elected and qualified or upon his or her earlier resignation or removal. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until our 2025 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. In the absence of directions to the contrary, proxies will be voted in favor of the election of the ten nominees named below.
Vote Required
A majority of the votes cast at the Annual Meeting is required for the election of each director. Abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Because broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of common stock to approve the election of any substitute nominee proposed by the Board.

The Board unanimously recommends that you vote “FOR” each of the ten nominees.

20	Sun Communities, Inc.

Proposal No. 1 – Election of Directors
NOMINEE BIOGRAPHICAL SUMMARY

Gary A. Shiffman Chairman, President and CEO, Sun Communities, Inc. Age: 69 Director since: 1993 Committee: Executive

Directorship Experience

•Director, Sun Communities, Inc.

Career Highlights and Qualifications

•Actively involved in the management, acquisition, rezoning, expansion, marketing, construction and development of MH and RV communities for over 30 years
•Extensive network of industry relationships developed over the past 30+ years
•Significant direct holdings through family-related interests in various real estate asset classes (office, multi-family, industrial, residential and retail)

Tonya Allen Director, Sun Communities, Inc. President of the McKnight Foundation Age: 51 Director since: 2021 Committee: NCG

Directorship Experience

•Chair Emeritus of the Board of Directors at Oakland University
•Chair Emeritus of the Council on Foundations
•Board Member, Alumni Association of the University of Michigan
•Board Member, Detroit Children's Fund
•Board Member, Greater MSP
•Board Member, Sagiliti

Career Highlights and Qualifications

•Institutional investment experience with public and private endowments, with large public and private equity holdings
•ESG leadership in climate and energy, diversity and inclusion, and education and workforce development
•Current Member of the General Motors Inclusion Advisory Board and serves or served as an advisor to Quicken Loans, CMS Energy, Huntington and PNC Banks, and DTE Energy regarding inclusion efforts
•Demonstrated track record of devising corporate responsibility strategies that have received national accolades and regulatory approvals
•Former President and CEO of The Skillman Foundation
•Fellowships with the German Marshall Fund, Aspen Institute and American Enterprise Institute
•Strategic impact lauded by Detroit News (Michiganian of the Year), Crain's Detroit Business (News Makers of the Year & 100 Most Influential Women), Chronicles of Philosophy (Five Innovators to Watch) and Twin Cities Business (Top 100)
•Masters in Public Health, Masters in Social Work and Bachelor’s in Sociology from the University of Michigan

2024 Proxy Statement	21

Proposal No. 1 – Election of Directors

Meghan G. Baivier Director, Sun Communities, Inc. President and COO of Easterly Government Properties, Inc. Age: 44 Director since: 2017 Committees: NCG Chair, Audit

Directorship Experience

•Sun Communities, Inc.

Career Highlights and Qualifications

•Served as Chief Financial Officer of Easterly Government Properties, Inc. from 2016 - 2023
•Financial advisory and capital markets transaction experience as former Vice President of Citigroup’s Real Estate and Lodging Investment Banking group
•Former Equity Research Associate with Chilton Investment Company and High Yield Research Associate at Fidelity Management
•MBA from Columbia Business School, awarded the prestigious Feldberg Fellowship and BA from Wellesley College

Stephanie W. Bergeron, CPA Director, Sun Communities, Inc. President and CEO of Bluepoint Partners, LLC Age: 70 Director since: 2007 Committees: Audit Chair, NCG

Directorship Experience

•Served on Henry Ford Health System Board of Trustees as member of the Finance and Audit Committees
•Served on Audit Committees of several publicly traded companies (including as chair) and a number of not-for-profit organizations

Career Highlights and Qualifications

•Financial consulting, accounting, treasury, investor relations and tax matters experience
•Former President and CEO of Walsh College and named President Emerita
•Former Senior Vice President - Corporate Financial Operations of The Goodyear Tire & Rubber Company
•Former Vice President and Assistant Treasurer of DaimlerChrysler Corporation
•Named one of Crain’s Detroit Business’ “Most Influential Women” in 1997 and in 2007
•BBA from the University of Michigan, MBA from the University of Detroit, licensed CPA in the state of Michigan

22	Sun Communities, Inc.

Proposal No. 1 – Election of Directors

Jeff T. Blau Director, Sun Communities, Inc. CEO and Partner of Related Companies L.P. Age: 55 Director since: 2023 Committee: Capital Allocation Chair

Directorship Experience

•Serves on the Board of Directors of Equinox Holdings, Inc.
•Chair of the Equity, Diversity and Inclusion Committee of the Board of the Real Estate Roundtable
•Chairman of energyRe, a clean energy development company
•Serves on the Board of multiple non-profit organizations, including Central Park Conservancy, the New York Partnership Fund, Robin Hood Foundation, Trinity School, Lincoln Center and The Mount Sinai Medical center

Career Highlights and Qualifications

•CEO of Related Companies, responsible for strategic direction, acquisitions, new development opportunities, and financing activities across all business platforms
•MBA from the Wharton School of the University of Pennsylvania, BBA from the University of Michigan
•Named to Crains New York’s New Influential list of 25 leaders reshaping New York

Jerome W. Ehlinger Director, Sun Communities, Inc. Retired real estate business manager, portfolio manager and Chief Investment Officer Age: 52 Director since: 2024

Directorship Experience

•Serves as an Advisory Board Member and Principal, VP, and Treasurer for AQ Acquisitions LLC

Career Highlights and Qualifications

•Served as Global Head and Chief Investment Officer of Public Real Estate Securities at Heitman Real Estate Investment Management
•Served as Managing Director and Head of Real Estate Securities, Americas, and U.S. Portfolio Manager for RREEF
•Served in various REIT research and investment management roles at Morgan Stanley Dean Witter
•Undergraduate degree from University of Wisconsin – Whitewater
•Master of Science in Finance, Investment, and Banking from the University of Wisconsin – Madison
•Chartered Financial Analyst

2024 Proxy Statement	23

Proposal No. 1 – Election of Directors

Brian M. Hermelin
Director, Sun Communities, Inc.
Co-founder and Managing Partner of Rockbridge Growth Equity Management LP
Co-founder and General Partner of Detroit Venture Partners, LLC

Age: 58
Director since: 2014
Committees: Compensation Chair, Audit, Capital Allocation

Directorship Experience

•Serves as Board Member, Compensation Committee member, and Chair of numerous private portfolio companies of Rockbridge Growth Equity Management LP
•Member of the Compensation Committee of Intersection Holdings
•Member of Audit Committee of Cranbrook Educational Community
•Former Audit Committee chair of a regional gaming company
•Former Chairman of Active Aero Group / USA Jet Airlines Inc.

Career Highlights and Qualifications

•Private equity and venture capital experience focusing on companies in the business services, financial services, sports, media and entertainment and consumer direct marketing industries
•Former CEO of Active Aero Group / USA Jet Airlines Inc.
•MBA from the Wharton School at the University of Pennsylvania, BBA from the University of Michigan

Craig A. Leupold Director, Sun Communities, Inc. CEO, GSI Capital Advisors. Age: 61 Director since: 2024 Committee: Capital Allocation

Directorship Experience

•Served on the Board of Directors of American Campus Communities Inc.

Career Highlights and Qualifications

•CEO of GSI Capital Advisors, an investment manager with expertise in publicly traded real estate securities
•Spent 27 years at Green Street Advisors, the last twelve of which as the firm's CEO, guiding its strategic direction and overseeing its client relationships and interactions
•Undergraduate degree from the University of California – San Diego
•MBA in Finance and Real Estate from Columbia University

24	Sun Communities, Inc.

Proposal No. 1 – Election of Directors

Clunet R. Lewis Lead Independent Director, Sun Communities, Inc. Retired attorney and businessman Age: 77 Director since: 1993 Committees: Audit, Compensation

Directorship Experience

•Served as a Board Member, General Counsel, CFO, President and Managing Director of other public and private companies

Career Highlights and Qualifications

•Retired commercial lawyer specializing in mergers and acquisitions, debt financings, issuances of equity and debt securities and corporate governance and control issues
•Former CFO and General Counsel at Eltrax Systems, Inc.
•Extensive experience working with independent auditors and the SEC

Arthur A. Weiss Director, Sun Communities, Inc. Partner and member of Executive Committee, Taft Stettinius & Hollister LLP Age: 75 Director since: 1996 Committee: Executive

Directorship Experience

•Former Director of TCF Financial Corporation (Chairman of the Compensation Committee, member of the Credit Administration Committee and TCF Strategic Committee)
•Director of several closely held companies in the real estate, technology and banking industries
•Director and officer of a number of closely held public and private nonprofit corporations, including the Detroit Symphony Orchestra (Executive Committee Member, Treasurer and Board Member)
•Jewish Federation & United Jewish Foundation of Metropolitan Detroit Financial and Best Business Practice Committees member

Career Highlights and Qualifications

•Practices law in the areas of business planning, mergers and acquisitions, taxation, estate planning and real estate
•MBA in Finance and a post graduate LLM degree from New York University in Taxation
•Previously recognized as one of the nation’s Top 100 Attorneys by Worth magazine and has been chosen over the last ten years as one of the Super Lawyers
•Former Adjunct Professor of Law at Wayne State University and the University of Detroit

Relationship to Aaron Weiss

Aaron Weiss, our Executive Vice President of Corporate Strategy and Business Development, is Arthur A. Weiss' son.

2024 Proxy Statement	25

Proposal No. 1 – Election of Directors
BOARD COMPOSITION AND REFRESHMENT
Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of qualifications, experience and skills, introduce fresh perspectives, and broaden and diversify the view and expertise represented on the Board. As a result of our refreshment, Mr. Ronald A. Klein is not standing for re-election, the Company appointed two new directors to the Board in early 2024, and one of the ten nominees, other than Mr. Ehlinger and Mr. Leupold, will resign or retire from the Board no later than December 31, 2024.

26	Sun Communities, Inc.

Proposal No. 1 – Election of Directors
QUALIFICATIONS, EXPERTISE AND ATTRIBUTES
In addition to each director’s qualifications, experience and skills outlined above and the minimum Board qualifications set forth below under “Consideration of Director Nominees,” our NCG Committee looked for certain attributes in each director and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each director should serve on our Board. The NCG Committee does not require that each director possess all of these attributes but rather that the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. These attributes include: (a) significant leadership skills as a CEO and / or relevant Board Member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, (f) legal or regulatory experience, (g) capital markets experience, (h) marketing and / or investor relations experience, (i) executive leadership and talent development experience, (j) corporate governance experience and (k) experience in ESG initiatives and implementation.

Skills and Qualifications	Shiffman	Allen	Baivier	Bergeron	Blau	Ehlinger	Hermelin	Leupold	Lewis	Weiss
Board and Executive Experience is critical to our Board’s role in overseeing the risks facing the Company, and provides essential comparison points for operations and governance
Real Estate Industry is helpful for understanding the Company’s strengths and challenges specific to the REIT and real estate industries
Mergers and Acquisitions is critical in overseeing and providing insights on the Company’s acquisition activities
Property Operations Is valuable in understanding and overseeing management of the Company’s properties
Financial Expertise and / or Literacy is valuable in understanding and overseeing the Company’s financial reporting and internal controls
Legal / Regulatory is relevant for ensuring oversight of management’s compliance with the SEC, the NYSE and other regulatory requirements
Capital Markets is valuable in understanding how capital markets work and overseeing the Company’s capital raising efforts
Marketing / Investor Relations is relevant in overseeing how the Company manages communication between corporate management and its investors

2024 Proxy Statement	27

Proposal No. 1 – Election of Directors

Skills and Qualifications	Shiffman	Allen	Baivier	Bergeron	Blau	Ehlinger	Hermelin	Leupold	Lewis	Weiss
Executive Leadership and Talent Development is valuable in helping the Company attract, motivate and retain high-performing employees
Corporate Governance Is critical in overseeing the structure of rules, practices and processes used to direct and manage our Company
ESG Is valuable in overseeing the Company's ESG initiatives

Gender Racial and Ethnic Diversity	Shiffman	Allen	Baivier	Bergeron	Blau	Ehlinger	Hermelin	Leupold	Lewis	Weiss
Gender Diversity
Racial / Ethnic Diversity

28	Sun Communities, Inc.

Proposal No. 1 – Election of Directors
CONSIDERATION OF DIRECTOR NOMINEES
Board Membership Criteria
The Board has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended director nominee for a position on the Board:
•the candidate must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;
•the candidate must be highly accomplished in his or her field, with superior credentials and recognition;
•the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;
•the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve; and
•the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our shareholders.
In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:
•a majority of the Board shall be “independent” as defined by the NYSE rules;
•each of its Audit, Compensation, and NCG Committees shall be comprised entirely of independent directors; and
•at least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
When the NCG Committee identifies qualified candidates and recommends director nominees to serve on the Board, the NCG Committee considers whether the Board has an adequate distribution and representation of relevant skills, backgrounds and experience. In addition to professional accomplishments and expertise, the Board may consider diversity of background, experience and thought in evaluating and recommending qualified candidates to serve on the Board. The NCG Committee and the Board believe that diversity (including diversity of gender, race and ethnicity) is highly important because a variety of ideas and points of view can contribute to more effective decision-making.
The NCG Committee may solicit recommendations for director nominees from non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a shareholder in compliance with the NCG Committee’s procedures, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In evaluating proposed director candidates, the NCG Committee considers the following qualifications that it believes nominees should have:
•proven real estate and / or REIT experience;
•track record of strong management and leadership capabilities at a successful organization;
•sufficient time to devote to Board responsibilities; and
•independence from the Company and its current directors and employees.
When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

2024 Proxy Statement	29

Proposal No. 1 – Election of Directors
Shareholder Proposals and Director Nominations for 2025 Annual Meeting of Shareholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Shareholder proposals that are intended to be presented at our 2025 annual meeting and included in our proxy materials for such a meeting must comply with the procedural and other requirements set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Secretary at our principal executive offices no later than December 2, 2024, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement was released to shareholders in connection with the Annual Meeting. If we change the date of the 2025 annual meeting by more than 30 days from the date of the Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2025 annual meeting.
Under the proxy access provisions of our bylaws, a shareholder (or group of no more than 20 shareholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years may nominate up to the greater of two directors or 20% of the number of directors currently serving on the Board and cause the Company to include those nominee(s) in the Company’s proxy materials, but only if the shareholder (or group) and nominee(s) satisfy the requirements set forth in Section 17 of the Company’s bylaws. Any shareholder (or group) intending to use these procedures to nominate a candidate for election to the Board for inclusion in the Company’s 2025 proxy statement must satisfy the requirements specified in our bylaws, including providing the required notice of proxy access nomination to our corporate Secretary.
With regard to the 2025 annual meeting, the notice must be received no earlier than the close of business on November 2, 2024, and no later than the close of business on December 2, 2024. The notice must include the information specified in our bylaws, including information concerning the nominee and information about the shareholder’s ownership of and agreements related to our stock. If the 2025 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the Annual Meeting, the notice must be delivered not earlier than the close of business on the 150th day prior to the 2025 annual meeting and not later than the close of business on the later of: (i) the 120th day prior to the 2025 annual meeting; or (ii) the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made by the Company. See Section 17 of the Company’s bylaws for additional information on proxy access.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.
A shareholder who wishes to nominate one or more persons for election to our Board of Directors at the 2025 annual meeting of shareholders or to present a proposal at the 2025 annual meeting of shareholders, but whose shareholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary at our principal executive offices not earlier than January 14, 2025 (the 120th day prior to the first anniversary of the Annual Meeting), nor later than 5:00 p.m. Eastern Time on February 13, 2025 (the 90th day prior to the first anniversary of the Annual Meeting); provided, however, that in the event that the date of the 2025 annual meeting of shareholders is advanced or delayed by more than 30 days from the first anniversary of the Annual Meeting, in order for notice by the shareholder to be timely, such notice must be so delivered no earlier than the 120th day prior to the date of the 2025 annual meeting of shareholders and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of the 2025 Annual Meeting of shareholders, or, if the first public announcement of the date of the 2025 annual meeting is less than 100 days prior to the date of the 2025 annual meeting, the 10th day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of the 2025 annual meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as described above.
The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the NCG Committee. All shareholder recommendations for director candidates must include the following information:
•the shareholder’s name, address, number of shares owned, length of period held and proof of ownership;
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;
•a description of all arrangements or understandings between the shareholder and the proposed director candidate;
•the consent of the proposed director candidate to (1) be named in the proxy statement relating to our annual meeting of shareholders and (2) serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

30	Sun Communities, Inc.

Proposal No. 1 – Election of Directors
Shareholder proposals must be in writing and should be addressed to the Company's Corporate Secretary at our principal executive offices at 27777 Franklin Road, Suite 300, Southfield, MI 48034. It is recommended that shareholders use certified mail and request a return receipt in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In reviewing director candidates, the NCG Committee takes into consideration feedback received from the Board’s annual evaluations. See page 44 for information on the Board’s evaluation process.

2024 Proxy Statement	31

Effective corporate governance is essential for maximizing long-term value creation for our shareholders. Our beliefs have been grounded in a values-based ethically led organization; this foundation continues to guide our decisions and leadership.
Our governance structure is set forth in our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed at least annually and updated as appropriate in response to evolving best practices, regulatory requirements, feedback from our annual Board evaluations, and recommendations made by our shareholders and proxy advisors, all with the goal of supporting and effectively overseeing our ongoing strategic growth.
The Company is governed by the Board and Committees of the Board that meet throughout the year.
You may find each of the following documents in the Governance section of our website at: suninc.com/investor-relations/

Committee Charters	Corporate Governance Policies and Guidelines
•Audit Committee Charter •Capital Allocation Committee Charter •Compensation Committee Charter •Executive Committee Charter •Nominating and Corporate Governance Committee Charter
•Anti-Hedging Policy
•Biodiversity & Habitat Policy
•Climate Change and Greenhouse Gas Policy
•Code of Conduct and Business Ethics
•Code of Vendor and Supplier Conduct
•Corporate Governance Guidelines
•Energy, Water and Waste Management Policy

•Executive Compensation Recovery (Clawback) Policy
•Financial Code of Ethics for Senior Financial Officers
•Human Rights and Labor Policy
•Occupational Health and Safety Policy
•Related Party Transactions Policy
•Stock Ownership Guidelines

In addition, we will send print copies of any of these documents to any shareholder who requests them.
BOARD OF DIRECTORS
Our current directors are Gary A. Shiffman, Tonya Allen, Meghan G. Baivier, Stephanie W. Bergeron, Jeff T. Blau, Jerome W. Ehlinger, Brian M. Hermelin, Ronald A. Klein, Craig A. Leupold, Clunet R. Lewis and Arthur A. Weiss. Under our charter, each of our directors serves for a one-year term and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Messrs. Ehlinger and Leupold were identified by the Company and appointed to the Board following constructive discussion the Company held with Land and Buildings Investment Management LLC, a shareholder of the Company, as part of a Board refreshment initiative. In addition, Ronald A. Klein will not stand for re-election. He will continue to serve on the Board of Directors until the date of the Annual Meeting, and one of the ten nominees, other than Mr. Ehlinger and Mr. Leupold, will resign or retire from the Board no later than December 31, 2024, as a result of the Board's focus on refreshment.
The Board is elected by our shareholders to oversee and provide guidance on the Company’s business and affairs. It is the ultimate decision-making body of the Company except for those matters reserved for shareholders by law or pursuant to the Company’s governing documents. The Board oversees management’s activities in connection with proper safeguarding of the assets of the Company, maintenance of appropriate financial and other internal controls, compliance with applicable laws and regulations and proper governance. The Board is committed to sound corporate governance policies and practices that are designed and routinely assessed to enable the Company to operate its business responsibly, with integrity, and to position the Company to compete more effectively, sustain its success and build long-term shareholder value.

32	Sun Communities, Inc.

Corporate Governance
Board Meetings and Attendance
The Board meets quarterly, or more often as necessary.

The Board met ten times during 2023 and took various actions by written consent.	All directors attended at least 75% of the meetings of the Board and each committee on which they served.	While the Board does not have a formal policy, all directors are encouraged to attend annual meetings of shareholders. All of our then-serving Board members attended the 2023 annual meeting.

Beyond the Boardroom
The Board of Directors attend training sessions on diverse topics on an annual basis, which have included:

Shareholder Activism	Sustainability in Real Estate

Role of the Board of Directors
Board's Role in Oversight of Strategy
One of the Board’s primary responsibilities is oversight of management’s execution of the Company’s goals and objectives. Throughout the year, management and the Board review and discuss the Company's detailed strategic plans, including changes from previous strategic positions, market and economic outlook, industry and regulatory trends, areas of focus for each functional area, expected financial implications, potential stakeholder impacts, resource requirements, human capital development, and risk and stress test scenarios, among other topics.
The Board and its committees regularly receive updates from management and actively engage in discussions regarding execution of the Company’s strategy, variables impacting results and changes to the strategic plan.
In addition to its regularly scheduled Board and committee meetings and ongoing interaction with the management team, Board members periodically visit properties representing various geographies and asset types. The Board believes these on-site visits provide additional insight into the Company’s markets, operations, residents and guests, human capital management, technology usage and allocation of capital investments, and allow for better oversight of and more thoughtful input into the Company’s strategies.
Board’s Role in Oversight of Risk Management
The Board and committees of the Board actively oversee and monitor management of the most significant risks to the Company. The Board and committees of the Board, together with members of executive and senior management, regularly review risk management in key areas of our business including, but not limited to, financial, strategic, operational, technology and compliance matters. Management and the Company’s outside advisors also periodically meet with the Board and its committees to provide detailed updates on specific areas of risk oversight.
Additionally, the Board reviews the results of our ERM efforts and receives periodic ERM updates from the ERM Committee, as described below.
ERM Committee
•Comprised of executive and senior management team members and outside advisors
•Identifies, analyzes and prioritizes risks facing the Company on an ongoing basis
•Formalizes activities to prevent, mitigate and / or monitor key risks
•Plans response activities in the event certain risk events occur
•Elevates risk awareness across the Company
•Periodically presents to the Board and committees of the Board

2024 Proxy Statement	33

Corporate Governance
Board
•Oversees and monitors the risk management function
•Discusses the general risks we face, the risk factors disclosed in our annual and periodic reports and our risk management policies with our executive management team throughout the year
•Reviews risk mitigation activities and planned response activities in the event a risk event occurs
Committees of the Board
The committees of the Board play an active role in oversight of risk management as follows:
Audit Committee
Responsible for oversight of risks associated with:
•Financial results and disclosures
•Internal controls over financial reporting
•Information technology
•Legal, compliance and ethical matters
•Fraud
Capital Allocation Committee
Supports the Board's and management's review of the Company's long-term capital allocation priorities, planning and strategy, and continued optimization of the Company's balance sheet, including:
•Review, evaluate, and make recommendations to the Board regarding capital allocation priorities, including but not limited to, development activities and acquisitions, and dividend and capital return policy
Compensation Committee
Oversees compensation practices and policies, including:
•Benefits, pay equity, hiring practices, DEI and retention for all team members
•Review and approval of executive compensation
•Recommendations for non-employee Director compensation to the Board
Executive Committee
•Reviews and approves acquisitions and / or financings (including refinancing of existing debt) by the Company up to a maximum purchase price or loan amount of $300 million per transaction to ensure that the Company's strategic goals are met within the boundaries of our risk profile
NCG Committee
•Develops and recommends corporate governance guidelines to the Board and periodically reviews and recommends any necessary changes to mitigate new risks to our business
•Reviews related party transactions and conflicts of interest to preserve the best interests of the Company and our shareholders
•Ensures Board nominees qualify to provide proper guidance
•Oversees evaluation of the Board
•Oversees succession planning for the Board, CEO, executive and senior management positions to protect the continuity and success of our business
•Reviews the ESG strategy, initiatives and policies developed by management, and receives updates on significant ESG activities

34	Sun Communities, Inc.

Corporate Governance
Risk Areas

Macroeconomic	Strategic	Operational

•Global and national economic conditions •Capital market access and evaluation	•Portfolio management - acquisitions / dispositions / simplification •Regulatory impact •Capital recycling	•Succession Planning •Data Recovery and Cybersecurity •Privacy / Identity Management •Human capital •Climate Change / transition risk

In the event that a specific risk is identified, the Board directs management to assess, evaluate and provide remedial recommendations to the Board or a committee. These efforts have included formalizing the Company’s succession planning for executives and key employees, documenting and reviewing cyber-security risk mitigation plans and emergency preparedness plans to facilitate rapid response to a range of threats.

Oversight of Succession Planning
The Board is responsible for appointing our CEO and for ensuring that adequate succession plans are in place to address planned CEO succession, as well as potential unexpected or emergency succession needs.
The NCG Committee oversees succession planning for both the Board and CEO, routinely obtaining input from and updating the full Board on succession plan reviews. The NCG Committee also oversees succession planning and associate development of executive and senior management positions to ensure adequate bench strength is developed and available to meet the long-term needs of the Company. The CEO and other executive management periodically update the NCG Committee and the Board on senior management succession plans including associate development plans and areas of risk.
The Board has exposure to internal succession candidates on an ongoing basis, generally meeting with executives both inside and outside of Board meetings and also periodically meeting with key senior managers.
The Compensation Committee considers succession planning input from the Board and the NCG Committee when determining compensation packages for the Board and NEOs.

2024 Proxy Statement	35

Corporate Governance

Oversight of Cybersecurity
Risk Management
Our business operations rely on the consistent availability of our communication platforms, enterprise applications, and related systems. We have implemented protocols to ensure the secure collection, storage, and transmission of data and invest in the development and enhancement of controls designed to prevent, detect, and respond to unauthorized access, computer viruses, malware, data exfiltration and other threats.
We have established an Information Security Management Committee to manage information security in accordance with the ISO 27001:2013 standard to ensure the consistent application of security principles, policy statements, and controls. In adhering to this industry standard, we manage and mitigate material risks from threats to our systems and data by partnering with reputable, recognized security firms, and conducting ongoing internal and external information security audits, risk assessments, anti-phishing campaigns, penetration testing exercises, systems monitoring activities, employee training, and cyber incident response exercises. Company policies include standards and procedures for vulnerability management, business continuity planning, encryption of sensitive data, physical security, user access controls, vendor risk management, teleworking, mobile device management, and system monitoring.
Comprehensive contingency and recovery plans are in place to ensure the ongoing provision of services to customers in the event of a cybersecurity incident. These are tested on a regular basis against scenarios of varying degrees by both internal and external resources.
To manage vendor risk, we conduct ongoing risk assessments based on the vendor’s published Systems and Operational Controls (SOC) reports, information provided in vendor security questionnaires, and any publicly available information including ongoing litigation or external disclosures.

Governance
Senior leadership provides the Board of Directors with ongoing security updates, which include notable changes to program plans, changes to the risk environment, information regarding material incidents that may have occurred, third-party audit reports on recent assessments of our security controls, and details regarding forward-looking plans and strategies to mitigate cyber risk. The Audit Committee of the Board of Directors provides oversight and is responsible for assessing risks to our business, in accordance with its charter. The Audit Committee engages in regular conversations with senior leadership about our security systems in order to monitor and mitigate risks from cybersecurity incidents, in accordance with our security principles and protocols.
The Senior Vice President of Information Technology and the Director of Information Security bear direct responsibility for daily management of cyber risk. Oversight from the executive team, led by the Chief Administrative Officer, ensures strategic alignment. With a wealth of executive leadership spanning over 20 years in both public and private sectors, these individuals collectively possess more than 75 years of invaluable experience in information technology and security.
The Information Security Management Committee (ISMC) and ERM Committee meet regularly to provide oversight of cyber risk management functions. Committee composition includes members from cross-functional departments, including technology, innovation, human resources, accounting & finance, internal audit, operations, and executive management. Various members of these committees hold industry certifications representing expertise in information security risk and compliance management, including the Certified Information Technology Professional (CITP), Certified Information Systems Security Professional (CISSP), Certified Information Security Auditor (CISA), and Certified in Risk and Information Systems Control (CRISC) designations.

Oversight of Emergency Preparedness
We develop, maintain and walk through emergency preparedness plans that address risks associated with man-made and natural events such as hurricanes, earthquakes, floods, droughts, wildfires, data center disruption and workforce displacement. Contingency plans for disaster recovery and incident response plans are in place and are reviewed and updated on a recurring basis. We also conduct risk assessments at multiple levels in the organization to identify potential emergency scenarios (risk events) and evaluate actions necessary to mitigate the risk and implement them. We design workforce recovery capabilities into our technology infrastructure, tools and services, with the goal of ensuring a permanent, extended or temporary loss of our facilities does not significantly impact our operations. Executive management, department heads and personnel across the organization are regularly involved in our preparedness planning and implementations.

36	Sun Communities, Inc.

Corporate Governance
Board’s Role in Oversight of Human Capital Management and Culture
The Board is actively engaged in overseeing the Company’s people and culture strategy. The NCG Committee reviews and reports back to the Board on a broad range of human capital management topics, including corporate culture, diversity, inclusion, talent acquisition, retention, employee satisfaction, engagement and succession planning. We report on human capital matters at each regularly scheduled NCG Committee meeting and periodically throughout the year, and annually at a regularly scheduled Board meeting.
Board’s Role in Oversight of ESG
As part of the Company's corporate governance, our Board is responsible to our stakeholders for the oversight of the Company. The NCG Committee oversees the implementation of new initiatives, plus the refinement of our ESG-related reporting and materials. We believe in maintaining transparency and strong governance based on the highest ethical standards.
ESG Steering Committee
•Is sponsored by the CFO and chaired by the Vice President of Sustainability. Cross-departmental management teams and working group to establish ESG strategy to integrate ESG goals and objectives across the Company
•Establishes ESG strategy, key performance indicators and sets targets
•Develops policies and response to emerging ESG issues that would be material to the Company
•Coordinates ESG response on cross-departmental issues
•Advises on ESG reporting and determines cadence of ESG communications
•Provides regular updates on ESG to the NCG Committee and the Board of Directors
•Provides regular updates on the ERM Committee to ensure any ERM related risks are covered
Committees of the Board
Each of the following Committees of the Board plays an active role in oversight of ESG:
NCG Committee
•Oversees the ESG Steering Committee
•Aligns ESG implementation and reporting across all portfolios
Compensation Committee
•Designs executive compensation to take into consideration the achievement of ESG goals

2024 Proxy Statement	37

Corporate Governance
Board Structure
Leadership Structure
The Board and the NCG Committee assess and revise our leadership structure from time to time. The Board does not have a fixed policy regarding the separation of the offices of Chairman and CEO. The Board believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, based on the criteria that it deems to be in the best interests of the Company and its shareholders. Mr. Shiffman currently serves as our Chairman, President and CEO. The Board believes that combining the Chairman and CEO positions is the right corporate governance structure for us at this time as it most effectively utilizes Mr. Shiffman’s extensive experience and knowledge regarding the Company and our industries, and provides for the most efficient leadership of our Board and the Company. The Board believes that Mr. Shiffman, rather than an independent director, is in the best position, as Chairman and CEO, to lead Board discussions regarding our business and strategy and to help the Board respond quickly and effectively to the many business challenges affecting the Company. The Board also believes that this structure is preferable because it allows one person to speak for, and lead, the Company and the Board, and that splitting the roles of Chairman and CEO may cause the Company’s leadership to be less effective.
Independence of Non-Employee Directors
Although the Board believes that it is more effective to have one person serve as our Chairman, President and CEO at this time, it also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors and independent Board committees, the Board appoints a Lead Independent Director on an annual basis to serve for a term of one year. Clunet R. Lewis is currently serving as Lead Independent Director. The Lead Independent Director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters. The Board believes that its Lead Independent Director structure, including the duties and responsibilities described above, provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.
The NYSE rules require that a majority of the Board consists of members who are independent. There are different measures of director independence under the NYSE independence rules and under the federal securities laws. The Board has reviewed information about each of our non-employee directors and determined that Tonya Allen, Meghan G. Baivier, Stephanie W. Bergeron, Jeff T. Blau, Jerome W. Ehlinger, Brian M. Hermelin, Ronald A. Klein, Craig A. Leupold and Clunet R. Lewis are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2023, the executive sessions occurred after many of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.

38	Sun Communities, Inc.

Corporate Governance
Committees of the Board of Directors
The following chart summarizes the members and chair of each Committee:

	Gary A. Shiffman	Tonya Allen	Meghan G. Baivier	Stephanie W. Bergeron	Jeff T. Blau
Audit
Capital Allocation
Compensation
NCG
Executive

	Brian M. Hermelin	Ronald A. Klein(1)	Craig A. Leupold	Clunet R. Lewis	Arthur A. Weiss
Audit
Capital Allocation
Compensation
NCG
Executive

Committee Chair	Member
(1)Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Mr. Klein will no longer serve as a member of the Compensation, NCG or Executive Committees.

2024 Proxy Statement	39

Corporate Governance

Audit Committee Meetings held in 2023: 4 Members: Stephanie W. Bergeron (Chair), Meghan G. Baivier, Brian M. Hermelin and Clunet R. Lewis All members of the Audit Committee are independent.

Stephanie W. Bergeron

Key Responsibilities
•Assists directors with oversight of (i) the integrity of the Company's financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the independent auditors, and (iv) the performance of the Company's internal audit function
•Prepares the Audit Committee Report, as required by the rules of the SEC, to be included in the annual proxy statement
•Evaluates the performance and effectiveness of the Company's CFO and reports the results of such evaluation to the Compensation Committee on an annual basis
•Oversees key matters related to the selection, performance and independence of the independent auditors, including (i) approves the engagement letter on an annual basis, (ii) directly oversees the work performed by the independent auditors, (iii) pre-approves audit and non-audit services, and (iv) evaluates the qualifications, performance, and independence of the independent auditors and lead partner
•Reviews the Company's financial statements, discusses key topics and issues with management and the independent auditors, and provides a recommendation to the Board regarding whether the financial statements should be included in the Company's Annual Report on Form 10-K
•Evaluates the performance, responsibility, budget and staffing, and directs and controls our internal audit function
•Discusses with counsel and management the Company's guidelines and policies that govern risk assessment and management
•Reviews and approves the decision by the Company to enter into swaps, including any foreign exchange forwards and foreign exchange swaps
Other Information
•Operates pursuant to an Eighth Amended and Restated Charter, approved by the Board in February 2022
•The Board has determined that all current Audit Committee members are “audit committee financial experts,” as defined by SEC rules
•During 2023, the Audit Committee members were Ms. Bergeron (Chair), Ms. Baivier, Mr. Hermelin and Mr. Lewis

40	Sun Communities, Inc.

Corporate Governance

Capital Allocation Committee
Formed in February 2024
Meetings held in 2023: N/A
Members: Jeff T. Blau (Chair), Craig A. Leupold and Brian M. Hermelin
All members of the Capital Allocation Committee are independent.

Jeff T. Blau

Key Responsibilities
•Supports the Board's and management's review of the Company's long-term capital allocation priorities, planning and strategy, and continued optimization of the Company's balance sheet
•Reviews, evaluates, and makes recommendations to the Board regarding capital allocation priorities, including but not limited to:
•Development activities and acquisitions
•Dividend and capital return policy
•Any other related matters as may be determined by the Board from time to time
Other Information
•Operates pursuant to a Charter, approved by the Board in February 2024

Compensation Committee Meetings held in 2023: 1 Members: Brian M. Hermelin (Chair), Ronald A. Klein and Clunet R. Lewis All members of the Compensation Committee are independent.

Brian M. Hermelin

Key Responsibilities
•Reviews and approves corporate goals and objectives relevant to the compensation of the CEO and other executive officers, evaluates the performance of our executive officers in light of their respective goals and objectives, and determines and approves the compensation of our executive officers based on these evaluations
•Consults with executive management in developing a compensation philosophy
•Recommends the compensation of the non-employee directors to the Board for approval
•Oversees our incentive-compensation plans and equity-based plans
•Reviews and approves all compensation plans, employment agreements and severance agreements to be made with all existing or prospective executive officers
Other Information
•Operates pursuant to a First Amended and Restated Charter, approved by the Board in March 2016
•In addition to formal meetings, during 2023, Compensation Committee members met frequently on an informal basis and met regularly with management to discuss executive compensation matters
•During 2023, the Compensation Committee members were Mr. Hermelin (Chair), Mr. Klein and Mr. Lewis
•Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Mr. Klein will no longer serve as a member of the Compensation Committee

2024 Proxy Statement	41

Corporate Governance

Executive Committee Meetings held in 2023: None (see below) Members: Gary A. Shiffman, Ronald A. Klein and Arthur A. Weiss

Key Responsibilities
•Manages the day-to-day business and affairs between regular Board meetings
•Has specific authority to approve all acquisitions and / or financings (including refinancing of existing debt) by the Company up to a maximum purchase price or loan amount of $300 million per transaction
•In no event may the Executive Committee, without the prior approval of the Board acting as a whole:
(i)Recommend to the shareholders an amendment to our charter;
(ii)Amend our bylaws;
(iii)Adopt an agreement of merger or consolidation;
(iv)Recommend to the shareholders the sale, lease or exchange of all or substantially all of our property and assets;
(v)Recommend to the shareholders our dissolution or a revocation of a dissolution;
(vi)Fill vacancies on the Board;
(vii)Fix compensation of the directors for serving on the Board or on a committee of the Board;
(viii)Declare distributions or authorize the issuance of our stock;
(ix)Approve or take any action with respect to any related party transaction involving us; or
(x)Take any other action which is forbidden by our bylaws or charter.
•All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board
Other Information
•Operates pursuant to a charter, last amended by the Board in July 2021
•The Executive Committee may perform other functions as requested by the Board from time to time
•The Executive Committee did not hold any formal meetings; however, during 2023, various actions were taken by unanimous written consent and the committee met informally on a periodic basis
•In 2023, the Executive Committee members were Mr. Shiffman, Mr. Klein and Mr. Weiss
•Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Mr. Klein will no longer serve as a member of the Executive Committee

42	Sun Communities, Inc.

Corporate Governance

NCG Committee Meetings held in 2023: 6 Members: Meghan G. Baivier (Chair), Tonya Allen, Stephanie W. Bergeron and Ronald A. Klein All members of the NCG Committee are independent.

Meghan G. Baivier

Key Responsibilities
•Identifies individuals qualified to become Board Members, consistent with criteria approved by the Board
•Recommends that the Board select the committee-recommended nominees for election at each annual meeting of shareholders
•Develops and recommends to the Board a set of corporate governance guidelines
•Periodically reviews governance guidelines and recommends amendments and oversees the evaluation of the Board
•Has sole authority to retain and terminate any search firm that is used to assist in identifying director candidates and has authority to approve any such search firm’s fees and other retention terms
•Considers diversity and skills in identifying nominees for service on our Board
•Considers the entirety of the Board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group
•Reviews the Company’s ESG strategy, initiatives and policies developed by management, and receives updates from the Company regarding significant ESG activities
•Administers the Company’s Code of Business Conduct and Ethics
•Administers the Company's Related Party Transaction Policy
Other Information
•Operates pursuant to a Third Amended and Restated Charter, approved by the Board in March 2022
•In addition to formal meetings, during 2023, NCG Committee members met frequently on an informal basis, met regularly with management to discuss corporate governance issues and met informally with management to discuss director nomination and committee assignments
•During 2023, the NCG Committee members were Ms. Baivier (Chair), Ms. Allen, Ms. Bergeron and Mr. Klein
•Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Mr. Klein will no longer serve as a member of the NCG Committee

2024 Proxy Statement	43

Corporate Governance
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed the Company's compensation policies and practices and believes that any risks arising from such policies and practices are not likely to have a material adverse impact on the Company. Additionally, the Compensation Committee reviewed the relationship between our risk management policies and practices and the various components of our NEOs' compensation.
For the base salary component, the Compensation Committee determined that the following limits the incentive for risky behavior that would have a material adverse effect on the Company: (a) base salary is relatively small compared to other components of the NEOs' total compensation; and (b) the NEOs and employees receive copies of both the Company's Employee Handbook and all governing documents which describe the required standards of personal and professional conduct, with which all NEOs and employees must comply with at all times.
For the annual incentive award component, the Compensation Committee determined that the following limits the incentive for risky behavior that would have a material adverse effect on the Company: (a) performance based annual incentive awards provide a balance between the short-term and long-term goals and objectives of the Company; and (b) annual incentive awards are awarded at the discretion of the Compensation Committee.
For the equity compensation component, the Compensation Committee determined that the following limits the incentive for risky behavior that would have a material adverse effect on the Company: (a) the Company’s governing documents, including the Stock Ownership Guidelines and Executive Compensation Recovery (Clawback) Policy, properly align shareholder interests with the interests of the NEOs; (b) the Compensation Committee establishes the grants and terms of the Company’s restricted stock; and (c) the Compensation Committee grants both time restricted and performance restricted awards to better align with the interest of the Company’s shareholders.
Additionally, Gary A. Shiffman, the Company’s Chairman of the Board, President and CEO, meets regularly with the Compensation Committee to discuss the Company’s compensation policies and practices. Additional steps the Company has taken include maintaining an anonymous hotline to report concerns, issues or potential violations of its code of conduct, company policies or laws.

Compensation Committee Interlocks and Insider Participation
Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis served as members of the Compensation Committee of our Board during 2023. None of the members of the Compensation Committee have been, or will be, one of our officers or employees. We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

Safe Harbor Executive Committee
In addition to the Board committees described above, a Safe Harbor Executive Committee oversees certain aspects of Safe Harbor’s business. The Safe Harbor Executive Committee is not a committee of the Board, but of Safe Harbor. The members of the Safe Harbor Executive Committee are Mr. Shiffman, Mr. Weiss and Baxter R. Underwood, the CEO of Safe Harbor.
Other Board Policies and Processes
Board Evaluations
The Board believes annual performance reviews are essential for ensuring overall effectiveness, including fulfillment of its oversight responsibilities, strategic planning and communications. For 2023, the Board evaluation process was executed through detailed questionnaires. The NCG Committee administered Board wide questionnaires, reviewed the results of the evaluations and the recommendations and shared its findings with the Board to help direct the Board's activities and governance in the following year. In addition, each committee of the Board administered and performed its own review of the annual committee self-assessment to help direct the committees' activities and governance in the following year.

44	Sun Communities, Inc.

Corporate Governance
Evaluation Process
The Board's evaluation process includes multiple assessments and reviews performed throughout the year. This process ensures that the Board’s governance and oversight responsibilities are updated to reflect best practices and are well executed. These evaluations include discussions after every meeting, quarterly Board assessments, an annual Board assessment and an annual committee self-assessment.

Questionnaires
Quarterly questionnaires are distributed to directors after each Board meeting and an annual questionnaire is distributed at the end of the year. In addition, an annual Committee questionnaire is distributed at the end of the year.
Quarterly Board assessment questionnaires evaluate the following:
•The Board agenda
•The timeliness of meeting materials
•The adequacy and insightfulness of meeting materials
•Director participation
•Adequacy of Board governance
•The efficiency and effectiveness of the Board meeting
Annual Board assessment questionnaires evaluate the following topics:
•The right Board structure
•The right directors
•The right culture
•The right information and resources
•The right process
•The right issues and focus
Annual Committee assessment questionnaires evaluate the following topics:
•The right Committee structure
•The right Committee members
•The right culture
•The right information and resources
•The right process
•The right issues and focus

Review
Responses received from quarterly evaluations are aggregated and sent to the NCG Committee Chair for review and discussion as necessary. The results of the annual Board evaluation are reviewed by the NCG Committee and shared with the Board to help direct the Board's activities and governance in the following year. The results of the annual committee's self-assessment are reviewed by the committee to help direct committees' activities and governance in the following year.

Certain Relationships and Related Party Transactions
Policies and Procedures for Approval of Related Party Transactions
None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee.
Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved.
In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

2024 Proxy Statement	45

Corporate Governance
The current policy was adopted and approved in March 2022. All related party transactions disclosed below were approved by the NCG Committee, which determined that each such transaction was in the best interests of the Company and included pricing and other terms that are fair to the Company. Except for Daniel Milantoni's employment described below, which the NCG Committee ratified subsequently, the NCG Committee provided prior approval of all such transactions in accordance with the Company’s policy.
Related Party Transactions
Lease of Executive Offices
Gary A. Shiffman, together with certain of his family members, indirectly owns an equity interest of approximately 28.1% in American Center LLC, the entity from which we lease office space for our principal executive offices. Each of Brian M. Hermelin, Ronald A. Klein and Arthur A. Weiss indirectly owns less than one percent interest in American Center LLC. Mr. Shiffman is our Chairman of the Board, President and CEO. Each of Mr. Hermelin, Mr. Klein and Mr. Weiss is a director of the Company. Under this agreement, we lease approximately 60,261 rentable square feet of permanent space. The lease agreement includes annual graduated rent increases through the initial end date of October 31, 2026. As of December 31, 2023, the average gross base rent was $20.95 per square foot. During the year ended December 31, 2023, we incurred rent expense of $2.1 million for the lease of the office space.
Use of Airplane
Gary A. Shiffman is the beneficial owner of an airplane that we use from time to time for business purposes. During the year ended December 31, 2023, we paid $0.5 million for the use of the airplane.
Telephone Services
Brian M. Hermelin is a principal and a beneficial owner of an entity that installs and maintains emergency telephone systems at our properties. During the year ended December 31, 2023, we paid $0.3 million for these services.
Legal Counsel
Arthur A. Weiss is a partner at Taft Stettinius & Hollister LLP, which acts as our general counsel and represents us in various matters. We incurred legal fees and expenses owed to this law firm of approximately $7.9 million during the year ended December 31, 2023.
Transactions with Immediate Family Members
Adam Shiffman, the son of Gary A. Shiffman, the Company’s Chairman, President and CEO, serves as the Company’s Vice President of Resort Development. Adam Shiffman’s aggregate annual compensation was approximately $185,000 for the year ended December 31, 2023.
Alex Shiffman, the son of Gary A. Shiffman, was appointed as the Company's Vice President of Corporate Strategy in March 2023. Alex Shiffman’s aggregate annual compensation was approximately $153,000 for the year ended December 31, 2023.
Daniel Milantoni, the spouse of Marc Farrugia, the Company’s Executive Vice President and Chief Administrative Officer, serves as the Company's Director of Human Resource Technology. Mr. Milantoni's aggregate annual compensation was approximately $221,000 for the year ended December 31, 2023.

46	Sun Communities, Inc.

Corporate Governance
STAKEHOLDER OUTREACH AND ENGAGEMENT
We are committed to engaging stakeholders across our organization and throughout the communities in which we operate. Engagement with our shareholders, team members, residents and customers and local communities is paramount to our success.
Shareholders
We recognize the value of listening to the views of our shareholders, and the relationship with our shareholders is an integral part of our corporate governance practices. In addition to our customary participation at industry and investment community conferences, investor road shows and analyst meetings, we conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately.
In 2023, we reached out to 20 of the Company's top 25 institutional shareholders representing approximately 59% of our outstanding shares as of December 31, 2023, and received feedback from all of them.

Topics Discussed with Shareholders

Corporate Governance •Succession planning •Diversity •Board structure and refreshment •Term limits and director tenure •Capital Allocation Committee formation and Charter	ESG •Completeness of our GHG inventory •Renewable energy strategy and savings	Executive Compensation •Changes to executive compensation incentives
Our engagement with shareholders through quarterly earnings calls, SEC filings, proxy statements, press releases, investor conferences and our annual shareholder meetings provides transparency. We welcome feedback from all shareholders, who can contact our investor relation team by:

Internet	Call	Email	Mail
www.suninc.com	(248) 208-2500	investorrelations@suncommunities.com	Sun Communities, Inc. Attn: Investor Relations, 27777 Franklin Road, Ste. 300, Southfield, MI 48034
Team Members
We engage, gather feedback from, and communicate with our team members through various channels, including annual team member satisfaction surveys; SunSource, our intranet site; a dedicated Concierge Team; the Sun Idea Box; and one-on-one meetings with leaders. We maintain an anonymous hotline and online portal for team members to report concerns, issues or violations of our strict code of conduct, company policies or laws, without fear of retaliation.
Residents and Customers
Resident and customer engagement is always of paramount importance at the Company. We value feedback from our residents and customers to improve our communities and services offered. We engage with them through community events, one-on-one daily interactions, newsletters, surveys and email communications that are designed to keep everyone informed about what’s happening in their communities.

2024 Proxy Statement	47

Corporate Governance
Local Communities
Community engagement is what helps make the Company so successful. We actively participate in the broader communities in which we operate primarily through our Sun Unity Ambassador program in the U.S., locally organized volunteer and sponsorship activities across our marina network in the U.S and locally based initiatives on our properties in the UK.
Industry Engagement
We believe in the power of alliance when it comes to making progress within our industry—that together is better. We participate in the following national organizations: Manufactured Housing Institute (MHI), Nareit, RV Industry Association (RVIA) and National Association of RV Parks & Campgrounds (ARVC).
COMMUNICATIONS WITH THE BOARD
The Board welcomes feedback from shareholders and other interested parties.

If you wish to communicate with	Write to
Any of the directors of the Board or The Board as a group	Name(s) of director(s) / Board of Directors of Sun Communities, Inc. c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 300 Southfield, MI 48034
Audit Committee(1)	Chair of the Audit Committee of Sun Communities, Inc c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 300 Southfield, MI 48034
Non-management directors as a group	Non-management directors of Sun Communities, Inc. c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 300 Southfield, MI 48034

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded to the addressee(s) promptly.

(1)You may communicate with the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters. You are welcome to make any such report anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

48	Sun Communities, Inc.

OVERVIEW
Gary A. Shiffman, who is our Chairman, President and CEO, receives no additional compensation for his service as a director. The discussion below pertains to our non-employee directors.
Compensation Processes
Our Compensation Committee annually assesses the total compensation for non-employee directors relative to the compensation provided by similarly sized REITs and by our peer group. The Compensation Committee benchmarks our director compensation to that of our peers by comparing the aggregate total compensation of all of our non-employee directors to the aggregate total compensation of all of the non-employee directors of each of our peers. We believe the aggregate total compensation of all of our directors is more relevant to the interests of our shareholders than per-director compensation.
In 2023, the Compensation Committee, as part of its review of director compensation, made no change to the directors' cash fee structure or the Committees' fees. The Compensation Committee believes that the director compensation is fair, reasonable and in line with that of our peers and remains appropriate to incentivize directors to maximize shareholder value.
In an effort to align the interests of the Board with those of its shareholders, the Company’s directors are subject to a Stock Ownership Guideline Policy. Under this policy, as of December 31, 2023, each director who has been with the Company for more than five years was required to own shares of our stock with a value equal to eight times his or her annual Board cash retainer (exclusive of committee and Lead Independent Director fees). As of December 31, 2023, the value of average company stock ownership by the Company’s non-employee directors was 31 times the amount of the Board annual cash retainer, and each then-serving director was in compliance with the policy.
The Company also monitors its total director compensation expense, as a function of various company metrics, to assure that the total expense is consistent with the Company’s growth and overall shareholder value. The total director compensation expense, as compared to the Company’s total market capitalization, at year end, is a relevant factor to shareholder interests. From 2018 to 2023 the total director compensation as a percentage of the Company’s total market capitalization has declined by 20%.

2024 Proxy Statement	49

Director Compensation
DIRECTOR COMPENSATION – 2023
During 2023, we paid non-employee directors the following annual fees:
Non-Employee Director

Additional Cash Fees
Lead Independent Director	$25,000
Committees of the Board	Committee Chair Fees	Committee Membership Fees
Audit Committee	$30,000	$25,000
Compensation Committee	$22,500	$17,500
NCG Committee	$22,500	$17,500
Executive Committee	–	$17,500
The following table provides compensation for each non-employee member of the Board for the year ended December 31, 2023 and the restricted shares outstanding at December 31, 2023:

	Compensation				Aggregate number of restricted shares outstanding at December 31, 2023
Directors	Fees Earned	2023 Restricted Stock Award(1)	Total

Tonya Allen	$97,500	$296,240		$393,740	5,209

Meghan G. Baivier	$127,500	$296,240		$423,740	5,400

Stephanie W. Bergeron	$127,500	$296,240		$423,740	5,400

Jeff T. Blau	$74,667	$296,240		$370,907	2,000

Brian M. Hermelin	$127,500	$296,240		$423,740	5,400

Ronald A. Klein	$132,500	$296,240	(2)	$428,740	5,400	(3)

Clunet R. Lewis	$147,500	$296,240		$443,740	5,400

Arthur A. Weiss	$97,500	$296,240		$393,740	5,400

	$932,167	$2,369,920		$3,302,087	39,609
(1)The fair value associated with these awards was measured using the closing price of our common stock as of the grant date. Each non-employee director was granted 2,000 shares of restricted stock that will vest on January 25, 2026. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, “Share-Based Compensation,” in the Consolidated Financial Statements of our 2023 Annual Report on Form 10-K.
(2)Mr. Klein elected to defer receipt of these restricted shares pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.
(3)Includes 3,700 shares deferred pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.

50	Sun Communities, Inc.

Director Compensation
Director Stock Ownership Guidelines
In an effort to align the interests of the Company’s management with those of its shareholders, the Company has adopted a policy under which its non-employee directors are subject to equity ownership guidelines. Under these guidelines, each director is required to:
•Own shares of our stock with a value equal to eight times his or her annual cash retainer (exclusive of chair or committee fees).
•Achieve compliance with these guidelines by five years from the later of: (i) November 2, 2021, which was the date these guidelines were last amended or (ii) the date he or she becomes a director.
•Retain at least 50% of all shares of restricted stock as they vest (not including any newly vested shares sold or withheld to pay applicable taxes) until he or she complies with the guidelines, or if he or she fails to comply due to a reduction in our stock price.
As of March 18, 2024, each of our non-employee directors was in compliance with the stock ownership guidelines.

2024 Proxy Statement	51

SUMMARY
What Am I Voting On?
The second proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation. Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2023 executive compensation programs and policies and the compensation paid to our NEOs listed in the Summary Compensation Table below.
Shareholders are being asked to approve the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved on an advisory basis.”
As discussed in the “Compensation Discussion and Analysis” section below, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of our shareholders.
This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the NEOs. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders and is consistent with our commitment to high standards of corporate governance.

52	Sun Communities, Inc.

Proposal No. 2 – Non-Binding Advisory Vote to Approve Named Executive Officer Compensation
Vote Required
Advisory approval of this say-on-pay proposal requires the affirmative vote of holders of a majority of all the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast for the say-on-pay proposal and do not represent votes cast for or against the advisory approval of the proposal. Brokers are not empowered to vote on the say-on-pay proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on the say-on-pay proposal, they will not be counted in determining whether the say-on-pay proposal is approved. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The Board unanimously recommends that you vote “FOR” the executive compensation of our NEOs as disclosed in this Proxy Statement.

2024 Proxy Statement	53

In this section, we describe our executive compensation philosophy and program that supports our strategic objectives and serves the long-term interests of our shareholders. We also discuss how our CEO, CFO and other NEOs were compensated in 2023, and describe how their compensation fits within our executive compensation philosophy. For the year ended December 31, 2023, our NEOs were:
OUR NEOS

Gary A. Shiffman Chairman, President, and CEO	Fernando Castro-Caratini Executive Vice President, CFO, Treasurer and Secretary	Bruce D. Thelen Executive Vice President and COO	Marc Farrugia Executive Vice President and Chief Administrative Officer	Aaron Weiss Executive Vice President of Corporate Strategy and Business Development
CD&A TABLE OF CONTENTS

54	Sun Communities, Inc.

Compensation Discussion and Analysis
EXECUTIVE SUMMARY
The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital resources to achieve the best possible economic results, and to provide outsized TSRs to our investors. Our executive officers are compensated based on pay for performance and alignment with shareholders’ interests.
During 2023, we continued to demonstrate the resiliency of our best-in-class portfolio through our ability to generate reliable, strong Same Property NOI growth across all segments, and by achieving full year Core FFO per Share of $7.10, which was in line with our expectations. Total Same Property NOI (MH, RV and Marina) as compared to 2022 grew 7.3% (6.8% for MH, 4.8% for RV and 11.7% for Marina) during 2023, driven by a 6.2% increase in real property revenues and operating expense growth of 4.2%. Occupancy gains contributed to our strong operating results; the 3,268 Revenue Producing Sites we added during the year represented an 11.8% increase over the prior year gains. Same Property blended occupancy for MH and RV was 97.9% at December 31, 2023, up 50 basis points from year-end 2022. Adjusting for expansion sites delivered and leased, Same Property adjusted blended occupancy for MH and RV increased by 230 basis points year over year, to 98.9% at December 31, 2023. In addition, we effectively managed our balance sheet, capital resources and leverage by raising $836.9 million of fixed rate debt during 2023, using the proceeds to reduce floating rate debt.
From 2010 through 2022, a large component of our growth was driven by acquisitions as we opportunistically purchased high-quality MH, RV and Marina properties. With the benefit of our expanded portfolio, during 2023 we shifted our strategy toward optimizing the value of our existing businesses through achieving strong rental rate growth and operating efficiencies. We remained disciplined in pursuing only the most strategic and synergistic new acquisition and expansion opportunities.
To simplify our business and reduce our exposure to variable rate debt, during the fourth quarter of 2023, we made strong progress toward monetizing assets no longer deemed to be strategic. We resolved the UK note receivable that we had put into receivership at the end of the third quarter of 2023, resulting in us taking ownership of three additional real estate assets. As a result, we now have the experienced Park Holidays team managing all assets we own in the UK. Additionally, we sold our investment in the common stock of Ingenia Communities Group (“Ingenia”), an owner / operator of MH and RV communities in Australia. We also recycled capital out of our consumer loan receivables portfolio, divested our interest in Campspot, and meaningfully reduced the number of properties owned in joint ventures, using the proceeds to pay down variable rate debt.
We achieved a 10-year TSR of 323.1% outperforming the MSCI U.S. REIT (“RMS”), Russell 1000, U.S. REIT Residential and S&P 500 indexes during the same period. In addition, we had a five-year TSR of 47.5%, outperforming the RMS and the Dow Jones all Equity REIT indices.

2024 Proxy Statement	55

Compensation Discussion and Analysis
Performance Highlights
When determining compensation for the year ended December 31, 2023, the Compensation Committee took into account the level of achievement of certain key financial performance metrics, including but not limited to the following:

Financial Performance Metric	Rationale
Core FFO growth
FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.

Same Property combined NOI Growth - MH, RV & Marina	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Properties are primarily those properties that we have owned and operated continuously since January 1, 2022.
Combined Operations / Sales CNOI - MH & RV	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. CNOI excludes certain items that have been deemed to be outside of Mr. Thelen's control.
RPS Gains - MH & RV	Revenue producing site gains represent the number of sites that we are able to fill during a period, net of the number of sites lost. By increasing Revenue Producing Sites, we increase our portfolio occupancy and can maximize generation of revenues and shareholder returns.
Development and expansion activities	Construction of ground-up developments and expansions of our existing communities provide for continued revenue growth through occupancy gains.
ESG initiatives
Performance is based on implementation and progress towards long-term commitments, including our DEI Roadmap, Carbon Neutral by 2035 and Net Zero Emissions by 2045, as well as integration of all business operations.

Individual goals / Compensation Committee discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.

56	Sun Communities, Inc.

Compensation Discussion and Analysis
Exceptional Growth
Our leadership team has executed a series of acquisition and capital market transactions that have repositioned our portfolio. These activities have bolstered our strong and flexible balance sheet while generating significant growth in Core FFO per share and significant returns for our shareholders.
For over a decade, our executive team has executed on a strategic plan to deliver outsized results by utilizing our operational expertise to create a best-in-class platform of MH and RV communities with a broader geographic range and re-balancing our all-age and age-restricted holdings. Tactics our leadership has embraced include increasing our portfolio diversification by elevating our presence along the east coast of the U.S.; expanding west to California and Arizona; opportunistically entering the Marina business in 2020, and expanding our MH platform overseas with the acquisition of Park Holidays in the UK in 2022. Since 2020, our executive team has also focused on converting transient RV sites in order to grow MH and RV combined occupancy year over year, increase the percentage of real property rents derived from steady, annual lease income, and benefit from the higher operating margins associated with non-transient sites. Since 2020, the Company has converted nearly 6,900 transient RV sites, increasing its annual RV sites by nearly 25%.
In 2023, we shifted our strategy toward optimizing the value of our existing businesses. By focusing on realizing the consistent growth our portfolio generates, by remaining disciplined in pursuing external growth opportunities, and by further enhancing our investment grade balance sheet by deleveraging, our leadership is confident in our Company’s strategic positioning to re-accelerate Core FFO per Share growth.
During the last five years, we have acquired properties valued in excess of $7.5 billion as detailed in table below:

	Number of Acquired Properties				Purchase Price (in millions)
Year Ended December 31,	MH	RV	Marinas	Total Sites, Wet Slips and Dry Storage Spaces
2019	36	11	—	10,390	$815.2
2020	10	14	106	45,800	$2,979.2
2021	11	24	19	15,816	$1,425.1
2022	60	1	8	24,347	$2,175.3
2023	1	0	1	92	$107.0
Total	118	50	134	96,445	$7,501.8
Development and Expansion Activities
We have been focused selectively on property ground-up developments and expansion opportunities adjacent to our existing properties. During 2023, we deployed additional capital through the construction of ground-up development projects and expansion sites and acquisition of land for future development.
Ground-up Developments – We completed the construction of 360 MH and RV sites at five ground-up development properties. In total we have completed the development of 4,356 MH and RV ground-up development sites within the past five years.
Expansions – We expanded over 440 sites at 14 MH and RV properties in 2023. In total we have completed the development of 3,730 MH and RV expansion sites within the past five years. We continue to expand our properties by utilizing our inventory of owned and entitled land. We have approximately 17,980 MH and RV sites suitable for future development.
During the year ended December 31, 2023, we acquired four land parcels located in the U.S. and one land parcel in the UK for the potential development of over 1,350 sites for an aggregate purchase price of $35.8 million.

2024 Proxy Statement	57

Compensation Discussion and Analysis
Strong and Flexible Balance Sheet
While optimizing our portfolio, we are also focused on maintaining a strong and flexible balance sheet. Through a series of capital market activities and with cash generated from operations, we have maintained conservative leverage levels, coverage ratios and liquidity as shown below:

Net Debt to Enterprise Value
Net Debt to Recurring EBITDA
Recurring EBITDA to Interest
(1)Our Net Debt to Recurring EBITDA ratio for 2020 is elevated due to the acquisition of Safe Harbor late in 2020 which had the impact of including all of its debt and only two months of its EBITDA. Our ratio normalized during 2021 as Safe Harbor’s EBITDA is fully presented in our operating results.
(2)Net Debt to Recurring EBITDA ratio for 2021 does not factor a full year contribution from $1.4 billion of acquisitions completed during the course of 2021 and $705.4 million net proceeds received in 2022 from the settlement of outstanding forward sale agreements, which was used to repay borrowings outstanding under our senior credit facility, and for working capital and general corporate purposes.
(3)Net Debt to Recurring EBITDA ratio for 2022 does not factor a full year contribution of EBITDA from $2.2 billion of acquisitions completed during the course of 2022.
(4)Net Debt to Recurring EBITDA ratio for 2023 does not factor a full year contribution from $107.0 million of acquisitions completed during the course of 2023, but includes $53.9 million of secured borrowings on collateralized receivables, a transferred asset transaction which has been classified as collateralized receivables. The cash received from this transaction has been classified as a secured borrowing and remeasured at fair value. The cash received was used to repay borrowings outstanding under our senior credit facility.

58	Sun Communities, Inc.

Compensation Discussion and Analysis
Executive Compensation Highlights and Key Decisions
2023 Executive Compensation Program
Our executive compensation program is grounded in a compensation philosophy aimed at achieving strong alignment between executive compensation, the Company's long-term strategic goals and our shareholders’ interests.
The Compensation Committee considers the results of the non-binding advisory vote by shareholders on executive compensation, or the “say-on-pay” proposal, presented to shareholders at our 2023 annual meeting when evaluating our executive compensation program. The Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote for the year ended December 31, 2023, as 84% of shareholders supported our 2022 executive compensation program. See the Advisory Vote on Executive Compensation section, under the Compensation Processes on page 84 for additional information.
When reviewing incentive structures, the Compensation Committee deeply values the continued interest of, and feedback from, our shareholders on our executive compensation program and is committed to ensure shareholder's perspectives are thoughtfully taken into account.
Pay and Performance Alignment
This section discusses our executive officer performance based on predefined key metrics and how our TSR compares to other market indices for the year ended December 31, 2023.
Annual Incentive Performance Metrics - Gary Shiffman, Fernando Castro-Caratini and Aaron Weiss

	Target	Result	Payout Shiffman	Payout Castro-Caratini & Aaron Weiss
Core FFO growth Did not meet threshold	≥ 1.0% to < 2.0%	(3.4)%	—%	—%
Same Property combined NOI growth - MH, RV and Marina Exceeded maximum	≥ 5.25% to 5.75%	7.3%	200%	130%
Development and expansion activities Met threshold	> 950 to 1,150 Sites delivered	802	100%	75%
ESG initiatives Exceeded maximum	Exceeded	Excelled	200%	130%
Annual Incentive Performance Metrics - Bruce Thelen

	Target	Result	Payout
Core FFO growth Did not meet threshold	≥ 1.0% to < 2.0%	(3.4)%	—%
Same Property combined NOI growth - MH and RV Exceeded maximum	≥ 4.75% to 5.25%	6.2%	130%
Combined Operations / Sales CNOI Exceeded maximum	> Budget to Budget + 0.5%	Budget + 2.4%	130%
RPS Gains Exceeded maximum	≥ 2,900 to < 3,200	3,268	130%
Development and expansion activities Met threshold	> 950 to 1,150 Sites delivered	802	75%
ESG initiatives Exceeded maximum	Exceeded	Excelled	130%

2024 Proxy Statement	59

Compensation Discussion and Analysis
Annual Incentive Performance Metric - Marc Farrugia
Mr. Farrugia serves as the Executive Vice President and Chief Administrative Officer of the Company. For the year ended December 31, 2023, the CEO reviewed Mr. Farrugia's overall responsibilities, his individual performance during the year, the Company’s performance or other criteria deemed relevant to the Compensation Committee, and the annual incentives of the other executive officers and Mr. Farrugia's overall compensation, and made a recommendation of Mr. Farrugia's incentive compensation to the Compensation Committee. The Compensation Committee considered the CEO's recommendation and independently reviewed Mr. Farrugia's performance and exercised its sole discretion in awarding incentive compensation to Mr. Farrugia.
Total Shareholder Return
We outperformed the S&P 500, the MSCI U.S. REIT (RMS), the Russell 1000, U.S. REIT Residential and S&P 500 indices on 10-year TSRs. We stand out as a leader among REITs for delivering TSR results. We also produced a five-year TSR of 47.5%, outperforming the MSCI U.S. REIT (RMS) and the Dow Jones all Equity REIT indices. These results are indicative of our executive team’s strategic planning, leadership, execution and dedication to the Company. The execution of our strategic vision has resulted in prolonged TSR outperformance over time as evidenced in the charts below.
SUI TSR Performance vs. Comparative Indices
10-Year Total Return

Sun Communities, Inc.	Nareit Residential Index	S&P 500	MSCI U.S. REIT (RMS)	Russell 1000	Dow Jones Equity All REIT
Source: S&P Global as of December 31, 2023.

60	Sun Communities, Inc.

Compensation Discussion and Analysis
Chairman and CEO Compensation
In determining the compensation structure for Mr. Shiffman and his total compensation amount, the Compensation Committee takes into account many factors. As one of the longest-tenured CEOs in the REIT industry, Mr. Shiffman has delivered significant value to shareholders over a three-decade span. This is evidenced by the Company’s TSR over the period, which is 3,760%, among many other achievements.

3,760% Total return delivered over Mr. Shiffman's tenure as CEO	47.5% 5-Year TSR Outperformed both the MSCI and Nareit Residential Indices	323.1% 10-Year TSR Top 10% of all REITS

+465 bps Outperformance vs. MSCI U.S. REIT Index Last 5 Years	+1,074 bps Outperformance vs. Nareit Residential Index Last 5 Years

96,445 Total sites acquired over the last 5 years	$7.5 Billion Total acquisition volume over the last 5 years	8,086 Total ground-up development and expansion sites delivered over the last 5 years
*    Note that we have started Mr. Shiffman's tenure as of Feb. 12, 1994, and thus the returns from 1994 reflect the TSR from that date through Dec. 31, 1994, not the entire calendar year.

2024 Proxy Statement	61

Compensation Discussion and Analysis
An important aspect of Mr. Shiffman’s compensation package is the link between company performance and pay; our executives’ pay should be directionally aligned with the performance of the Company so that they are strongly incentivized to deliver shareholder value and financially rewarded for doing so. In 2023, 85% of Mr. Shiffman’s pay was awarded in the form of equity, and of that amount, 60% of the total number of restricted shares awarded was performance-based.
2021 - 2023 Market Equity Award - Grant Date Fair Value vs Realized Value
Consistent with prior practices, we remain committed to a highly oriented pay-for-performance equity program in which a majority of share grants continue to be tied to rigorous shareholder return-based goals. In light of headwinds faced by the Company in 2022 and 2023, our TSR was negative in both of those years, the second time in Mr. Shiffman’s tenure with two consecutive years of negative returns (the first being 2007-2008 during the Great Recession). As a result, Mr. Shiffman’s performance-based equity incentive award, granted in 2021, did not vest at December 31, 2023 (see chart above) and his 2023 pay is at its lowest level since 2019 (see the below chart). These are deliberate and logical outcomes of our stated alignment between pay and performance. In addition, the realized value of his equity awards will ultimately be lower than is reflected in the Summary Compensation Table if performance hurdles are not met. His cash bonus payout is also at its lowest amount since 2016.

62	Sun Communities, Inc.

Compensation Discussion and Analysis
2018 - 2024 CEO Pay vs. Cumulative TSR
(1)Total compensation opportunity for 2024 ranges from $1.5 - $3.3 million in accordance with terms of employment agreement.
The chart above showing 2018-2024 CEO Pay vs. Cumulative TSR includes the range of Mr. Shiffman’s total compensation opportunity for 2024 in accordance with the terms of his employment agreement. Mr. Shiffman’s total compensation opportunity range for 2024 is at its lowest level in a decade. This decline is a result of the Compensation Committee's decision to reduce the number of equity incentive shares awarded to Mr. Shiffman from 75,000 in 2023 to 5,000 in 2024 (see chart below). In total, the decline from 2023 pay to the 2024 total compensation opportunity includes a reduction worth over $8.7 million entirely attributable to the reduction in the equity incentive awarded in 2024 relating to 2023 performance.
CEO # of Shares Granted

2024 Proxy Statement	63

Compensation Discussion and Analysis
The chart below compares Mr. Shiffman’s total compensation received in 2022 and 2023 to his total compensation opportunity for 2024, including the $8.7 million decrease in the grant date fair value of equity awards from 2023 to 2024.

Name and Principal Position	Year	Salary ($)	Non - Equity Incentive ($)		Stock Awards ($)	All Other Compensation ($)		Total ($)
Gary A. Shiffman Chairman, President and CEO	2024	$900,000	$0 - $1,800,000	(1)	$557,985	$16,086	(2)	$1,474,071 - $3,274,071	(3)
	2023	$900,000	$747,000		$9,283,660	$16,086		$10,946,746
	2022	$900,000	$1,665,000		$12,395,450	$6,132		$14,966,582
(1)Represents range of bonus opportunity for 2024 in accordance with terms of employment agreement.
(2)Assumes no change in All Other Compensation from 2023.
(3)Represents range of total compensation opportunity for 2024 in accordance with terms of employment agreement.
Although the proportion of Mr. Shiffman’s compensation awarded in equity is decreasing as a result of this change for 2024, we believe that his significant ownership of Company stock acquired throughout his three-decade tenure at Sun Communities is sufficiently motivating in addition to the annual grants he will continue to receive.
COMPENSATION PHILOSOPHY AND OBJECTIVES
The executive officer compensation program supports our commitment to provide superior shareholder value. This program is designed to:

Attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us.	Base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success.

Create a link between the performance of our stock and executive compensation.	Position executive compensation levels to be competitive with other similarly situated public companies, especially those in the real estate industry.

64	Sun Communities, Inc.

Compensation Discussion and Analysis
ELEMENTS OF COMPENSATION

	Fixed		Variable

	Base Salary	+	Annual Incentive Award	+	Long-Term Incentives
					40% Time Vesting Restricted Shares	60% Performance Vesting Restricted Shares

What?	Cash		Cash		Equity	Equity
When?	Annual		Annual		5-year period	3-year performance period
How? (Measures and Weighting)	Market Competitive		85% Corporate Performance Goals Metrics: Core FFO, Same Property NOI, CNOI, RPS gains, Development and Expansion activities, and ESG initiatives 15% Individual Goals		Subject to continued employment	Based on Company’s 3-year TSR relative to MSCI U.S. REIT Index
Base Salary
Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position. Amounts based on an evaluation of the executive officer’s experience, position and responsibility as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Incentive Award
Variable cash compensation component that provides incentive to the executive officer based on the Compensation Committee’s assessment of both annual corporate and individual performance. Measures of corporate performance principally focused on Core FFO and other key operating metrics.
Long-Term Incentives
Variable equity compensation component focused on executive retention that provides longer-term motivation with the effect of linking stock price performance to executive compensation. The long-term equity incentive awards granted during the current year are determined based on prior year performance.

2024 Proxy Statement	65

Compensation Discussion and Analysis
2023 EXECUTIVE COMPENSATION
For 2023 performance, the compensation mix for our CEO and other NEOs is shown below:
CEO
Other NEOs
The annual incentive represents the 2023 annual performance incentive paid in 2024 and the long-term incentive award represents awards issued in 2023 based on 2022 performance, valued at the grant date fair value.
2023 Base Salary
Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers and compensation provided at competitive companies and companies of similar size.
Along with peer company benchmarking, the Compensation Committee considered the overall growth in the Company’s total capitalization, the number of MH and RV communities and marinas that the Company owns and operates, the number of employees under management and the corresponding expansion of responsibilities for these executive officers when determining their base salaries.
The base salaries of the NEOs for the year ended December 31, 2023, were paid in accordance with their employment agreements.

	Base Salary				Base Salary Paid
Executive	2023 Base Salary	2022 Base Salary		Percent Change	2023 Base Salary	2022 Base Salary		Percent Change
Gary A. Shiffman	$900,000	$900,000		—%	$900,000	$900,000		—%
Fernando Castro-Caratini	$550,000	$550,000	(1)	—%	$550,000	$474,868	(2)	16%
Bruce D. Thelen	$500,000	$500,000		—%	$500,000	$500,000		—%
Marc Farrugia	$475,000	$475,000	(1)	—%	$475,000	$412,310	(2)	15%
Aaron Weiss	$525,000	$525,000		—%	$525,000	$525,000		—%
(1)Annual base salaries were effective on various dates under new employment agreements. See "Information about Executive Officers - Employment Agreements."
(2)The base salaries paid were prorated for the effective date of employment agreements.
In setting the 2022 compensation elements and levels for the NEOs, the Compensation Committee considered several main compensation components including base salary, target annual non-equity incentive and long-term incentive awards (collectively “total remuneration”) on an actual and target basis, as well as per individual and in aggregate, across the team, as well as other factors. The Compensation Committee selected our peer group and similarly sized REITs to compare and benchmark our executive compensation based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components and peer decisions made by other companies. Noting that the Company has only one publicly traded direct business peer of similar size, the Compensation Committee, in consultation with Ferguson Partners Consulting, LP ("FPC"), an executive compensation consulting firm engaged by us, strove to formulate our 2022 peer group of publicly traded companies that include the following characteristics: public manufactured housing REITs, industry and business strategies, size, operational intensity and complexity, competition and other considerations such as companies that cited us as a compensation peer, with an emphasis on relative size.

66	Sun Communities, Inc.

Compensation Discussion and Analysis
Additionally, in 2022, we engaged Alliance Advisors to assess the use of ESG linked metrics within senior management’s executive incentive plans. The analysis indicated that the adoption of ESG metrics in executive compensation programs at S&P 500 companies is now a widespread practice, as companies want to signal the importance of ESG priorities and be responsive to investor expectations. Most companies in the real estate sector tie ESG performance metrics to executive pay. Alliance Advisors reviewed proxy statements of a group of our compensation peers to assess the use of ESG linked metrics within senior management’s executive incentive plans. Of the 21 peers evaluated, the majority include at least one ESG metric within their executive compensation programs, with varying degrees of robustness. The majority of the metrics were qualitative in nature. Based on the above, the Compensation Committee felt comfortable with how the company uses ESG metrics in executive compensation decisions.
In setting the 2023 compensation elements, the Compensation Committee considered and relied on the above analysis. As part of its review of the 2023 executive compensation, the Compensation Committee reviewed executive compensation in comparison to the executive compensation provided by similarly sized REITs and our peer group, the Company's growth in market capitalization, revenues, and number of employees as well as the Compensation Committee's evaluation of the performance of the executive team in effectively implementing corporate growth strategies and driving shareholder value. The Compensation Committee made no change to the current compensation structure as the Compensation Committee believes that the current executive compensation is fair, reasonable and in line with that of similarly sized REITs and our peers, and remains adequate to appropriately incentivize our executives to maximize shareholder value.
2023 Annual Incentive Award
This represents the cash incentive awarded for 2023 performance and paid in 2024.
The annual incentive awards motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee.
In setting the 2023 compensation elements and levels for the NEOs, the Compensation Committee made a change to the current compensation structure to better align executive compensation with that of similarly sized REITs and our peers, and ensure it remains adequate to appropriately incentivize our executives to maximize shareholder value. The Compensation Committee slightly modified the weighing of the elements of the annual incentive award, allocating more weight to corporate performance metrics and reducing the weight of individual goals. As a result, the Compensation Committee increased the weight of the corporate performance goals from 75% to 85% and decreased the weight of the individual goals from 25% to 15%.
The Compensation Committee, in its sole and absolute discretion, reserves the right to make adjustments to calculated results for certain transactions and other extraordinary matters, including but not limited to, acquisitions, divestitures, debt and equity transactions and other capital or unusual transactions, which may have an unexpected adverse or beneficial impact, when determining achievement of that performance target.
Annual Incentive Award Structure
For 2023, the threshold, target and maximum incentive opportunities for Gary A. Shiffman, Bruce D. Thelen, Fernando Castro-Caratini, Marc Farrugia and Aaron Weiss as a percentage of salary were unchanged from 2022. The table below provides salary and incentive opportunities as the basis for determination of our 2023 annual incentive awards.

	Incentive Opportunity (as a % of Salary)
Executive	2023 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$900,000	100%	150%	200%
Fernando Castro-Caratini	$550,000	75%	100%	130%
Bruce D. Thelen	$500,000	75%	100%	130%
Marc Farrugia	$475,000	50%	75%	100%
Aaron Weiss	$525,000	75%	100%	130%
Gary A. Shiffman, Fernando Castro-Caratini and Aaron Weiss
The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee.

2024 Proxy Statement	67

Compensation Discussion and Analysis
The table below shows the key operating metrics which were used for the 2023 annual incentive awards to Mr. Shiffman, Mr. Castro-Caratini and Aaron Weiss:

Metric	Rationale	% of Aggregate Annual Incentive Payment Eligibility
Core FFO growth	FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	36.0%
Same Property Combined NOI growth - MH, RV and Marina	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Properties are primarily those properties that we have owned and operated continuously since January 1, 2022.	24.0%
Developments and Expansions	Construction of ground-up developments and expansions of our existing communities provide for continued revenue growth through occupancy gains.	15.0%
ESG initiatives	Performance is based on implementation and progress towards long-term commitments, including our DEI Roadmap, Carbon Neutral by 2035 and Net Zero Emissions by 2045, as well as integration of all business operations.	10.0%
Individual goals / Compensation Committee discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	15.0%

68	Sun Communities, Inc.

Compensation Discussion and Analysis
Bruce D. Thelen
Mr. Thelen’s primary responsibility is to oversee the operations and home sales within the Company’s MH and RV communities. His annual incentive award for 2023 was based on his 2023 overall performance, as measured against goals and objectives set for him and his contribution to the Company's success, as determined by the Compensation Committee.
The table below shows the key operating metrics which were used for the 2023 annual incentive awards to Mr. Thelen.

Metric	Rationale	% of Aggregate Annual Incentive Payment Eligibility
Core FFO growth	FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	18.0%
Same Property NOI growth - MH & RV	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same properties are primarily those properties that we have owned and operated continuously since January 1, 2022.	18.0%
Combined Operations / Sales CNOI - MH & RV	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. CNOI excludes certain items that have been deemed to be outside of Mr. Thelen's control.	20.0%
RPS Gain - MH & RV	Revenue producing site gains represent the number of sites that we are able to fill during a period, net of the number of sites lost. By increasing RPSs, we increase our portfolio occupancy and can maximize generation of revenues and shareholder returns.	12.5%
Developments and Expansions	Construction of ground-up developments and expansions of our existing communities provide for continued revenue growth through occupancy gains.	9.0%
ESG initiatives	Performance is based on implementation and progress towards long-term commitments, including our DEI Roadmap, Carbon Neutral by 2035 and Net Zero Emissions by 2045, as well as integration of all business operations.	7.5%
Individual goals / Compensation Committee discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	15.0%

2024 Proxy Statement	69

Compensation Discussion and Analysis
Annual Incentive Award Results
Corporate Performance Goals and Results
When setting corporate performance goals, the Compensation Committee considers factors relevant to current year expectations. Financial results from prior years may be used as a reference point, but the Compensation Committee focuses on setting rigorous annual goals that reflect current business conditions and expectations which will result in an appropriate pay for performance outcome for the specific year.
Core FFO growth and Same Property NOI growth targets are evaluated each year in relation to our budgets and related guidance communicated to the marketplace. Targets are set based on low-, mid- and high-levels of expected performance. In 2023, the Company generated Core FFO per Share of $7.10, despite inflationary pressures and higher interest rates. The Company also achieved strong Same Property Combined (MH, RV and Marina) NOI growth of 7.3% (6.8% for MH, 4.8% for RV and 11.7% for Marina), due to the compelling fundamentals of constrained supply and resilient demand that underpin the Company’s MH, RV and Marina businesses, bolstered by the operational excellence of the Company's property management teams.
The Compensation Committee sets a range of activity that is reasonably expected to be achieved in a normal operating year. The Compensation Committee took into consideration all then known facts in setting the 2023 corporate performance goals. From 2010 through 2022, a large component of our growth was driven by acquisitions as we opportunistically purchased high-quality MH, RV and Marina properties. In 2023, with the benefit of our expanded portfolio, we shifted our strategy toward optimizing the value of our existing businesses through achieving strong rental rate growth and operating efficiencies. During 2023 and in order to further align leadership with shareholders, the Compensation Committee removed the MH and RV investment activity metric from the predefined 2023 executive annual incentive plan for purposes of computing the 2023 cash incentive amount for Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen and Aaron Weiss.
ESG initiatives continue to be of significant focus within the Company, leading the Compensation Committee to place increased weighting on this performance metric during 2023. Our team continues to enhance our ESG protocols and reporting and during 2023 accomplished the following ESG achievements:
•Provided education to team members and key supply chain partners on our Carbon Neutrality goals;
•Improved the completeness of our GHG inventory with the addition of capital goods, investments, and fugitive emissions;
•Generated 11,630 mwh of solar energy on site, a 44% year over year increase;
•Completed an ESG assessment with 10 key suppliers;
•Reported over 16,000 volunteer hours by team members, a 73% increase over 2022;
•Increased overall learning and development hours by 19.7% over the prior year;
•Participated in three voluntary ESG benchmarks;
•Achieved a three-point improvement of our GRESB score; and
•Held over 240 investor engagement meetings, a 37% increase from 2022.
While certain 2023 executive goals were set at levels below 2022 targets or actuals, they were viewed as rigorous. For example, while 2023 Core FFO growth was set at a materially lower level than the 2022 target, it was viewed as rigorous, and in fact, performance fell below the threshold and resulted in a zero payout for that metric.

70	Sun Communities, Inc.

Compensation Discussion and Analysis
The following tables show actual results achieved in 2023 as compared to the various target levels that were established for achievement of executive goals for each of Gary A. Shiffman, Fernando Castro-Caratini, Bruce D. Thelen and Aaron Weiss.
Gary A. Shiffman:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	100% Payout	150% Payout	200% Payout
Core FFO growth	≥ 0.0% to < 1.0%	≥ 1.0% to < 2.0%	≥ 2.0%	(3.4)%	—%	36.0%	—%
Same Property combined NOI Growth - MH, RV and Marina	≥ 4.75% to <5.25%	≥ 5.25% to 5.75%	> 5.75%	7.3%	200.0%	24.0%	48.00%
Developments and Expansions	≥ 750 to 950 sites delivered	> 950 to 1,150 sites delivered	> 1,150 sites delivered	802	100.0%	15.0%	15.00%
ESG initiatives	Meet	Exceeded	Excelled	Excelled	200.0%	10.0%	20.00%
Total Corporate						85.0%	83.00%
Individual goals(1)	Meet	Exceeded	Excelled	—	—	15.0%	—%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Shiffman.
Fernando Castro-Caratini:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	75% Payout	100% Payout	130% Payout
Core FFO growth	≥ 0.0% to < 1.0%	≥ 1.0% to < 2.0%	≥ 2.0%	(3.4)%	—%	36.0%	—%
Same Property combined NOI Growth - MH, RV and Marina	≥ 4.75% to < 5.25%	≥ 5.25% to 5.75%	> 5.75%	7.3%	130.0%	24.0%	31.20%
Developments and Expansions	≥ 750 to 950 sites delivered	> 950 to 1,150 sites delivered	> 1,150 sites delivered	802	75.0%	15.0%	11.25%
ESG initiatives	Meet	Exceeded	Excelled	Excelled	130.0%	10.0%	13.00%
Total Corporate						85.0%	55.45%
Individual goals(1)	Meet	Exceeded	Excelled	Meet	75.0%	15.0%	11.25%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Castro-Caratini.

2024 Proxy Statement	71

Compensation Discussion and Analysis
Bruce D. Thelen:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	75% Payout	100% Payout	130% Payout
Core FFO Growth	≥ 0.0% to < 1.0%	≥ 1.0% to < 2.0%	≥ 2.0%	(3.4)%	—%	18.0%	—%
Same Property NOI Growth - MH / RV	≥ 4.25% to < 4.75%	≥ 4.75% to 5.25%	> 5.25%	6.2%	130.0%	18.0%	23.40%
Combined Operations / Sales CNOI - MH / RV	Budget - 0.5% to Budget	> Budget to Budget + 0.5%	> Budget + 0.5%	Budget + 2.4%	130.0%	20.0%	26.00%
RPS gain - MH / RV	2,700 to < 2,900 sites gained	≥ 2,900 to < 3,200 sites gained	≥ 3,200 sites gained	3,268	130.0%	12.5%	16.25%
Developments and Expansions	≥ 750 to 950 sites delivered	> 950 to 1,150 sites delivered	> 1,150 sites delivered	802	75.0%	9.0%	6.75%
ESG initiatives	Meet	Exceeded	Excelled	Excelled	130.0%	7.5%	9.75%
Total Corporate						85.0%	82.15%
Individual goals(1)	Meet	Exceeded	Excelled	Excelled	130.0%	15.0%	19.50%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Thelen.
Aaron Weiss:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	75% Payout	100% Payout	130% Payout
Core FFO growth	≥ 0.0% to < 1.0%	≥ 1.0% to < 2.0%	≥ 2.0%	(3.4)%	—%	36.0%	—%
Same Property combined NOI Growth - MH, RV and Marina	≥ 4.75% to < 5.25%	≥ 5.25% to 5.75%	> 5.75%	7.3%	130.0%	24.0%	31.20%
Developments and Expansions	≥ 750 to 950 sites delivered	> 950 to 1,150 sites delivered	> 1,150 sites delivered	802	75.0%	15.0%	11.25%
ESG initiatives	Meet	Exceeded	Excelled	Excelled	130.0%	10.0%	13.00%
Total Corporate						85.0%	55.45%
Individual goals(1)	Meet	Exceeded	Excelled	Excelled	130.0%	15.0%	19.50%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Weiss.
Marc Farrugia:
Mr. Farrugia serves as the Executive Vice President and Chief Administrative Officer of the Company. The CEO reviewed Mr. Farrugia's contribution and made an incentive compensation recommendation to the Compensation Committee. Mr. Farrugia's maximum annual incentive award opportunity was 100% of his base salary. After consideration of the recommendation of the CEO, the Compensation Committee determined Mr. Farrugia met a payout level of 67.92% and awarded him an annual incentive of $322,635 which is consistent with his contributions to the Company's performance metrics. Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Farrugia.

72	Sun Communities, Inc.

Compensation Discussion and Analysis
2023 Annual Incentive Award Payouts
The tables below show the payout levels achieved for each of Gary A. Shiffman, Fernando Castro-Caratini, Bruce D. Thelen, Marc Farrugia and Aaron Weiss, based on the actual results achieved as described above.
Gary A. Shiffman:

NEO	Incentive Opportunity ($)			Corporate Performance (85%)	Individual Performance (15%)	Payout Achieved as (%) of Target	Payout Achieved ($)
	Threshold (100%)	Target (150%)	Maximum (200%)
Gary A. Shiffman	$900,000	$1,350,000	$1,800,000	83.00%	—%	55.33%	$747,000
Fernando Castro-Caratini, Bruce D. Thelen and Aaron Weiss:

NEO	Incentive Opportunity ($)			Corporate Performance (85%)	Individual Performance (15%)	Payout Achieved as (%) of Target	Payout Achieved ($)
	Threshold (75%)	Target (100%)	Maximum (130%)
Fernando Castro-Caratini	$412,500	$550,000	$715,000	55.45%	11.25%	66.70%	$366,850
Bruce D. Thelen	$375,000	$500,000	$650,000	82.15%	19.50%	101.65%	$508,250
Aaron Weiss	$393,750	$525,000	$682,500	55.45%	19.50%	74.95%	$393,488
Marc Farrugia:

NEO	Incentive Opportunity ($)			Corporate Performance (85%)	Individual Performance (15%)	Payout Achieved as (%) of Maximum	Payout Achieved ($)
	Threshold (50%)	Target (75%)	Maximum (100%)
Marc Farrugia	$237,500	$356,250	$475,000	57.73%	10.19%	67.92%	$322,635

2024 Proxy Statement	73

Compensation Discussion and Analysis
2023 Long-Term Equity Incentive Awards
This represents the equity award for 2022 performance granted in 2023.
Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders. Equity awards are generally awarded in the form of restricted stock although stock options may also be utilized. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis. Our executive officers (as well as our employees that receive restricted stock awards) receive distributions on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.
Long-Term Equity Incentive Awards Structure
Long-term equity incentive awards focus on executive retention to provide longer-term motivation with the effect of linking stock price performance to executive compensation.

INVESTOR ALIGNMENT	TARGET TO OUTPERFORM	ABSOLUTE TSR MODIFIER

100% of the performance-based portion of the long-term incentive award is based on TSR	The Company must outperform the MSCI U.S. REIT Index by achieving relative performance at the 55th percentile to earn the target award	The Company utilizes an absolute TSR modifier whereby payouts are capped at target if our absolute TSR is negative

The equity incentive award granted during the current year is determined based on prior year performance. Equity incentive awards for current year performance will be granted next year (e.g., awards for 2022 performance were granted in 2023 and therefore included in 2023 summary compensation disclosure; awards for 2023 performance are granted in 2024 and therefore will be included in the 2024 summary compensation disclosure).
The equity incentive award is granted based on a 60/40 split with 60% of the value in market / performance-vesting restricted shares and 40% of the value in time-vesting restricted shares. Key metrics used for market / performance shares include TSR over three years relative to the MSCI REIT index (RMS).
The table below provides the equity incentive award structure of each NEO for the 2022 performance awards that were granted in 2023:

	Equity Award
Executive	Performance Vesting	Time Vesting
Gary A. Shiffman	60%	40%
Fernando Castro-Caratini	60%	40%
Bruce D. Thelen	60%	40%
Marc Farrugia	60%	40%
Aaron Weiss	60%	40%

74	Sun Communities, Inc.

Compensation Discussion and Analysis
Long-Term Incentive Awards Granted in 2023 (Based on 2022 Performance)
In February 2023, the Compensation Committee granted each of Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss long-term incentive awards for their 2022 performance as detailed in the table below. In determining the long-term incentive awards, the Compensation Committee considered the overall financial performance of the Company during 2022, as well as the executive’s achievement of his individual goals and the implementation of the strategic goals of the organization. In particular, for the year ended December 31, 2022, we achieved five-year and 10-year TSRs of 73.1% and 396.9%, respectively, outperforming the S&P 500, the MSCI U.S. REIT (RMS), the Russell 1000, U.S. REIT Residential and the FTSE indices. Additional factors included, but were not limited to, Core FFO growth of 12.9% compared to 2021, Same Property combined NOI growth (MH, RV and Marina) of 5.8% (5.4% for MH and RVs and 7.7% for marinas), total revenue increase of 30.7% compared to 2021, and the acquisition and successful integration of 69 properties, totaling over 27,000 sites, wet slips and dry storage spaces, and sites for expansion valued at $2.2 billion, inclusive of Park Holidays, the second largest owner and operator of holiday parks in the UK.

			2023 Regular Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Gary A. Shiffman	Time vesting	(2)	2/24/2023	30,000	$4,396,500
	Market performance	(3)	2/24/2023	45,000	$4,887,160
Fernando Castro-Caratini	Time vesting	(2)	2/24/2023	8,000	$1,172,400
	Market performance	(3)	2/24/2023	12,000	$1,303,243
Bruce D. Thelen	Time vesting	(2)	2/24/2023	6,800	$996,540
	Market performance	(3)	2/24/2023	10,200	$1,107,756
Marc Farrugia	Time vesting	(2)	2/24/2023	4,000	$586,200
	Market performance	(3)	2/24/2023	6,000	$651,621
Aaron Weiss	Time vesting	(2)	2/24/2023	6,000	$879,300
	Market performance	(3)	2/24/2023	9,000	$977,432

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT (RMS) Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.
(3)Measured over a three-year period from January 1, 2023 to December 31, 2025, vesting on January 1, 2026, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.
Long-Term Incentive Awards Vested in 2023
In total, 94,304 shares held by our NEOs vested in 2023 out of 99,374 potential shares. Of the vested shares, 33,930 were market performance shares.
The table below shows the detail of the market performance shares from previously granted awards that vested during 2023, as compared to potential share payouts. These vestings pertain to the 2020 performance awards.

2024 Proxy Statement	75

Compensation Discussion and Analysis
2020 Performance Award Vesting

	Achievement Payout Range
Metric	0%	Medium Achievement	High Achievement	100%	Metric Achieved	Payout Achieved	Potential Shares	Shares Vested

Market Performance
Relative TSR vs. MSCI US REIT Index(1)		60% Payout	80% Payout
	< 35th percentile	≥ 35th - < 55th percentile	≥ 55th - < 75th percentile	≥ 75th percentile	62nd percentile	87%	39,000	33,930

Total							39,000	33,930
(1)Measured over a three-year period from January 1, 2020 to December 31, 2022.
Summary of Shares Vested in 2023
The table below shows the summary of market performance and time vesting components for the long-term incentive awards to each of our NEOs that vested in 2023.
2023 Market Performance and Time Vesting Summary

Executive	Market Performance Vesting Shares	Time Vesting Shares	Total Vesting shares
Gary A. Shiffman	33,930	42,642	76,572
Fernando Castro-Caratini	N/A	5,250	5,250
Bruce D. Thelen	N/A	5,120	5,120
Marc Farrugia	N/A	4,505	4,505
Aaron Weiss	N/A	2,857	2,857
Total NEO	33,930	60,374	94,304

76	Sun Communities, Inc.

Compensation Discussion and Analysis
NEO PAY AND PERFORMANCE SUMMARIES

Gary A. Shiffman Chairman, President, and CEO

KEY ACHIEVEMENTS
With the successful integration of Park Holidays achieved during 2022, Mr. Shiffman’s individual goals included ensuring our public disclosures provided appropriate transparency into Sun’s expanded operations. As interest rates in the UK and U.S. remained elevated throughout the year, he focused on maintaining our strong balance sheet, cost containment initiatives and the review of our corporate growth plans. In addition, our hybrid work environment, both remote and in the office, added to our highly regarded work culture by presenting new opportunities for enhanced communication and collaboration. Specific achievements include:
•Effectively managed our balance sheet, capital sources and leverage including $836.9 million in new debt capital, while maintaining conservative leverage levels and reducing the Company’s exposure to variable rate debt.
•Oversaw the simplification of overall portfolio by monetizing non-core investments and divesting from certain complex JV arrangements.
•Directed the strategic initiative to optimize the growth characteristics of the portfolio.
•Championed our ESG initiatives including significant improvement in our sustainability scores and further developing our IDEA strategies.
•Promoted a highly collaborative and effective work culture leading to Sun’s being certified as a Great Place to Work for the fourth consecutive year.
The Compensation Committee did not award Mr. Shiffman any compensation for his individual achievements.
2023 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

2024 Proxy Statement	77

Compensation Discussion and Analysis

Fernando Castro-Caratini Executive Vice President, CFO, Treasurer and Secretary

KEY ACHIEVEMENTS
Mr. Castro-Caratini’s individual goals focused on maintaining the strength of our balance sheet, monitoring our capital requirements, and leading the accounting, financial planning, finance, tax, treasury, investor relations and ESG teams. He also placed significant focus on evaluating corporate growth strategies, cost containment measures and advising on certain technology initiatives. Specific achievements include:
•Actively managed our balance sheet, capital sources and leverage including approximately $836.9 million in secured and unsecured debt transactions, while maintaining conservative leverage levels and lowering the Company’s exposure to variable rate debt.
•Led broad-sweeping improvements in our financial disclosures and publicly available information.
•Oversaw processes and procedures to ensure financial integrity during implementation of a new integrated ERP system.
•Led proactive improvement in outreach to investor and analyst community resulting in a 37% increase in investor meetings.
•Oversaw ESG initiatives that improved our sustainability scores across multiple third-party reporting frameworks and expanded our GHG emissions inventory to encompass Marina and UK, while achieving reasonable assurance of said data.
The Compensation Committee determined Mr. Castro-Caratini’s individual achievements met the threshold payout level and awarded him $61,875 for this portion of his annual incentive.
2023 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

78	Sun Communities, Inc.

Compensation Discussion and Analysis

Bruce D. Thelen Executive Vice President and COO

KEY ACHIEVEMENTS
Mr. Thelen’s individual goals were focused on the safe execution of our operational goals at our U.S. and Canadian communities and resorts, maintaining our team-oriented culture, delivering best-in-class resident and customer experiences, and effectively leading our operations team to deliver results. Specific achievements include:
•Achieved a new company record with 3,268 RPS gains.
•Continued to advance our health and safety priorities by achieving a 20% reduction in workers compensation claims between 2022 and 2023.
•Exceeded expected Same Property growth: 6.2% for MH / RV over 2022.
•Substantially increased the company-wide Net Promoter Scores year over year.
•Developed and implemented management processes within the operations team to increase communication and drive performance.
•On the ESG front, Mr. Thelen oversaw the expansion of Sun’s on-site solar strategy at select properties.
The Compensation Committee determined Mr. Thelen's individual achievements met the maximum payout level and awarded him $97,500 for this portion of his annual incentive.
2023 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

2024 Proxy Statement	79

Compensation Discussion and Analysis

Marc Farrugia Executive Vice President and Chief Administrative Officer

KEY ACHIEVEMENTS
Mr. Farrugia's individual goals were primarily focused on leading Sun’s talent management and development, oversight of information technology and security, and implementation of strategic and transformational programs to sustain our growth. Specific achievements include:
•Led the successful launch and adoption of a new integrated ERP system, NetSuite.
•Implementation of additional feedback mechanisms to evaluate team member engagement in support of enhancing company culture and increasing team member retention.
•Increased team member engagement in Sun Unity program volunteerism.
•Continued development and implementation of IDEA strategies through initiatives and metrics.
•Integration of Park Holidays into Sun’s HRIS and Payroll system to support SOX-compliance, improve efficiencies and decrease expenses.
The Compensation Committee reviewed Mr. Farrugia's individual achievements and awarded him $48,403 for this portion of his annual incentive.
2023 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

80	Sun Communities, Inc.

Compensation Discussion and Analysis

Aaron Weiss Executive Vice President of Corporate Strategy and Business Development

KEY ACHIEVEMENTS
Mr. Aaron Weiss’ individual goals were primarily focused on helping define and lead our strategic objectives, developing new business opportunities and expanding existing ones, managing key third-party external relationships, executing on certain simplification and operational efficiency strategies, as well as overseeing certain corporate evaluation and analytical projects. Specific achievements include:
•Sourced new and helped manage existing relationships with strategic and financial partners.
•Evaluated and analyzed existing and potential joint ventures, equity investments, acquisitions and dispositions, leading to increased simplification via internal reorganizations.
•Diligently effectuated certain corporate strategic goals.
•Assisted CEO and CFO with certain capital markets and investor relations activities.
•Continued involvement in and, along with other senior executives, oversight of Park Holidays.
•Centralized coordination of and assisted in the oversight of certain programs and joint ventures including our corporate insurance and consumer lending programs.
The Compensation Committee determined Aaron Weiss' individual achievements met the maximum payout level and awarded him $102,375 for this portion of his annual incentive.
2023 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

2024 EXECUTIVE COMPENSATION ACTIONS
Our say-on-pay proposal in 2023 received strong shareholder support, with approximately 84% of the shares voted approving our 2022 executive compensation. After a review of our executive compensation program, our Compensation Committee has approved and adopted the compensation components as detailed below for 2024 for Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss, who we expect to continue to be NEOs of the Company with respect to the 2024 fiscal year.
2024 Base Salary
The base salaries of Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss for 2024 are as follows:

Executive	2024 Base Salary	2023 Base Salary	Percent Change
Gary A. Shiffman	$900,000	$900,000	—%
Fernando Castro-Caratini	$550,000	$550,000	—%
Bruce D. Thelen	$500,000	$500,000	—%
Marc Farrugia	$475,000	$475,000	—%
Aaron Weiss	$525,000	$525,000	—%

2024 Proxy Statement	81

Compensation Discussion and Analysis
2024 Annual Incentive Awards
This represents the cash incentive for the 2024 performance that will be paid in 2025.
Annual Incentive Award Structure
The table below provides for each of the metrics further defined in a table below, the incentive opportunity for Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss as a percentage of base salary as the basis for determination of our 2024 annual incentive awards.

	Incentive Opportunity (as a % of Salary)
Executive	2024 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$900,000	100%	150%	200%
Fernando Castro-Caratini	$550,000	50%	100%	200%
Bruce D. Thelen	$500,000	50%	100%	200%
Marc Farrugia	$475,000	50%	100%	200%
Aaron Weiss	$525,000	50%	100%	200%
2024 annual incentive awards for Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Mr. Aaron Weiss will be based on the metric weightings shown in the tables below. The 2024 weighting reflects the continued use of specific quantifiable goals as refined in 2024.
Gary A. Shiffman, Fernando Castro-Caratini and Aaron Weiss

Metric	Weighting 2024
Core FFO growth	30%
Same Property combined NOI growth - MH, RV and Marina	20%
G&A expense(1)	12.5%
Net debt / TTM recurring EBITDA(2)	12.5%
ESG initiatives	10%
Individual goals / Compensation Committee Discretion	15%
(1)G&A expense is defined as the net of dead deal costs, integration costs related to new ERP implementation and non-recurring expenses (acquisition, other).
(2)Net Debt is defined as total secured and unsecured debt (excluding secured borrowings) less cash and cash equivalents. Recurring EBITDA is defined as Recurring EBITDA less interest income related to collateralized receivables.
Bruce D. Thelen and Marc Farrugia

Metric	Weighting 2024
Core FFO growth	17.5%
Same Property NOI growth - MH and RV	17.5%
G&A expense(1)	10%
Net debt / TTM recurring EBITDA(2)	7.5%
Combined Operations / Sales CNOI - MH and RV	20%
RPS gains - MH and RV	7.5%
ESG initiatives	5%
Individual goals / Compensation Committee discretion	15%
(1)G&A expense is defined as the net of dead deal costs, integration costs related to new ERP implementation and non-recurring expenses (acquisition, other).
(2)Net Debt is defined as total secured and unsecured debt (excluding secured borrowings) less cash and cash equivalents. Recurring EBITDA is defined as Recurring EBITDA less interest income related to collateralized receivables.

82	Sun Communities, Inc.

Compensation Discussion and Analysis
2024 Long-Term Equity Incentive Awards (Based on 2023 Performance)
This represents the equity award for 2023 performance granted in 2024.
In February 2024, the Compensation Committee granted each of Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss long-term incentive awards for their 2023 performance as detailed in the table below. In determining the long-term incentive awards, the Compensation Committee considered the overall financial performance of the Company during 2023, as well as the executive’s achievement of his individual goals and the implementation of the strategic goals of the organization. In particular, the Company achieved a 10-year TSR of 323.1%, outperforming the RMS, Russell 1000, U.S. REIT Residential and S&P 500 indices during the same period. We also produced a five-year TSR of 47.5%, outperforming the MSCI U.S. REIT (RMS) and the Dow Jones all Equity REIT indices. Additional factors included, but were not limited to, Core FFO per Share of $7.10 being in line with our expectations; strong total Same Property NOI growth of 7.3% driven by Same Property NOI growth of 6.8% for MH, 4.8% for RVs and 11.7% for marinas; and the successful execution of capital recycling strategy and business simplification strategies.

			2024 Regular Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Gary A. Shiffman	Time vesting	(3)	3/4/2024	2,000	$264,260
	Market performance	(4)	3/4/2024	3,000	$294,420	(2)
Fernando Castro-Caratini	Time vesting	(3)	3/4/2024	6,000	$792,780
	Market performance	(4)	3/4/2024	9,000	$883,260	(2)
Bruce D. Thelen	Time vesting	(3)	3/4/2024	6,800	$898,484
	Market performance	(4)	3/4/2024	10,200	$1,001,028	(2)
Marc Farrugia	Time vesting	(3)	3/4/2024	6,000	$792,780
	Market performance	(4)	3/4/2024	9,000	$883,260	(2)
Aaron Weiss	Time vesting	(3)	3/4/2024	6,800	$898,484
	Market performance	(4)	3/4/2024	10,200	$1,001,028	(2)

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI U.S. REIT Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
	Absolute TSR Modifier Payout limited to target if absolute TSR is negative for the period, even if greater than 55th percentile is achieved
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Award value is estimated as the Company is awaiting third party valuation analysis.
(3)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.
(4)Measured over a three-year period from January 1, 2024 to December 31, 2026, vesting on January 1, 2027, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.

2024 Proxy Statement	83

Compensation Discussion and Analysis
COMPENSATION PROCESSES
When determining levels of compensation, the Compensation Committee considers: (a) internal equity among executive officers; (b) market data for the positions held by these executives; (c) each executive’s duties, responsibilities and experience level; (d) each executive’s performance and contribution to our success; and (e) cost to us. The Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are made after the end of the fiscal year and after financial statements for the year become available. At that time, the Compensation Committee determines the annual incentive award, if any, for the past year’s performance, and makes decisions on awards of equity-based compensation.
Role of Executive Officers in Compensation Decisions
The Compensation Committee makes all decisions regarding the compensation of NEOs, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance and determines the annual incentive compensation of the CEO. Together the Compensation Committee and the CEO review the performance of the other NEOs. The CEO can recommend certain compensation incentives, including equity award amounts, to the Compensation Committee, which can exercise its discretion in approving or modifying such recommendations for other NEOs.
Role of the Compensation Consultant
From time to time, we engage FPC, a nationally known executive compensation consulting firm specializing in the public REIT industry, to help us evaluate the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and annual equity-based incentives for our NEOs, and to determine our peer group for examining executive compensation. All executive compensation services provided by FPC are conducted under the direction or authority of the Compensation Committee.
Use of Comparative Market Data in Compensation Decisions
In setting the 2022 compensation elements and levels for the NEOs, the Compensation Committee considered several main compensation components including base salary, target annual non-equity incentive and long-term incentive awards (collectively “total remuneration”) on an actual and target basis, as well as per individual and in aggregate, across the team, as well as other factors. The Compensation Committee selected our peer group and similarly sized REITs to compare and benchmark our executive compensation based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components and peer decisions made by other companies.
Noting that the Company has only one publicly traded direct business peer of similar size, the Compensation Committee, in consultation with FPC, strove to formulate our 2022 peer group of publicly traded companies that includes the following characteristics, placing an emphasis on relative size:

Guiding Factors for Selecting SUI Peers
Public Manufactured Housing REITs	There are two other public REITs (only one of which is of similar size to the Company) that are classified by Nareit within the manufactured homes sub-sector of the FTSE Nareit Residential Index.
Industry and business strategy	Companies with similar business models, philosophies, and investment criteria, including companies that are classified within the broader FTSE Residential Index.
Size	Companies which are similar in size and scope, with the primary measure being total capitalization (debt plus equity) and leasable units under management.
Operational intensity and complexity	Companies with a comparable number of leasing units administered and similar complexity of diverse business activities and geographic reach.
Competition	Companies that we compete with for executive talent, and companies that we compete with for investors and which key analysts name as a peer.
Other considerations	Companies that cite us as a compensation peer.

84	Sun Communities, Inc.

Compensation Discussion and Analysis
Additionally, in 2022, we engaged Alliance Advisors to assess the use of ESG linked metrics within senior management’s executive incentive plans. The analysis indicated that the adoption of ESG metrics in executive compensation programs at S&P 500 companies is now a widespread practice, as companies want to signal the importance of ESG priorities and be responsive to investor expectations. In 2021, 73% of S&P 500 companies linked executive compensation to some form of ESG performance, an increase from 66% in 2020. Most companies in the real estate sector tie ESG performance metrics to executive pay. Alliance Advisors reviewed proxy statements of a group of our compensation peers to assess the use of ESG linked metrics within senior management’s executive incentive plans. Of the 21 peers evaluated, the majority include at least one ESG metric within their executive compensation programs, with varying degrees of robustness. The majority of the metrics were qualitative in nature. Based on the above, the Compensation Committee felt comfortable with how the Company uses ESG metrics in executive compensation decisions.
In setting the 2023 compensation elements, the Compensation Committee considered and relied on the above analysis. As result, our peer group composition for our 2023 compensation remained unchanged from that disclosed in 2022 and includes the companies shown in the table below:

Company Name	Property Focus	Headquarters
AvalonBay Communities, Inc.	Multi-Family	Arlington, VA
Camden Property Trust	Multi-Family	Houston, TX
CubeSmart	Self-Storage	Malvern, PA
Equity LifeStyle Properties, Inc.	Manufactured Home	Chicago, IL
Equity Residential	Multi-Family	Chicago, IL
Essex Property Trust, Inc.	Multi-Family	San Mateo, CA
Extra Space Storage Inc.	Self-Storage	Salt Lake City, UT
Federal Realty Investment Trust	Retail	North Bethesda, MD
Invitation Homes, Inc.	Single-Family	Dallas, TX
Mid-America Apartment Communities, Inc.	Multi-Family	Germantown, TN
UDR, Inc.	Multi-Family	Highlands Ranch, CO
Ventas, Inc.	Health Care	Chicago, IL
The total capitalization of our peer group composition for our 2023 compensation as of December 31, 2023 was as follows:
Peer Total Capitalization as of December 31, 2023
Source: S&P Capital IQ as of December 31, 2023.

Peer	Industry	Total Capitalization ($ millions)
Extra Space Storage Inc.	Self-Storage	$46,927
Avalon Bay Communities, Inc.	Multifamily	$34,725
Ventas, Inc.	Health Care	$34,084
Equity Residential	Multifamily	$31,646
Invitation Homes Inc.	Specialty	$29,499
Sun Communities, Inc.	Manufactured Home	$25,612
Essex Property Trust, Inc.	Multifamily	$22,903
Mid-America Apartment Communities, Inc.	Multifamily	$20,766
UDR, Inc.	Multifamily	$19,632
Equity LifeStyle Properties, Inc.	Manufactured Home	$17,337
Camden Property Trust	Multifamily	$14,482
Federal Realty Investment Trust	Shopping Center	$13,626
CubeSmart	Self-Storage	$13,546

In January 2024, we engaged FPC to analyze the competitiveness of the Company’s executive compensation practices in a benchmarking study. Its analysis focused on the magnitude of pay as well as the structural design of the program. The key takeaways and findings for this study informed the Compensation Committee in setting the 2024 compensation elements and levels for the NEOs.

2024 Proxy Statement	85

Compensation Discussion and Analysis
Advisory Vote on Executive Compensation
The advisory vote by shareholders on executive compensation plays a role in our executive compensation decision-making process.
The Compensation Committee considered the results of the advisory vote by shareholders on executive compensation, or the “say-on-pay” proposal, presented to shareholders at our 2023 annual meeting when evaluating our executive compensation program. Last year’s say-on-pay proposal received strong shareholder support, with 84% of the shares voted approving the 2022 executive compensation.
The Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote and our executive compensation program for the year ended December 31, 2023 continued to focus on the factors described below.
The chart below shows our say-on-pay results over the last three years:
2021 - 2023 Average Say-on-Pay Support
2021 Say-on-Pay
Support

2022 Say-on-Pay
Support

2023 Say-on-Pay
Support

86	Sun Communities, Inc.

Compensation Discussion and Analysis
ADDITIONAL EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Risks Arising from Compensation Policies and Practices
Our senior management has assessed the enterprise-wide risks facing us and has implemented processes and procedures to mitigate such risks. In connection with such ERM processes, our compensation programs were assessed, including program features that could potentially encourage excessive or imprudent risk taking and the specific aspects of our compensation policies and procedures which mitigate some of the material risks that might otherwise arise from such policies and procedures. Following this review, our management, Compensation Committee and Board affirmatively determined that there were no risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on us.
Anti-Hedging Policy
We have adopted an Anti-Hedging Policy under which our directors and executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale.
Pledging Guidelines
We have adopted pledging guidelines under which our directors and executive officers are prohibited from pledging any Company securities as collateral for indebtedness unless the NCG Committee has first reviewed and approved the terms of the pledge.
Insider Trading Policy
We have adopted an Insider Trading Policy under which all directors, officers, employees and affiliates of the Company are prohibited from purchasing, selling, or providing such information or recommending a transaction involving the Company's securities when such individual(s) are aware of material nonpublic information of the Company and make a trade on the basis of such information.
Executive Stock Ownership Guidelines
In an effort to align the interests of our management with those of our shareholders, we have adopted a policy under which our executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are subject to equity ownership guidelines. Under these guidelines, each executive officer is required to own shares of our stock with a value equal to a multiple of his or her annual base salary as follows:

Position	Multiple	Annual Base Measure
Chairman and CEO	6x	Base salary
President and other executive officers	4x	Base salary
Covered individuals are required to achieve compliance with these guidelines by five years from the later of the date of:
•November 2, 2021, which was the date these guidelines were last amended;
•promotion to the covered position; or
•start of employment with the Company.
Until he or she complies with the guidelines, or if he or she fails to comply due to a reduction in stock price, each covered individual must retain at least 50% of all shares of restricted stock as they vest (not including any newly vested shares sold or withheld to pay applicable taxes).
As of March 18, 2024, each of our NEOs satisfied the requirements of these stock ownership guidelines.

2024 Proxy Statement	87

Compensation Discussion and Analysis
Executive Compensation Recovery (Clawback) Policy
We have adopted an Executive Compensation Recovery (Clawback) Policy which covers each of the NEOs and other executive officers. Under this policy, in the event of an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, the Company shall seek to promptly recover from any covered executive officer the amount of incentive-based compensation received by such executive officer in excess of the amount of incentive-based compensation that would have been received by such executive officer if the calculation was determined based on the accounting restatement. Incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the restatement date is subject to potential clawback.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility on our tax return of compensation over $1.0 million to any of our NEOs.
We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital.
We do not believe that Section 162(m) has materially affected or will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder.
For these reasons, Section 162(m) is not a significant factor in the Compensation Committee’s compensation policy and practices. In 2023, we made payments of $13,400,315 to Mr. Shiffman, $1,096,539 to Mr. Castro-Caratini, $909,755 to Mr. Thelen, $645,160 to Mr. Farrugia, and $775,559 to Aaron Weiss that were subject to Section 162(m).
409A Considerations
We have also taken into consideration Section 409A of the Code in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such a case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.
Option Awards
In response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.

88	Sun Communities, Inc.

SUMMARY COMPENSATION TABLE
The following table includes information concerning compensation for our NEOs for the fiscal year ended December 31, 2023, 2022 and 2021:

Name and Principal Position	Year	Salary		Non-Equity Incentive(1)	Stock Awards(2)		All Other Compensation	Total
Gary A. Shiffman Chairman, President and CEO	2023	$900,000		$747,000	$9,283,660		$16,086		$10,946,746
	2022	$900,000		$1,665,000	$12,395,450		$6,132		$14,966,582
	2021	$851,957		$1,800,000	$11,171,661		$4,670		$13,828,288
Fernando Castro-Caratini Executive Vice President, CFO, Treasurer and Secretary	2023	$550,000		$366,850	$2,475,643		$8,637		$3,401,130
	2022	$474,868		$669,625	$1,533,655		$7,205		$2,685,353
	2021	$305,245		$201,518	$859,680		$1,389		$1,367,832
Bruce D. Thelen Executive Vice President, COO	2023	$500,000		$508,250	$2,104,296		$7,560		$3,120,106
	2022	$500,000		$527,500	$1,559,186		$7,205		$2,593,891
	2021	$441,506		$650,000	$992,134		$7,153		$2,090,793
Marc Farrugia Executive Vice President and Chief Administrative Officer	2023	$475,000		$322,635	$1,237,821		$2,610		$2,038,066
	2022	$412,310		$439,375	$1,082,580		$3,246		$1,937,511
	2021	$319,720		$224,451	$1,074,600		$2,028		$1,620,799
Aaron Weiss Executive Vice President of Corporate Strategy and Business Development	2023	$525,000		$393,488	$1,856,732		$42,643	(3)	$2,817,863
	2022	$525,000		$789,188	$1,039,457		$35,938	(3)	$2,389,583
	2021	$95,519	(4)	$400,000	$2,256,128	(5)	$33		$2,751,680
(1)Annual incentives earned for a year are paid in the subsequent year. This column includes annual incentives earned for the 2023, 2022 and 2021 performance years paid in 2024, 2023 and 2022, respectively. See "2023 Compensation Decisions" above for additional information.
(2)This column includes restricted stock awards granted in 2023, 2022 and 2021 for the 2022, 2021 and 2020 performance years, respectively. Restricted stock awards for the 2023 performance year were granted in 2024. Amounts disclosed above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, "Share-Based Compensation," in the Consolidated Financial Statements of our 2023 Annual Report on Form 10-K.
(3)Includes £26,177 (or approximately $33,327) and £25,487 (or approximately $31,019) received as director fees for serving on the board of a UK subsidiary of the Company during the years ended December 31, 2023 and 2022, respectively. The director fees were paid in Pounds sterling and converted to U.S. Dollars at the USD/GBP spot rate of 1.2731 and 1.2171 at December 31, 2023 and 2022, respectively.
(4)Aaron Weiss' employment with the Company began on October 18, 2021.
(5)This represents the value of the 11,488 stock awards issued to Aaron Weiss upon the commencement of his employment at the Company.

2024 Proxy Statement	89

Executive Compensation Tables
GRANTS OF PLAN-BASED AWARDS
The following table provides information on grants of awards under any plan received by our NEOs for the year ended December 31, 2023. Estimated future payouts under non-equity incentive plan awards represent cash incentive opportunities that would be paid in 2024 for 2023 performance. Estimated future payouts under equity incentive plan awards represent the estimated future payouts of equity awards granted in 2023 for 2022 performance.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards(1)(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary A. Shiffman	Annual incentive		$900,000	$1,350,000	$1,800,000
	Time	2/24/2023							30,000	$4,396,500
	Market	2/24/2023				27,000	36,000	45,000		$4,887,160
Fernando Castro-Caratini	Annual Incentive		$412,500	$550,000	$715,000
	Time	2/24/2023							8,000	$1,172,400
	Market	2/24/2023				7,200	9,600	12,000		$1,303,243
Bruce D. Thelen	Annual Incentive		$375,000	$500,000	$650,000
	Time	2/24/2023							6,800	$996,540
	Market	2/24/2023				6,120	8,160	10,200		$1,107,756
Marc Farrugia	Annual Incentive		$237,500	$356,250	$475,000
	Time	2/24/2023							4,000	$586,200
	Market	2/24/2023				3,600	4,800	6,000		$651,621
Aaron Weiss	Annual Incentive		$393,750	$525,000	$682,500
	Time	2/24/2023							6,000	$879,300
	Market	2/24/2023				5,400	7,200	9,000		$977,432
(1)All market-based and time-based equity incentive awards were granted under the Sun Communities, Inc. 2015 Equity Incentive Plan.
(2)There were no stock options granted to our NEOs in the year ended December 31, 2023.
(3)Amounts disclosed above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, "Share-Based Compensation," in the Consolidated Financial Statements of our 2023 Annual Report on Form 10-K.

90	Sun Communities, Inc.

Executive Compensation Tables
OUTSTANDING EQUITY AWARDS AT YEAR-END DECEMBER 31, 2023
The following table provides certain information with respect to the value of all restricted share awards previously granted to our NEOs. None of the NEOs hold any unexercised options.

			Share Awards
Name	Grant Date	Time Vested, Market or Performance(1)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)
Gary A. Shiffman	3/14/2017	T1	3,750	$501,188
	3/20/2019	T3	4,800	$641,520
	2/13/2020	T3	10,400	$1,389,960
	3/17/2021	T3	20,400	$2,726,460
	3/17/2021	M1	51,000	$—	(3)
	3/17/2021	T4	1,667	$222,795
	3/17/2021	M1	5,000	$—	(3)
	2/23/2022	T3	27,200	$3,635,280
	2/23/2022	M1	51,000	$2,186,260
	2/24/2023	T3	30,000	$4,009,500
	2/24/2023	M1	45,000	$3,551,509
Total			250,217	$18,864,472
Fernando Castro-Caratini	2/22/2018	T2	150	$20,048
	4/15/2019	T3	400	$53,460
	4/15/2019	T3	600	$80,190
	3/3/2020	T3	800	$106,920
	3/3/2020	T3	800	$106,920
	3/5/2021	T3	1,200	$160,380
	3/5/2021	T3	2,400	$320,760
	2/24/2022	T3	6,800	$908,820
	2/24/2023	T3	8,000	$1,069,200
	2/24/2023	M1	12,000	$947,069
Total			33,150	$3,773,767
Bruce D. Thelen	4/15/2019	T3	400	$53,460
	4/15/2019	T3	800	$106,920
	3/3/2020	T3	800	$106,920
	3/3/2020	T3	1,200	$160,380
	2/11/2021	T3	2,040	$272,646
	2/11/2021	M1	5,100	$—	(3)
	2/24/2022	T3	3,360	$449,064
	2/24/2022	M1	6,300	$270,067
	2/24/2023	T3	6,800	$908,820
	2/24/2023	M1	10,200	$805,009
Total			37,000	$3,133,286
Marc Farrugia	4/15/2019	T3	260	$34,749
	4/15/2019	T3	260	$34,749
	3/3/2020	T3	800	$106,920
	3/3/2020	T3	800	$106,920
	3/5/2021	T3	1,200	$160,380
	3/5/2021	T3	3,300	$441,045
	2/24/2022	T3	4,800	$641,520
	2/24/2023	T3	4,000	$534,600
	2/24/2023	M1	6,000	$473,535
Total			21,420	$2,534,418

2024 Proxy Statement	91

Executive Compensation Tables

			Share Awards
Name	Grant Date	Time Vested, Market or Performance(1)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)
Aaron Weiss	10/18/2021	T3	6,894	$921,383
	2/24/2022	T3	2,240	$299,376
	2/24/2022	M1	4,200	$180,045
	2/24/2023	T3	6,000	$801,900
	2/24/2023	M1	9,000	$710,302
Total			28,334	$2,913,006

(1)	Time-vested anniversary year	T1	T2	T3	T4
	1	—%	—%	20%	33.3%
	2	—%	—%	20%	33.3%
	3	20%	35%	20%	33.4%
	4	30%	35%	20%	—%
	5	35%	20%	20%	—%
	6	10%	5%	—%	—%
	7	5%	5%	—%	—%

Market anniversary year	M1
1	—%
2	—%
3	100%

(2)Time shares valued based on the closing price of our common stock on the NYSE of $133.65 as of December 31, 2023, Market shares valued using the valuation price of the respective market shares as of December 31, 2023.
(3)Market shares were valued at zero as of December 31, 2023 as all shares were forfeited on 1/1/2024 as the vesting criteria was not met.
STOCK VESTED DURING 2023
The following table sets forth certain information concerning shares held by our NEOs that vested during the year ended December 31, 2023:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	76,572	$10,901,752
Fernando Castro-Caratini	5,250	$765,333
Bruce Thelen	5,120	$754,913
Marc Farrugia	4,505	$655,406
Aaron Weiss	2,857	$325,688
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. Our pay ratio is provided to assist in evaluating our compensation practices and may not be meaningful when compared against other companies as impacts of varying organizational structures on employment bases and their respective compensation practices, as well as the methodology, assumptions and estimates each company uses in determining its median employee, may impact the pay ratios among and within industries.

92	Sun Communities, Inc.

Executive Compensation Tables
As an owner and self-operator of the majority of our 667 properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies to manage most or all of their properties. Rather than outsourcing property management, the Company’s strategy generally involves self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures. This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.
For the year ended December 31, 2023, the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $38,263. The annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $10,946,746. Based on this information, our CEO pay ratio for 2023 was 286:1.
Over the last three years, shareholders have approved our executive compensation program by an average of 90% support of the votes cast. As set forth in the Compensation Discussion and Analysis, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between our CEO’s pay and performance.
This information is being provided for compliance purposes. Neither the Compensation Committee nor the management of the Company used the pay ratio measure in making compensation decisions.
Determining the Median Employee
Employee Population
We used our employee population data as of October 30, 2023 as the reference date for identifying our median employee. As of this date, we employed approximately 8,500 talented individuals in full-time, part-time, seasonal and temporary positions worldwide, other than our CEO, all considered in determining our median employee.
We included employees if they were employed by the Company or any of its subsidiaries, on October 30, 2023, and classified as full-time, part-time, temporary and seasonal, and foreign employees (where foreign employee population is greater than 5% of total). We excluded active employees that made less than $500.
Methodology for Determining Our Median Employee
To identify the median employee from our considered population, we used base compensation payroll records as of October 30, 2023, after annualization of compensation for applicable part-time and full-time employees. Base compensation does not include every element of compensation, but does reasonably reflect annual compensation for our employee population.
Annual Total Compensation of Median Employee
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, pursuant to SEC rules, and consistent with the calculation of compensation for our CEO as reported in our 2023 Summary Compensation Table above. As such, we included commissions, bonuses, stock grants, overtime, and employer contributions to our qualified 401(k) retirement plan.
Our considered population can be categorized into the following areas:
•Approximately 80.0% of our employees support operations at over 600 communities and marinas as of October 30, 2023, in positions including, but not limited to, office assistants, member services specialists, housekeepers, groundskeepers and dock hands. These employees are primarily paid on an hourly basis. The median annual total compensation for these employees in 2023 was $33,519.
•The operational support employees described above are overseen by managers who are led by regional, divisional and senior vice presidents who account for approximately 7.5% of our workforce in the aggregate. The median annual total compensation for these employees in 2023 was $91,367.
•Approximately 12.5% of our workforce is comprised of corporate employees located primarily at our main offices. These employees include our executive management team as well as our finance, human resources, marketing and information technology professionals. The median annual total compensation for these employees in 2023 was $73,462.
Annual total compensation for the identified median employee, an office coordinator, calculated on a basis consistent with the Summary Compensation Table above and excluding our CEO, was $38,263 for 2023.
Annual Total Compensation of our CEO
We used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement, which includes the value of benefits provided to our CEO under non-discriminatory benefit plans available to all employees during 2023.

2024 Proxy Statement	93

Executive Compensation Tables
PAY VERSUS PERFORMANCE TABLE
The following table illustrates disclosed compensation from the Summary Compensation Table and compensation “actually paid” to our PEO and Non-PEO NEOs, as well as (i) our cumulative TSR performance, (ii) the TSR of the Dow Jones U.S. Real Estate Residential Index, (iii) our Net Income, and (iv) our Core FFO, our Company selected metric, for the years ended December 31, 2023, 2022, 2021 and 2020:

					Value of Initial Fixed $100 Investment(1) Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Dow Jones U.S. Real Estate Residential Index	Net Income / (loss)(2)	Core FFO/ Share
2023	$10,946,746	$(21,335)	$2,844,291	$2,225,608	$97.75	$104.78	$(213,300,000)	$7.10
2022	$14,966,582	$(537,705)	$3,633,375	$650,211	$101.62	$97.44	$242,000,000	$7.35
2021	$13,828,288	$31,577,299	$4,197,956	$7,604,150	$145.84	$142.12	$380,200,000	$6.51
2020	$11,142,423	$9,511,035	$5,226,779	$5,220,325	$103.58	$89.74	$131,600,000	$5.09
(1)This calculation assumes a $100.00 investment on December 31, 2019, a reinvestment of distributions and actual increase of the market value of our common stock relative to an initial investment of $100.00.
(2)Net Income / (loss) attributable to Sun Communities, Inc. common shareholders.

Our PEO and Non-PEO NEOs included in the table above are as follows:

Year	PEO	Non-PEO NEOs
2023	Gary A. Shiffman	Fernando Castro-Caratini, Bruce D. Thelen, Marc Farrugia, Aaron Weiss
2022	Gary A. Shiffman	Fernando Castro-Caratini, Karen J. Dearing, John B. McLaren, Bruce D. Thelen, Aaron Weiss
2021	Gary A. Shiffman	Karen J. Dearing, John B. McLaren, Bruce D. Thelen, Aaron Weiss
2020	Gary A. Shiffman	Karen J. Dearing, John B. McLaren, Bruce D. Thelen, Baxter R. Underwood

94	Sun Communities, Inc.

Executive Compensation Tables
Differences in our summary compensation table amounts and compensation actually paid reflect the following:

Year	2023		2022		2021		2020
	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
Deduction for amounts reported under the “Stock Awards” in the summary compensation table	$(9,283,660)	$(1,918,623)	$(12,395,450)	$(2,284,748)	$(11,171,661)	$(2,877,390)	$(9,208,679)	$(4,361,230)
Increase based on ASC 718 fair value of awards granted during the year that remain unvested as of year end, determined as of year end	7,561,009	1,562,608	9,536,728	1,757,757	17,581,362	4,169,907	8,972,498	4,533,145
Increase based on ASC 718 fair value of awards granted during the year that vested during the year, determined as of vesting date	—	—	—	—	—	—	—	—
Increase / (deduction) for awards granted during prior year that were outstanding and unvested as of year end, determined based on change in ASC 718 fair value from prior year end to current year end	(8,671,507)	(356,644)	(10,955,590)	(2,231,046)	11,147,435	1,988,939	86,515	43,861
Increase / (deduction) for awards granted during prior year that vested during the year, determined based on change in ASC 718 fair value from prior year end to vesting date	(773,054)	(8,584)	(2,602,551)	(389,594)	(414,809)	(22,465)	(2,576,195)	(404,974)
Deduction of ASC 718 fair value of awards granted during prior year that were forfeited during current year, determined as of prior year end	(725,010)	—	—	—	(356,171)	(29,706)	—	—
Addition of any dividends or other earnings paid on equity awards during the year, prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the year	924,141	102,560	912,577	164,467	962,854	176,909	1,094,473	182,743
Total Adjustments	$(10,968,081)	$(618,683)	$(15,504,286)	$(2,983,164)	$17,749,010	$3,406,194	$(1,631,388)	$(6,455)
Our compensation "actually paid" is heavily influenced by the fair value of equity awards from year to year. As stock price volatility and fluctuations in the stock market impact the valuations of our awards, our resulting compensation “actually paid” to our PEO and our Non-PEO NEOs can be higher or lower (or even negative, as shown for 2022), than the figures disclosed in the summary compensation table. This is particularly true for our PEO, whose equity awards make up approximately 85% of total compensation for 2023 (83% for 2022, 81% for 2021 and 83% for 2020), and therefore have a significant impact on our overall "actually paid" compensation.

2024 Proxy Statement	95

Executive Compensation Tables
Description of the Relationship Between Pay Versus Performance
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to Non-PEO NEOs, with (i) our cumulative TSR, (ii) the TSR of the Dow Jones U.S. Real Estate Residential Index, (iii) our Net Income, and (iv) our Core FFO, for the years ended December 31, 2020, 2021, 2022 and 2023. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.
Our program is structured to pay for performance, with an annual incentive award that is largely tied to Core FFO Growth, Same Property Combined NOI Growth (of MH, RV and Marina), MH, RV and marina acquisitions, expansions and developments, and ESG initiatives, along with long-term incentives that are primarily performance-based and align with investor interests as performance is solely predicated on our TSR performance versus that of the MSCI U.S. REIT Index with an absolute TSR modifier that caps our payouts if our return is negative. As such, our compensation paid and performance are strongly aligned, as shown in the graphs below:

## Compensation Actually Paid versus Cumulative TSR

$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$(5,000)
Thousands
$9,511
$103.58
$89.74
$5,220
$31,577
$145.84
$142.12
$7,604
$101.62
$97.40
$650
-$538
$104.78
$97.75
$2,226
-$21
2020
2021
2022
2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
SUI TSR
Dow Jones U.S. Real Estate Residential Index TSR

Compensation Actually Paid versus Core FFO
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$(5,000)
Thousands
$9,511
$5,220
$31,577
$7,604
-$538
$650
-$21
$2,226
$5.09
$6.51
$7.35
$7.10
2020
2021
2022
2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Core FFO per Share

96	Sun Communities, Inc.

Executive Compensation Tables
Listing of Important Financial and Non-Financial Measures
The following table includes the most important financial and non-financial performance measures used by the Company for the fiscal year ended December 31, 2023, to link compensation actually paid to the company’s CEO and other NEOs to the Company’s performance.

Performance Measures	Year Ended December 31, 2023	Methodology Used to Calculate Financial Performance Measures	Reconciliations to Non-GAAP Financial Measures
Financial
Core FFO growth	(3.4)%	FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	Refer to Appendix for the reconciliation of Net Income to Core FFO
Same Property combined NOI growth - MH, RV and Marina	7.3%	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Properties are primarily those properties that we have owned and operated continuously since January 1, 2022	Refer to (1) Appendix for the reconciliation of Net Income to NOI and (2) table below for the breakdown of NOI
Non-Financial
Developments and Expansions	802 sites delivered	Construction of ground-up developments and expansions of our existing communities provide for continued revenue growth through occupancy gains.	N/A
ESG initiatives	Excelled
Performance is based on implementation and progress towards long-term commitments, including our DEI Roadmap, Carbon Neutral by 2035 and Net Zero Emissions by 2045, as well as integration of all business operations.
			N/A
Breakdown of NOI
The following table shows the breakdown of total portfolio NOI for the fiscal year ended December 31, 2023, in millions:

	Year Ended December 31, 2023
	Same Property MH	Same Property RV	Same Property Marina	UK Operations	Acquisition and other (excluding UK Operations)	Total Portfolio
Real property NOI	$608.2	$295.3	$235.6	$66.7	$46.1	$1,251.9
Home sales	N/A	N/A	N/A	69.4	55.1	124.5
Service, retail, dining and entertainment NOI(1)	N/A	N/A	N/A	N/A	N/A	53.9
NOI	$608.2	$295.3	$235.6	$136.1	$101.2	$1,430.3
(1)Service retail, dining entertainment NOI are shown at consolidated level due to immateriality.

2024 Proxy Statement	97

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
Respectfully submitted,
Members of the Compensation Committee:
Brian M. Hermelin (Chairman)
Ronald A. Klein
Clunet R. Lewis

EXECUTIVE OFFICER BIOGRAPHIES
The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Title
Gary A. Shiffman	69	Chairman, President and CEO
Fernando Castro-Caratini	40	Executive Vice President, CFO, Treasurer and Secretary
Bruce D. Thelen	39	Executive Vice President and COO
Marc Farrugia	39	Executive Vice President and Chief Administrative Officer
Aaron Weiss	47	Executive Vice President of Corporate Strategy and Business Development
Baxter R. Underwood	46	CEO of Safe Harbor
Refer to Background information for Gary A. Shiffman on page 21.

98	Sun Communities, Inc.

Information about Executive Officers

Fernando Castro-Caratini
Executive Vice President, CFO, Treasurer and Secretary
Mr. Castro-Caratini has served as Executive Vice President, CFO, Treasurer and Secretary since May 2022. He is responsible for the overall management of our accounting, tax and finance departments and all internal and external financial reporting. He joined us in November 2016 as Senior Vice President, Finance and Capital Markets where he set operational, financial, corporate M&A, and public communication strategies in addition to managing Sun's investor, research analyst, investment bank and lender relationships. Prior to joining the Company, Mr. Castro-Caratini was with Citigroup in the Real Estate & Lodging Investment Banking Group where he executed on a broad range of transactions for real estate and lodging clients focusing primarily on strategic advisory, including M&A and initial public offerings.

Bruce Thelen
Executive Vice President and COO
Mr. Thelen has served as our Executive Vice President and COO since December 2022. Previously he was Executive Vice President of Operations and Sales. Mr. Thelen has led our manufactured home sales and leasing subsidiary, SHS, since joining the Company in January 2018. Mr. Thelen’s responsibilities grew consistently over the years and included MH and RV property operations and marketing. Prior to joining the Company, Mr. Thelen held multiple positions with a national manufactured home builder, most recently as the Vice President of Sales and Marketing. Prior to that, he was with the management consulting firm Booz & Company.

Marc Farrugia
Executive Vice President and Chief Administrative Officer
Mr. Farrugia has served as our Executive Vice President and Chief Administrative Officer since June 2022, leading the implementation of some of the Company's most strategic and transformational projects designed to enhance the Company's continued growth. Mr. Farrugia served as the Company's Senior Vice President of Culture and Innovation from November 2019 through June 2022 and has been part of the Company's team since 2011. Prior to joining the Company, he held various roles in human resources, training and mortgage banking at Quicken Loans.

Aaron Weiss
Executive Vice President of Corporate Strategy and Business Development
Aaron Weiss has served as our Executive Vice President of Corporate Strategy and Business Development since October 2021. Aaron Weiss is responsible for coordinating our corporate strategy, planning and business development and has a comprehensive background in real estate, lodging, finance and strategic advisory. Prior to joining the Company, he was a Managing Director in Citigroup’s Real Estate & Lodging Investment Banking Group where he provided strategic and financing advice to private and public real estate, lodging and private equity clients. Before joining Citigroup, Aaron Weiss worked at Nomura and Lehman Brothers where he executed capital markets and advisory transactions in the US, UK, Asia, Australia and Western Europe. Arthur A. Weiss, one of our directors, is Aaron Weiss's father.

2024 Proxy Statement	99

Information about Executive Officers

Baxter R. Underwood
CEO of Safe Harbor
Mr. Underwood has served as Safe Harbor’s Chief Executive Officer since January 2017. He was designated as an executive officer of the Company upon our acquisition of Safe Harbor in October 2020. From 2015 to 2017, he served as President of Safe Harbor. Mr. Underwood was previously the Chief Investment Officer of CNL Lifestyle Properties, a previously public REIT, where he was responsible for the acquisition and management of a large portfolio of lifestyle assets. Since November 2022, Mr. Underwood has served on the Board of Directors of the Friends of the Katy Trail, a nonprofit organization.

EMPLOYMENT AGREEMENTS
Gary A. Shiffman
We and Mr. Shiffman have entered into an employment agreement dated March 29, 2021, as amended in March 2022 and December 2022, under which he serves as our CEO and President. The term of Mr. Shiffman’s employment agreement expires on March 29, 2026, but is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Mr. Shiffman’s annual base salary under his employment agreement is $900,000. The annual base salary under his previous employment agreement was $691,837. In addition to his base salary, we may pay Mr. Shiffman an annual incentive in an amount determined by the Compensation Committee, based on individual goals and objectives for Mr. Shiffman, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Shiffman adopted before or shortly after the beginning of each year.
Fernando Castro-Caratini
We and Mr. Castro-Caratini have entered into an employment agreement effective May 2, 2022, as amended, under which he serves as our Executive Vice President, CFO, Treasurer and Secretary. The term of Mr. Castro-Caratini’s employment agreement expires on May 2, 2027, but is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Mr. Castro-Caratini’s annual base salary under his employment agreement is $550,000. In addition to his base salary, we may pay Mr. Castro-Caratini an annual incentive in an amount up to 200% of his base salary based on individual goals and objectives for Mr. Castro-Caratini, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Castro-Caratini adopted before or shortly after the beginning of each year.
Bruce D. Thelen
We and Mr. Thelen have entered into an employment agreement dated July 16, 2021, as amended, under which he serves as our Executive Vice President and COO. The term of Mr. Thelen's employment agreement expires on July 16, 2026, but is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement.
Mr. Thelen’s annual base salary under his employment agreement is $500,000. In addition to his base salary, we may pay Mr. Thelen an annual incentive in an amount up to 200% of his base salary based on individual goals and objectives for Mr. Thelen, the Company’s performance or other criteria the Compensation Committee deems relevant. Although incentives are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Thelen adopted before or shortly after the beginning of each year.
Marc Farrugia
We and Mr. Farrugia have entered into an employment agreement effective June 13, 2022, as amended, under which he serves as Executive Vice President and Chief Administrative Officer. The term of Mr. Farrugia’s employment agreement expires on June 13, 2027, but is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.

100	Sun Communities, Inc.

Information about Executive Officers
Mr. Farrugia’s annual base salary under his employment agreement is $475,000. In addition to his base salary, we may pay Mr. Farrugia an annual incentive in an amount up to 200% of his base salary based on individual goals and objectives for Mr. Farrugia, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Farrugia adopted before or shortly after the beginning of each year.
Aaron Weiss
We and Aaron Weiss have entered into an employment agreement dated October 18, 2021, as amended, under which he serves as our Executive Vice President of Corporate Strategy and Business Development. The term of Aaron Weiss' employment agreement expires on October 18, 2026, but is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement.
Aaron Weiss’ annual base salary for the portion of 2021 that he was employed by us was $450,000, with an increase to an annual base salary of $525,000, effective January 1, 2022. In addition to his base salary, we may pay Aaron Weiss an annual incentive in an amount determined by the Compensation Committee based on individual goals and objectives set for him, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee may set specific performance criteria pursuant to a written plan for Aaron Weiss adopted before or shortly after the beginning of each year.
Non-competition Clauses
The non-competition clauses of each of our NEO's employment agreements generally preclude him from engaging, directly or indirectly, in the same business as the Company, including the development, ownership, leasing, management, financing or sales of MH or land lease communities, RV resorts, camping or glamping resorts, manufactured homes or marinas anywhere in the U.S. or any other country in which we operate during the period he is employed by us and for a period of up to 24 months following the period he is employed by us; provided, however, that if he is terminated without cause, as defined in his employment agreement, the period of non-competition will be reduced to 12 months following the period he is employed by us.
Clawback
Incentive compensation paid or payable to each of our executive officers will not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Our executive officers’ incentive-based compensation, including equity-based incentive compensation, is also subject to our Executive Compensation Recovery (Clawback) Policy, under which in the event of an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, the Company shall seek to promptly recover from any covered executive officer the amount of incentive-based compensation received by such executive officer in excess of the amount of incentive-based compensation that would have been received by such executive officer if the calculation was determined based on the accounting restatement.
Change of Control and Severance Payments
See “Change of Control and Severance Payments” below for a description of the change of control and severance payment provisions of the employment agreements of Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss.
Copies of Employment Agreements
Copies of the employment agreements of Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss are attached as exhibits to our periodic filings under the Exchange Act.

2024 Proxy Statement	101

Information about Executive Officers
CHANGE OF CONTROL
AND SEVERANCE PAYMENTS
Under their employment agreements, we are obligated to make severance and change of control payments to Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, Mr. Farrugia and Aaron Weiss under certain circumstances.
If the employment of any such executive is terminated by us without “cause” or by the executive for “good reason” as defined in his employment agreement, he is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his non-competition and confidentiality covenants, each such executive is entitled to continued payment of his base salary for up to 18 months after termination.
If the applicable executive's employment is terminated due to death or disability, he, or his successors and assigns, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, each executive is entitled to a continuation of salary for up to 24 months after death or disability.
If there is a change of control of the Company (as defined in each executive’s employment agreement) and any of the following occurs or is applicable:
•we or a successor entity terminate the employment of the applicable executive without “cause” (as defined in his employment agreement) within two years after the date of such change of control;
•the applicable executive terminates his employment for “good reason” (as defined in his employment agreement) within two years after the date of such change of control; or
•if the form of such change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement of the applicable executive then we are obligated to pay the applicable executive, an amount equal to 2.99 times his then current base salary (less amounts paid between the change of control event and the triggering event), and to continue to provide him health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock-based compensation awarded to each NEO will become fully vested and immediately exercisable and any stock options may be exercised by him at any time within one year after the triggering event.
Under any of the foregoing events of termination or a change of control, all stock options and other stock-based compensation awarded to the applicable executive shall become fully vested and immediately exercisable.

102	Sun Communities, Inc.

Information about Executive Officers
The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following NEOs assuming a termination date of December 31, 2023, and based on the terms of their respective employment agreements on that date:

Termination Without Cause
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits	Total
Gary A. Shiffman	$1,350,000	$33,441,502	$—	$34,791,502
Fernando Castro-Caratini	$825,000	$4,430,498	$—	$5,255,498
Bruce D. Thelen	$750,000	$4,945,050	$—	$5,695,050
Marc Farrugia	$712,500	$2,862,783	$—	$3,575,283
Aaron Weiss	$787,500	$3,786,839	$—	$4,574,339

Termination Due to Death or Disability
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits	Total
Gary A. Shiffman	$1,800,000	$33,441,502	$—	$35,241,502
Fernando Castro-Caratini	$1,100,000	$4,430,498	$—	$5,530,498
Bruce D. Thelen	$1,000,000	$4,945,050	$—	$5,945,050
Marc Farrugia	$950,000	$2,862,783	$—	$3,812,783
Aaron Weiss	$1,050,000	$3,786,839	$—	$4,836,839

Change of Control
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits(3)	Total
Gary A. Shiffman	$2,691,000	$33,441,502	$15,301	$36,147,803
Fernando Castro-Caratini	$1,644,500	$4,430,498	$17,688	$6,092,686
Bruce D. Thelen	$1,495,000	$4,945,050	$18,802	$6,458,852
Marc Farrugia	$1,420,250	$2,862,783	$7,188	$4,290,221
Aaron Weiss	$1,569,750	$3,786,839	$18,802	$5,375,391
(1)Assumes a termination on December 31, 2023 and payments based on base salary without taking into account any accrued incentive-based compensation as of December 31, 2023 for each executive for the periods specified above.
(2)Calculated based on a termination as of December 31, 2023 and the fair market value of our common stock on the NYSE as of December 31, 2023.
(3)Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

2024 Proxy Statement	103

SUMMARY
What Am I Voting On?
The third proposal to be considered at the Annual Meeting will be the ratification of the selection of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. Grant Thornton has audited our consolidated financial statements since 2003. Although ratification by shareholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.
It is anticipated that a representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Vote Required
A majority of the votes cast at the Annual Meeting is required to ratify the selection of Grant Thornton. Abstentions will not count as votes cast for this proposal and do not represent votes cast for or against the ratification of the selection of Grant Thornton. In the absence of your voting instructions, your broker or nominee may vote your shares for this proposal in its discretion.

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2024.

104	Sun Communities, Inc.

Proposal No. 3 – Ratification of Selection of Grant Thornton LLP
ENGAGEMENT OF GRANT THORNTON LLP
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed Grant Thornton as our independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2024. Grant Thornton has audited our consolidated financial statements since 2003, served as the Company’s independent accountants for the year ended December 31, 2023, and reported on the Company’s consolidated financial statements for the year.
The Audit Committee annually reviews Grant Thornton’s independence and performance in determining whether to retain Grant Thornton or engage another independent registered public accounting firm as our independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:
•the quality and efficiency of the current and historical services provided to us by Grant Thornton;
•Grant Thornton’s capability and expertise in handling the breadth and complexity of our company’s operations;
•the quality and candor of Grant Thornton’s communications with the Audit Committee;
•Grant Thornton’s qualifications and performance;
•Grant Thornton’s independence from us;
•the appropriateness of Grant Thornton’s fees; and
•Grant Thornton’s tenure as our Company’s independent accountants, including the benefits of having a long-tenured auditor.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Auditor Fees Policy
The Audit Committee has a policy on the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. All of the services provided by our independent auditor in 2023 and 2022 including services related to audit, audit-related fees, tax fees and all other fees described below, were approved by the Audit Committee under its pre-approval policies.
Auditor Fees
Aggregate fees for professional services rendered by Grant Thornton, our independent auditors, for the years ended December 31, 2023 and 2022 were as follows:

Category	December 31, 2023	December 31, 2022
Audit Fees: For professional services rendered for the audit of our financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of quarterly financial statements, consents and comfort letters	$3,296,100	$1,960,223
Audit-Related Fees: For professional services rendered for the audits of the financial statements of certain consolidated subsidiaries	$592,300	$932,502

2024 Proxy Statement	105

The Board maintains an Audit Committee comprised of four directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held four formal meetings during the year ended December 31, 2023.
In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
•reviewed and discussed the audited financial statements with management and Grant Thornton, our independent auditors, for the fiscal year ended December 31, 2023;
•discussed with the independent auditors those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, be filed with the SEC.
The Audit Committee has considered and determined that the level of fees of Grant Thornton for provision of services other than the audit services is compatible with maintaining the auditor’s independence.
Respectfully Submitted,
Members of the Audit Committee:
Stephanie W. Bergeron (Chair)
Meghan G. Baivier
Brian M. Hermelin
Clunet R. Lewis

106	Sun Communities, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of our common stock by any shareholder known to us to own more than five percent of the outstanding shares of our common stock as of December 31, 2023.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares as of Record Date
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	17,544,435	14.08%
Cohen & Steers, Inc.(2) Cohen & Steers Capital Management, Inc. 1166 Avenue of the Americas, 30th Floor New York, NY 10036 Cohen & Steers UK Limited 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH Cohen & Steers Asia Limited 1201-02 Champion Tower Three Garden Road Central, Hong Kong Cohen & Steers Ireland Limited 77 Sir Jon Rogerson's Quay Block C, Grand Canal Docklands Dublin 2, D02 VK60	13,866,252	11.12%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	11,087,456	8.90%
(1)This information was derived from the Schedule 13G/A for the year ended December 31, 2023, and filed with the SEC on February 13, 2024 by The Vanguard Group, in its capacity as an investment advisor, which states it has shared voting power over 188,198 shares, sole dispositive power over 17,161,472 shares, shared dispositive power over 382,963 shares, and an aggregate amount beneficially owned of 17,544,435 shares as of December 31, 2023. This aggregate number of shares reported as beneficially owned as of December 31, 2023 represents 14.08% of our outstanding common stock as of the Record Date.
(2)This information was derived from the Schedule 13G/A for the year ended December 31, 2023, and filed with the SEC on February 14, 2024 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited and Cohen & Steers Ireland Limited, in their capacities as a parent holding company or control person, non-U.S. institution and investment adviser, which states they respectively have sole voting power over 10,208,323; 10,172,494, 25,417, zero and 10,412 shares, sole dispositive power over 13,866,252; 13,785,188, 70,652, zero and 10,412 shares, and an aggregate amount beneficially owned of 13,866,252 shares as of December 31, 2023. This aggregate number of shares reported as beneficially owned as of December 31, 2023 represents 11.12% of our outstanding common stock as of the Record Date.
(3)This information was derived from the Schedule 13G/A for the year ended December 31, 2023, and filed with the SEC on January 25, 2024 by BlackRock, Inc., in its capacity as a parent holding company or control person, which states it has sole voting power over 10,063,539 shares, sole dispositive power over 11,087,456 shares, and an aggregate amount beneficially owned of 11,087,456 shares as of December 31, 2023. This aggregate number of shares reported as beneficially owned as of December 31, 2023 represents 8.90% of our outstanding common stock as of the Record Date.

2024 Proxy Statement	107

Security Ownership Information
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, based upon information available to us, the shareholders as of the Record Date of: (a) each of our directors; (b) each of our NEOs; and (c) all of our directors and executive officers as a group. Except as otherwise noted, the directors and executive officers, and the directors and executive officers as a group, have sole voting and investment power over the shares listed. The address of all directors and executive officers named below is c/o Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, Michigan 48034.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Gary A. Shiffman	1,731,467	(2)	1.39%
Fernando Castro - Caratini	49,546		*
Bruce D. Thelen	49,780		*
Marc Farrugia	40,444	(3)	~~*~~
Aaron Weiss	47,356		~~*~~
Tonya Allen	7,209		*
Meghan G. Baivier	16,200		*
Stephanie W. Bergeron	25,100		*
Jeff T. Blau	4,000		*
Jerome W. Ehlinger	—	(4)	*
Brian M. Hermelin	25,110	(5)	*
Ronald A. Klein	17,400	(6)	*
Craig A. Leupold	2,500	(7)	*
Clunet R. Lewis	48,400	(8)	*
Arthur A. Weiss	919,436	(9)	*
All directors and executive officers as a group (14 persons)(10)	2,352,758		1.89%
*Less than one percent of the outstanding shares.
(1)In accordance with SEC regulations, the percentage calculations are based on 124,642,332 shares of common stock issued and outstanding as of the Record Date, plus shares which may be issued within 60 days of the Record Date upon the conversion of common OP units and preferred OP units issued by the Operating Partnership.
(2)Includes 733,097 shares issuable upon the conversion of common OP units over which Mr. Shiffman has shared voting and investment power with Mr. Arthur Weiss. Mr. Shiffman disclaims beneficial ownership of such common OP units and shares, except to the extent of his pecuniary interest therein. Of the shares described above, 230,400 outstanding shares and Common OP units convertible into an additional 534,428 shares are pledged as security for indebtedness as of the Record Date.
(3)Includes 701 shares owned by Mr. Farrugia’s spouse.
(4)Does not include 2,000 shares of common stock, the issuance and receipt of which is deferred pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.
(5)Includes 335 shares over which Mr. Hermelin has shared voting and investment power with Mr. Arthur Weiss.
(6)Does not include 5,700 shares of common stock, the issuance and receipt of which is deferred pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.
(7)Does not include 2,000 shares of common stock, the issuance and receipt of which is deferred pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan. A limited partnership of which Mr. Leupold is a limited partner owns 2,500 shares. Mr. Leupold owns an indirect controlling interest in the general partner of the limited partnership. Mr. Leupold disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(8)Includes 20,000 shares issuable upon the conversion of common OP units over which Mr. Lewis has shared voting and investment power.
(9)Includes: (a) 16,938 shares issuable upon the conversion of common OP units, (b) 733,097 shares issuable upon the conversion of common OP units over which Mr. Weiss has shared voting and investment power with Mr. Shiffman, and (c) 130,810 shares held by trusts of which Mr. Weiss is the sole trustee and has sole voting and investment power, and (d) 335 shares over which Mr. Weiss has shared voting and investment power with Mr. Hermelin. Mr. Weiss does not have a pecuniary interest in any of the shares or common OP units described in clauses (b), (c) and (d) above and, accordingly, Mr. Weiss disclaims beneficial ownership of all such shares and common OP units. Common OP units convertible into 534,428 shares described in clause (b) above are pledged as security for indebtedness.
(10)Includes 770,035 shares issuable upon the conversion of common OP units and 31,390 shares issuable upon the conversion of preferred OP units. In the aggregate, 230,400 outstanding shares and Common OP units and preferred OP units convertible into an additional of 565,818 shares described above are pledged as security for indebtedness as of the Record Date.

108	Sun Communities, Inc.

Security Ownership Information
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. We have reviewed the copies of the reports filed for our directors and executive officers. Based on this review, we believe that during 2023 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities, with the exception that: (a) Mr. Baxter Underwood did not timely file one Form 4 report relating to one transaction; (b) Mr. Gary A. Shiffman did not timely file one Form 4 relating to two transactions; and (c) Mr. Marc Farrugia did not timely file one Form 4 report relating to three transactions.

2024 Proxy Statement	109

ABOUT THE ANNUAL MEETING
This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via a live webcast.
What is the Purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following proposals:
Proposal No. 1 — Elect ten directors to serve until our 2025 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified, or their earlier resignation or removal;
Proposal No. 2 — Non-binding advisory vote on executive compensation; and
Proposal No. 3 — Ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2024.
In addition, shareholders shall consider any other business properly brought before the Annual Meeting.
We have sent these proxy materials to you because our Board is requesting that you allow your shares of our common stock to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the SEC and that is designed to assist you in voting your shares of common stock.
Why are you holding a virtual Annual Meeting?
The Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. Our goal for the Annual Meeting is to enable the largest number of shareholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual shareholder meetings. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.
How do I attend and vote shares at the virtual Annual Meeting?
The Annual Meeting will begin at 11:00 a.m. EDT on May 14, 2024. We encourage shareholders to access the meeting prior to the start time. Please allow ample time for check-in, which will begin at 10:45 a.m. EDT. In order to participate in the Annual Meeting live via the Internet, you must log in at www.virtualshareholdermeeting.com/SUI2024 and be sure to enter the 16-digit number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. You may also attend the meeting and vote online at the meeting if you have obtained a legal proxy from your bank or broker.
On the day of the Annual Meeting, if you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location for shareholders to attend the meeting via the webcast if requested by a shareholder in writing by contacting the Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, MI 48034. Please note that no members of management or the Board will be in attendance at the physical location.

110	Sun Communities, Inc.

General Information
How can I ask questions during the Annual Meeting?
Questions may be submitted prior to the meeting at www.proxyvote.com or you may submit questions in real time during the meeting using our Annual Meeting Website. Please note that shareholders will need their unique control number which appears on their Notice of Internet Availability, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.
Questions submitted in accordance with the Rules of Conduct and Procedures (available on the Annual Meeting Website) will be generally addressed in the order received and we limit each shareholder to one question in order to allow us to answer questions from as many shareholders as possible. Answers to any such questions that are not addressed during the meeting will be published following the meeting on www.suninc.com/investor-relations. Questions regarding personal matters, including general economic, political, or product questions, which are not directly related to the business of the Company are not pertinent to meeting matters and therefore will not be answered. If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, we provide an opportunity for shareholders to contact us separately after the Annual Meeting through our Investor Relations website www.suninc/investor-relations.
If you are eligible to attend the 2024 annual meeting but cannot submit your question using www.proxyvote.com or the Annual Meeting Website, please contact our Investor Relations Department at (248) 208-2500 for accommodations.
What can I do if I need technical assistance during the Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.
Who is Entitled to Vote?
You will be entitled to vote your shares of common stock on the proposals if you held your shares of common stock at the close of business on the Record Date. As of the Record Date, a total of 124,642,332 shares of common stock were outstanding and entitled to vote held by 738 holders of record. Each share of common stock entitles its holder to cast one vote for each matter to be voted upon.
What is Required to Hold the Annual Meeting?
The presence at the Annual Meeting of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting, your shares of common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting. If there is not a quorum at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the shareholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

2024 Proxy Statement	111

General Information
How do I Vote?
Your vote is important. Shareholders have a choice of voting over the Internet (either before or during the Annual Meeting), by telephone, or using a traditional proxy card.

To vote by Internet:
Before the Meeting - go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
During the Meeting - go to www.virtualshareholdermeeting.com/SUI2024. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Voting online during the meeting will replace any previous votes.
Even if you plan to attend the meeting virtually, we recommend that you submit your proxy card or voting instructions, or vote by internet, telephone or traditional proxy card by the deadline so that your vote will be counted even if you later decide not to attend the meeting.

To vote by telephone, shareholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 16-digit number included on the voter instruction form or notice.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
internet: www.proxyvote.com;
phone: (800) 579-1639; or
email: sendmaterial@proxyvote.com (your material should contain the 16-digit number in the subject line included on the voter instruction form or notice).

The deadline for voting by phone or Internet before the meeting is 11:59 p.m. EDT, on May 13, 2024.
If you complete your proxy via the internet or telephone, or properly sign and return your proxy card, your shares will be voted as you direct. You may specify whether your shares should be voted: (1) for all, some or none of the nominees for director, (2) for or against Proposal No. 2 and (3) for or against Proposal No. 3.
We encourage you to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.
Can I Change or Revoke My Proxy?
You may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting at the virtual meeting. You may also revoke your proxy by delivering to our Secretary, so that it is received prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy. However, attendance (without further action) at the Annual Meeting will not by itself constitute revocation or change of a previously granted proxy.
What are the Board’s Recommendations?
The Board recommends that you vote:
FOR the election of each of the nominees for director;
FOR the non-binding approval of the executive compensation as disclosed in this Proxy Statement; and
FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2024; and
If no instructions are indicated on your valid proxy, the representative holding your proxy will vote in accordance with the foregoing recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote in their own discretion.
How Can I Receive a Proxy Statement and Annual Report?
Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 28, 2024, is available electronically via the Internet at www.proxyvote.com. In addition, we will provide without charge to each person to whom this Proxy Statement is delivered, upon written or verbal request, a copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023, which contains our audited financial statements. Written or telephone requests should be directed to us at 27777 Franklin Road, Suite 300, Southfield, Michigan 48034. Our telephone number is (248) 208-2500.

112	Sun Communities, Inc.

General Information
If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

Internet	Call	Mail
www.proxyvote.com	(800) 579-1639	sendmaterial@proxyvote.com (your email should contain the 16-digit number in the subject line included on the voter instruction form or notice)

What Vote is Needed to Approve Each Proposal?
The following are the votes needed in order for each proposal to be approved at the Annual Meeting. For all proposals, a quorum must be present at the Annual Meeting.
Proposal No. 1: The affirmative vote by a majority of all the votes cast at the Annual Meeting is necessary for the election of ten directors to serve until our 2025 annual meeting of shareholders, and until their successors shall have been duly elected and qualified, or until their earlier resignation or removal.
Proposal No. 2: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the non-binding approval of the executive compensation of our NEOs as disclosed in this Proxy Statement.
Proposal No. 3: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2024.
We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will not be counted as “votes cast.” Abstention will have the same effect as a vote against proposal No 3. Abstentions will have no effect on any of the other proposals. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on Proposal No. 3 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on any of the other proposals without instructions from you, in which case a broker “non-vote” will occur, and your shares of common stock will not be voted on these matters.
How is My Vote Counted?
If the proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions enclosed, the shares of common stock represented by the proxy will be voted by Gary A. Shiffman and Fernando Castro-Caratini, the Board’s proxy agents for the Annual Meeting, in the manner specified in the proxy. If no specification is made, the common stock will be voted “FOR” the election of the ten nominees for the Board, “FOR” the executive compensation as disclosed in this Proxy Statement, and “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2024, and at the discretion of Gary A. Shiffman and Fernando Castro-Caratini, the Board's designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Who is Soliciting My Proxy?
This solicitation of proxies is made by and on behalf of our Board. Proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred in forwarding the material.
We have engaged Alliance Advisors LLC as proxy solicitors, and we anticipate fees and expenses will not exceed $12,500. The costs of all proxy solicitation will be borne by us. Alliance Advisors LLC will assist us with voting research, investor outreach and securing votes.
Our principal executive offices are located at 27777 Franklin Road, Suite 300, Southfield, Michigan 48034.

2024 Proxy Statement	113

General Information
OTHER MATTERS
The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.
By Order of the Board of Directors
Fernando Castro-Caratini, Secretary
Dated: April 1, 2024

114	Sun Communities, Inc.

Investors and analysts following the real estate industry use non-GAAP supplemental performance measures, including net operating income ("NOI"), earnings before interest, tax, depreciation and amortization ("EBITDA") and funds from operations ("FFO") to assess REITs. The Company believes that NOI, EBITDA and FFO are appropriate measures given their wide use by and relevance to investors and analysts. Additionally, NOI, EBITDA and FFO are commonly used in various ratios, pricing multiples, yields and returns and valuation calculations used to measure financial position, performance and value. NOI provides a measure of rental operations that does not factor in depreciation, amortization, and non-property specific expenses such as general and administrative expenses. EBITDA provides a further measure to evaluate ability to incur and service debt; EBITDA also provides further measures to evaluate the Company's ability to fund dividends and other cash needs. FFO, reflecting the assumption that real estate values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets.
NOI
Total Portfolio NOI - The Company calculates NOI by subtracting property operating expenses and real estate taxes from operating property revenues. NOI is a non-GAAP financial measure that the Company believes is helpful to investors as a supplemental measure of operating performance because it is an indicator of the return on property investment and provides a method of comparing property performance over time. The Company uses NOI as a key measure when evaluating performance and growth of particular properties and / or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses, all of which are significant costs. Therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall. The Company believes that NOI provides enhanced comparability for investor evaluation of properties performance and growth over time.
The Company believes that GAAP net income (loss) is the most directly comparable measure to NOI. NOI should not be considered to be an alternative to GAAP net income (loss) as an indication of the Company's financial performance or GAAP cash flow from operating activities as a measure of the Company's liquidity; nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. Because of the inclusion of items such as interest, depreciation and amortization, the use of GAAP net income (loss) as a performance measure is limited as these items may not accurately reflect the actual change in market value of a property, in the case of depreciation and in the case of interest, may not necessarily be linked to the operating performance of a real estate asset, as it is often incurred at a parent company level and not at a property level.
Same Property NOI - This is a key management tool used when evaluating performance and growth of the Company's Same Property portfolio. The Company believes that Same Property NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the Same property portfolio from one period to the next. Same Property NOI does not include the revenues and expenses related to home sales, service, retail, dining and entertainment activities at the properties.
EBITDA
EBITDAre - Nareit refers to EBITDA as “EBITDAre” and calculates it as GAAP net income (loss), plus interest expense, plus income tax expense, plus depreciation and amortization, plus or minus losses or gains on the disposition of depreciated property (including losses or gains on change of control), plus impairment write-downs of depreciated property and of investments in nonconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of nonconsolidated affiliates. EBITDAre is a non-GAAP financial measure that the Company uses to evaluate its ability to incur and service debt, fund dividends and other cash needs and cover fixed costs. Investors utilize EBITDAre as a supplemental measure to evaluate and compare investment quality and enterprise value of REITs. Investors utilize EBITDAre as a supplemental measure to evaluate and compare investment quality and enterprise value of REITs.

2024 Proxy Statement	115

Appendix – Non-GAAP Financial Measures
Recurring EBITDA - The Company also uses EBITDAre excluding certain gain and loss items that management considers unrelated to measurement of the Company’s performance on a basis that is independent of capital structure (“Recurring EBITDA”). The Company believes that GAAP net income (loss) is the most directly comparable measure to EBITDAre. EBITDAre is not intended to be used as a measure of the Company’s cash generated by operations or its dividend-paying capacity, and should therefore not replace GAAP net income (loss) as an indication of the Company’s financial performance or GAAP cash flow from operating, investing and financing activities as measures of liquidity.
FFO
FFO - Nareit defines FFO as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company’s operating performance. By excluding gains and losses related to sales of previously depreciated operating real estate assets, real estate related impairment and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from GAAP net income (loss). Management believes the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful.
Core FFO
Core FFO - In addition to FFO, the Company uses FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of the Company's core business (“Core FFO”). The Company believes that Core FFO provides enhanced comparability for investor evaluations of period-over-period results.
The Company believes that GAAP net income (loss) is the most directly comparable measure to FFO. The principal limitation of FFO is that it does not replace GAAP net income (loss) as a financial performance measure or GAAP cash flow from operating activities as a measure of the Company's liquidity. Because FFO excludes significant economic components of GAAP net income (loss) including depreciation and amortization, FFO should be used as a supplement to GAAP net income (loss) and not as an alternative to it. Furthermore, FFO is not intended as a measure of a REIT’s ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO is calculated in accordance with the Company’s interpretation of standards established by Nareit, which may not be comparable to FFO reported by other REITs that interpret the Nareit definition differently.

116	Sun Communities, Inc.

Appendix – Non-GAAP Financial Measures
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
The following table reconciles Net income attributable to Sun Communities, Inc. common shareholders to funds from operations (amounts in millions, except for per share data):

	Year Ended December 31,
	2023	2022	2021
Net Income / (Loss) Attributable to SUI Common Shareholders	$(213.3)	$242.0	$380.2
Adjustments
Depreciation and amortization	657.2	599.6	521.9
Depreciation on nonconsolidated affiliates	0.2	0.1	0.1
Asset impairments	10.1	3.0	—
Goodwill Impairment	369.9	—	—
(Gain) / loss on remeasurement of marketable securities	16.0	53.4	(33.5)
Loss on remeasurement of investment in nonconsolidated affiliates	4.2	2.7	0.2
(Gain) / loss on remeasurement of notes receivable	106.7	0.8	(0.7)
Loss on remeasurement of collateralized receivables and secured borrowings, net	0.4	—	—
Gain on dispositions of properties, including tax effect	(8.9)	(12.2)	(108.1)
Add: Returns on preferred OP units	11.8	9.5	4.0
Add: Income / (loss) attributable to noncontrolling interests	(8.1)	10.4	14.7
Gain on dispositions of assets, net	(38.0)	(54.9)	(60.5)
FFO	$908.2	$854.4	$718.3

Adjustments
Business combination expense	3.0	24.7	1.3
Acquisition and other transaction costs	25.3	22.7	8.7
Loss on extinguishment of debt	—	4.4	8.1
Catastrophic event-related charges, net	3.8	17.5	2.2
Loss of earnings - catastrophic event-related charges, net	2.1	4.8	0.2
(Gain) / loss on foreign currency exchanges	0.3	(5.4)	3.7
Other adjustments, net	(27.4)	0.4	16.2
Core FFO	$915.3	$923.5	$758.7

Weighted average common shares outstanding - Basic	123.4	120.2	112.6
Add
Common shares dilutive effect from forward equity sale	—	0.2	—
Restricted stock	0.4	0.4	0.2
Common OP units	2.5	2.5	2.5
Common stock issuable upon conversion of certain preferred OP units	2.6	2.3	1.2
Weighted Average Common Shares Outstanding - Diluted	128.9	125.6	116.5

FFO per Share	$7.05	$6.80	$6.16
Core per Share	$7.10	$7.35	$6.51

2024 Proxy Statement	117

Appendix – Non-GAAP Financial Measures
The following table reconciles Net income attributable to SUI common shareholders to Net Operating Income (amounts in millions):

	Year Ended December 31,
	2023	2022	2021
Net Income / (Loss) Attributable to SUI Common Shareholders	$(213.3)	$242.0	$380.2
Interest income	(45.4)	(35.2)	(12.2)
Brokerage commissions and other revenues, net	(60.6)	(34.9)	(30.2)
General and administrative	270.2	256.8	181.3
Catastrophic event-related charges, net	3.8	17.5	2.2
Business combinations	3.0	24.7	1.4
Depreciation and amortization	660.0	601.8	522.7
Asset impairments	10.1	3.0	—
Goodwill Impairment	369.9	—	—
Loss on extinguishment of debt	—	4.4	8.1
Interest expense	325.8	229.8	158.6
Interest on mandatorily redeemable preferred OP units / equity	3.3	4.2	4.2
(Gain) / loss on remeasurement of marketable securities	16.0	53.4	(33.5)
(Gain) / loss on foreign currency exchanges	0.3	(5.4)	3.7
Gain on disposition of properties	(11.0)	(12.2)	(108.1)
Other expense, net	7.5	2.1	12.1
(Gain) / loss on remeasurement of notes receivable	106.7	0.8	(0.7)
Income from nonconsolidated affiliates	(16.0)	(2.9)	(4.0)
Loss on remeasurement of investment in nonconsolidated affiliates	4.2	2.7	0.2
Current tax expense	14.5	10.3	1.2
Deferred tax expense / (benefit)	(22.9)	(4.2)	0.1
Add: Preferred return to preferred OP units / equity interests	12.3	11.0	12.1
Add: Income / (loss) attributable to noncontrolling interests	(8.1)	10.8	21.5
NOI	$1,430.3	$1,380.5	$1,120.9

	Year Ended December 31,
	2023	2022	2021
Real property NOI	$1,251.9	$1,167.0	$1,002.6
Home sales NOI	124.5	154.6	74.4
Service, retail, dining and entertainment NOI	53.9	58.9	43.9
NOI	$1,430.3	$1,380.5	$1,120.9

118	Sun Communities, Inc.

Appendix – Non-GAAP Financial Measures
The following table reconciles Net income attributable to SUI common shareholders to Recurring EBITDA (amounts in millions):

	Year Ended December 31,
	2023	2022	2021
Net Income / (Loss) Attributable to SUI Common Shareholders	$(213.3)	$242.0	$380.2
Adjustments
Depreciation and amortization	660.0	601.8	522.7
Asset impairments	10.1	3.0	—
Goodwill impairment	369.9	—	—
Loss on extinguishment of debt	—	4.4	8.1
Interest expense	325.8	229.8	158.6
Interest on mandatorily redeemable preferred OP units / equity	3.3	4.2	4.2
Current tax expense	14.5	10.3	1.2
Deferred tax expense / (benefit)	(22.9)	(4.2)	0.1
Income from nonconsolidated affiliates	(16.0)	(2.9)	(4.0)
Less: Gain on dispositions of properties	(11.0)	(12.2)	(108.1)
Less: Gain on dispositions of assets, net	(38.0)	(54.9)	(60.5)
EBITDAre	$1,082.4	$1,021.3	$902.5
Adjustments
Catastrophic event-related charges, net	3.8	17.5	2.2
Business combination expense	3.0	24.7	1.4
(Gain) / loss on remeasurement of marketable securities	16.0	53.4	(33.5)
(Gain) / loss on foreign currency exchanges	0.3	(5.4)	3.7
Other expense, net	7.5	2.1	12.1
(Gain) / loss on remeasurement of notes receivable	106.7	0.8	(0.7)
Loss on remeasurement of investment in nonconsolidated affiliates	4.2	2.7	0.2
Add: Preferred return to preferred OP units / equity interests	12.3	11.0	12.1
Add: Income / (loss) attributable to noncontrolling interests	(8.1)	10.8	21.5
Add: Gain on dispositions of assets, net	38.0	54.9	60.5
Recurring EBITDA	$1,266.1	$1,193.8	$982.0

2024 Proxy Statement	119

27777 Franklin Road, Suite 300 • Southfield, Michigan 48034
www.suninc.com • NYSE: SUI

SUN COMMUNITIES, INC.

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 13, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 13, 2024. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V37411-P02506

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**SUN COMMUNITIES, INC.**

**The Board of Directors recommends you vote FOR the following:**

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Gary A. Shiffman | ☐ | ☐ | ☐ |
| 1b. Tonya Allen | ☐ | ☐ | ☐ |
| 1c. Meghan G. Baivier | ☐ | ☐ | ☐ |
| 1d. Stephanie W. Bergeron | ☐ | ☐ | ☐ |
| 1e. Jeff T. Blau | ☐ | ☐ | ☐ |
| 1f. Jerome W. Ehlinger | ☐ | ☐ | ☐ |
| 1g. Brian M. Hermelin | ☐ | ☐ | ☐ |
| 1h. Craig A. Leupold | ☐ | ☐ | ☐ |
| 1i. Clunet R. Lewis | ☐ | ☐ | ☐ |
| 1j. Arthur A. Weiss | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposal 2.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To approve, by a non-binding advisory vote, executive compensation. | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposal 3.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. | ☐ | ☐ | ☐ |

**NOTE:** The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement, Annual Report and 10-K Wrap are available at www.proxyvote.com.

V37412-P02506

**SUN COMMUNITIES, INC.**
**Annual Meeting of Shareholders**
**May 14, 2024 11:00 AM EDT**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Gary A. Shiffman and Fernando Castro-Caratini, or either of them, as attorneys and proxies of the undersigned shareholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held live via webcast at www.virtualshareholdermeeting.com/SUI2024 on Tuesday, May 14, 2024 at 11:00 a.m. EDT, and at any adjournments thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**